Exhibit 10.1

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [**], HAS BEEN OMITTED BECAUSE IT IS NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO IRONWOOD PHARMACEUTICALS, INC. IF PUBLICLY DISCLOSED.

Execution Version

AMENDED AND RESTATED

COLLABORATION AGREEMENT

by and between

IRONWOOD PHARMACEUTICALS, INC.

and

AstraZeneca AB

Effective Date: October 23, 2012

Amendment Date: September 16, 2019

table of contents

1.	DEFINITIONS		2
2.	LICENSE GRANT		18
	2.1.	License to AstraZeneca	18
	2.2.	License to Ironwood	19
	2.3.	Joint Technology and Development Data	19
	2.4.	Rights of Reference	19
	2.5.	Use of Third Party Contractors	20
	2.6.	Sublicensing	20
	2.7.	Section 365(n)	20
	2.8.	No Other Rights	21
3.	ASSET TRANSFER		21
	3.1.	Asset Transfer	21
	3.2.	Reserved	21
	3.3.	Further Assurances	21
	3.4.	Maintenance of Purchased Assets Prior to Transfer	21
	3.5.	Wrong Pockets	22
4.	Governance		22
	4.1.	Joint Steering Committee	22
5.	DEVELOPMENT, REGULATORY, AND COMMERCIALIZATION		24
	5.1.	Development	24
	5.2.	Regulatory Matters	27
	5.3.	Supply of Products	29
	5.4.	Commercialization in the Territory	31
	5.5.	Executive Meetings	32
	5.6.	Publication	32
	5.7.	Compliance	33

i

6.	CONSIDERATION		33
	6.1.	Payments under Prior Agreement	33
	6.2.	Manufacturing Payments	33
	6.3.	Non-Contingent Payments	34
	6.4.	Milestones	34
	6.5.	Royalties	34
	6.6.	Royalty Term	34
	6.7.	Generic Competition	34
	6.8.	[**]	35
	6.9.	Royalty Reports and Payments	35
	6.10.	Records and Audits	35
	6.11.	Taxes and Withholding	36
	6.12.	Currency	37
	6.13.	Country of Payments	37
	6.14.	Confidentiality	37
	6.15.	Interest	37
7.	COVENANTS		38
	7.1.	Confidentiality	38
	7.2.	Restrictions	41
	7.3.	[**]	41
	7.4.	Compliance with Law	41
	7.5.	Business Ethics	42
	7.6.	Standstill Agreement	42
	7.7.	Enforcement of Infringing or Counterfeit Goods	44
	7.8.	Development Data	44
	7.9.	Export Restrictions	44
	7.10.	Existing Agreements	44
	7.11.	[**]	45
8.	REPRESENTATIONS AND WARRANTIES		46
	8.1.	Representations and Warranties of Each Party	46
	8.2.	Additional Representations, Warranties and Covenants of Ironwood	46
	8.3.	Additional Representations and Warranties of AstraZeneca	49
	8.4.	Representation by Legal Counsel	49
	8.5.	No Inconsistent Agreements	49
	8.6.	Disclaimer	50

9.	INTELLECTUAL PROPERTY		50
	9.1.	Disclosure	50
	9.2.	Ownership	50
	9.3.	Intellectual Property Working Group	51
	9.4.	Prosecution and Maintenance of Patent Rights	51
	9.5.	Trademarks and Domain Names	52
	9.6.	Enforcement and Defense of Technology Rights	54
	9.7.	Third Party Claims	57
	9.8.	Third Party Licenses	58
	9.9.	Patent Marking	58
	9.10.	Patent Certifications	58
	9.11.	No Implied Licenses	59
	9.12.	Privileged Communications	59
	9.13.	Registration and Submission of the Agreement	59
10.	TERM AND TERMINATION		60
	10.1.	Term	60
	10.2.	Termination for Cause	60
	10.3.	Termination for Convenience	61
	10.4.	Change of Control	61
	10.5.	Effects of Termination and Expiration	62
	10.6.	Survival of Certain Obligations	66
11.	PRODUCT LIABILITY, INDEMNIFICATION, AND INSURANCE		67
	11.1.	Indemnification under Prior Agreement	67
	11.2.	Indemnification under this Agreement	69
	11.3.	[**]	72
	11.4.	Procedure	72
	11.5.	Insurance	72
	11.6.	Liability Limitations	72
12.	MISCELLANEOUS		73
	12.1.	Governing Law; Jurisdiction; Dispute Resolution	73
	12.2.	Force Majeure	75
	12.3.	Additional Approvals	76
	12.4.	Waiver and Non-Exclusion of Remedies	76

12.5.	Notices	76
12.6.	Entire Agreement	78
12.7.	Language	78
12.8.	Amendment	78
12.9.	Assignment	78
12.10.	[**]	80
12.11.	[**]	80
12.12.	No Benefit to Others	80
12.13.	Counterparts	80
12.14.	Severability	80
12.15.	Further Assurance	80
12.16.	Publicity	80
12.17.	Certain Conventions	81
12.18.	Relationship of the Parties	81

EXHIBITS

Exhibit A	Manufacturing Invoices
Exhibit B	2019 Initial Development Plan

SCHEDULES

Schedule 1.1.38	Elements of Clinical Design Summary
Schedule 1.1.47	Composition of Matter Patent Rights
Schedule 1.1.93	Ironwood Equipment
Schedule 1.106	Licensed Compound
Schedule 1.1.110	MD-7246 Patent Rights
Schedule 1.1.141	Purchased Inventory
Schedule 1.1.144	Purchased Regulatory Approvals and Submissions
Schedule 1.1.159	Patents for Existing Product
Schedule 5.2.2(a)	Exceptions to Ironwood’s Obligation Regarding Disclosure of Regulatory Submissions
Schedule 5.2.2(b)	Exceptions to Ironwood’s Obligation Regarding Development Activity Updates
Schedule 5.3.1(a)	Purchase Orders List
Schedule 5.3.1(c)	Ancillary Supply Services
Schedule 5.3.3	[**]
Schedule 5.6.1	Exceptions to AstraZeneca’s Publication Obligation
Schedule 8.2	Ironwood Disclosure Schedule
Schedule 8.3	Certain Existing AZ In-Licensed Products
Schedule 9.5.2	AZ Product Trademarks

AMENDED AND RESTATED COLLABORATION agreement

THIS AMENDED AND RESTATED COLLABORATION AGREEMENT, entered into this 16th day of September, 2019 (the “Amendment Date”) by and between Ironwood Pharmaceuticals, Inc., a corporation organized under the laws of Delaware (“Ironwood”) and AstraZeneca AB, a corporation organized under the laws of Sweden (“AstraZeneca”), hereby amends and restates that certain Collaboration Agreement (the “Prior Agreement”, and as amended by this amendment, the “Agreement”) entered into by and between Ironwood and AstraZeneca on the 23rd day of October, 2012 (the “Effective Date”). Ironwood and AstraZeneca may be referred to in this Agreement individually as a “Party” and collectively as the “Parties.”

recitals

A.       Ironwood is developing the Licensed Compound (defined below) which has uses or potential uses in the treatment and prevention of disease in humans.

B.       Ironwood (formerly Microbia, Inc.) has entered into a Collaboration Agreement with Forest Laboratories, Inc. (“Forest”), effective as of September 12, 2007, as amended from time to time prior to the Effective Date or in accordance with this Agreement (the “Forest Agreement”), under which Ironwood exclusively licensed to Forest certain rights to the Licensed Compound in the Forest Territory (defined below) and Ironwood and Forest agreed to collaborate on the development and commercialization of such compound in the Forest Territory.

C.       Ironwood has entered into a License Agreement with Almirall S.A. (formerly Laboratorios Almirall, S.A.) effective as of April 30, 2009, as amended from time to time prior to the Effective Date or in accordance with this Agreement (the “Allergan Agreement”), under which Ironwood exclusively licensed to Almirall S.A. certain rights to the Licensed Compound in certain countries outside of the Forest Territory and the Territory and Ironwood and Almirall S.A. agreed to collaborate on the development and commercialization of such compound in such countries, which Allergan Agreement was subsequently novated to Allergan Pharmaceuticals International Ltd. (“Allergan”) pursuant to a Novation Agreement dated October 26, 2015.

D.       Ironwood has entered into a License Agreement with Astellas Pharma Inc. (“Astellas”) effective as of November 10, 2009, as amended from time to time prior to the Effective Date or in accordance with this Agreement (the “Astellas Agreement”), under which Ironwood exclusively licensed to Astellas certain rights to the Licensed Compound in certain countries outside of the Forest Territory and the Territory and Ironwood and Astellas agreed to collaborate on the development and commercialization of such compound in such countries.

E.       AstraZeneca is engaged in the research, development, manufacture and commercialization of human pharmaceutical products, and

F.       Ironwood and AstraZeneca have entered into the Prior Agreement, pursuant to which Prior Agreement the Parties have been jointly developing and commercializing the Products in the Field in the Territory, and the Parties desire to amend and restate the Prior Agreement as set forth below, in order to, among other things, permit AstraZeneca to exclusively develop and commercialize the Products in the Field in the Territory on its own, subject to the terms set forth below.

G.       In connection with the amendment and restatement of the Prior Agreement, Ironwood and AstraZeneca are entering into a Transition Services Agreement (the “Transition Services Agreement”) and an agreement among Ironwood, AstraZeneca and Allergan (the “Tripartite Agreement”), in each case as of the Amendment Date.

agreement

NOW, THEREFORE, in consideration of the mutual promises and covenants set forth below and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

1.	DEFINITIONS

For purposes of this Agreement, the following terms, when used in this Agreement, have the meanings assigned to them in this Article 1.

1.1              “2019 Initial Development Plan” is defined in Section 5.1.2(a).

1.2              “Accounting Standards” means GAAP or IFRS, as applicable.

1.3              [**]

1.4              “Affiliate” means, with respect to a Person, any Person that controls, is controlled by, or is under common control with such first Person. For purposes of this definition only, “control” means (a) to possess, directly or indirectly, the power to direct the management or policies of a Person, whether through ownership of voting securities or by contract relating to voting rights or corporate governance, or (b) to own, directly or indirectly, more than 50% of the outstanding voting securities or other ownership interests of such Person.

1.5              “Agreement” is defined in the Introduction.

1.6              “Allergan” is defined in Section C of the Recitals.

1.7              “Allergan Agreement” is defined in Section C of the Recitals.

1.8              “Almac” means Almac Pharma Services Limited.

1.9              [**]

1.10            [**]

1.11            “Amendment Date” is defined in the Introduction.

1.12            “Ancillary Agreements” means (a) the Existing Supply Agreement, (b) the Transition Services Agreement, (c) the Tripartite Agreement, (d) the Bill of Sale, (e) the Quality Assurance Agreement, and (f) the Pharmacovigilance Agreement.

1.13            “Ancillary Supply Services” is defined in Section 5.3.1(c).

1.14            “Anti-Corruption Laws” is defined in Section 7.5.1.

1.15            “Applicable Law” means all applicable statutes, ordinances, regulations, rules, or orders of any kind whatsoever of any governmental authority or Regulatory Authority in the Territory or otherwise having jurisdiction over any portion of the Parties’ activities under this Agreement, as amended from time to time.

1.16            “Arbitrator” is defined in Section 12.1.3(a).

1.17            “Assignment Transaction” is defined in Section 12.11.

1.18            “Astellas” is defined in Section D of the Recitals.

1.19            “Astellas Agreement” is defined in Section D of the Recitals.

1.20            “AstraZeneca” is defined in the Introduction.

1.21            “AstraZeneca Collaboration Patent Rights” is defined in Section 9.4.1.

1.22            “AstraZeneca House Marks” means AstraZeneca’s and its Affiliates’ trade names, corporate names and corporate logos.

1.23            “AstraZeneca Indemnified Party” is defined in Section 11.

1.24            “AstraZeneca Know-How” means (a) Know-How that AstraZeneca or its Affiliates Controls as of the Effective Date or that comes into the Control of AstraZeneca or any of its Affiliates during the Term (other than Collaboration Know-How, Joint Know-How and Development Data) that is materially used in connection with or incorporated into the Licensed Compound or Product by or on behalf of AstraZeneca or its Affiliates or Sublicensees, except to the extent that any such Know-How relates to any active ingredient other than a Licensed Compound, and (b) Collaboration Know-How (other than Joint Know-How and Development Data) that is invented, conceived, or developed solely by employees of AstraZeneca or its Affiliates, or Third Parties acting on behalf of AstraZeneca or its Affiliates. Notwithstanding the foregoing, in no event shall AstraZeneca Know-How include any Know-How relating to or arising out of packaging or labeling activities of AstraZeneca.

1.25          “AstraZeneca Patent Right” means any Patent Right that is Controlled by AstraZeneca or any of its Affiliates as of the Effective Date or comes into the Control of AstraZeneca or any of its Affiliates during the Term and, in each case, claims AstraZeneca Know-How.

1.26            “AstraZeneca Related Party” is defined in Section 7.6.

1.27            “AstraZeneca Technology” means AstraZeneca’s interest in (a) the AstraZeneca Know-How, (b) the AstraZeneca Patent Rights and (c) all other intellectual property rights in any of the foregoing.

1.28            “Audited Party” is defined in Section 6.10.

1.29            “Auditing Party” is defined in Section 6.10.

1.30            “Authorized Recipient” is defined in Section 7.1.1.

1.31             “Authorized Representative” is defined in Section 7.5.2.

1.32            “Bankruptcy” is defined in Section 10.2.3.

1.33            “Bill of Sale” means that certain Bill of Sale and Assignment and Assumption Agreement entered into as of the Amendment Date.

1.34            “Calendar Quarter” means each of the three consecutive month periods ending on March 31, June 30, September 30, and December 31.

1.35            “CC” means chronic constipation.

1.36            “Change of Control” means, with respect to a Person, any of the following: (a) the sale or disposition of all or substantially all of the assets of such Person to a Third Party, (b) the acquisition by a Third Party, other than an employee benefit plan (or related trust) sponsored or maintained by such Person or any of its Affiliates, of more than 50% of such Person’s outstanding shares of voting capital stock (e.g., capital stock entitled to vote generally for the election of directors), (c) the appointment or election to the board of directors of such Person of members constituting a majority of such board who were not appointed, approved or recommended for election by the board of directors as constituted immediately prior to the appointment or election of such majority, or (d) the merger or consolidation of such Person with or into another corporation, other than, in the case of (b) or (d) above, an acquisition or a merger or consolidation of a Person in which holders of shares of such Person’s voting capital stock immediately prior to the acquisition, merger or consolidation have at least 50% of the ownership of voting capital stock of the acquiring Third Party or the surviving corporation in such merger or consolidation, as the case may be, immediately after the merger or consolidation. Notwithstanding the foregoing, a Change of Control will not be deemed to occur on account of a sale of assets, merger or other transaction effected exclusively for the purpose of changing the corporate domicile or legal form of such Person.

1.37            “Claim” is defined in Section 12.1.3(a).

1.38            “Clinical Design Summary” means, with respect to a clinical trial, a summary of the design of such clinical trial that will include the elements set forth in Schedule 1.38.

1.39            “Collaboration Know-How” means Know-How that is invented, conceived, or developed by or on behalf of either Party’s or both Parties’ (or their Affiliates’) employees or Third Parties acting on such Party’s or Parties’ (or their Affiliates’) behalf, in each case in the course of such Party’s or Parties’ (or their Affiliates’) performance under this Agreement or any Ancillary Agreement.

1.40            “Collaboration Patent Rights” means Patent Rights claiming Collaboration Know-How.

1.41            “Collaboration Technology” means Collaboration Know-How and Collaboration Patent Rights, and all other intellectual property rights in any of the foregoing.

1.42            “Combination” is defined in Section 7.6.

1.43            “Combination Product” means a Product that contains the Licensed Compound in combination with one or more other products or active ingredients, the manufacture, use or sale of which are not covered by a Patent Right Controlled by Ironwood.

1.44            “Commercialization” means any and all activities of importing, marketing, promoting, distributing, offering for sale, or selling a Product in the Territory, including for example pre-First Commercial Sale market development activities conducted in anticipation of Regulatory Approval of Product, seeking pricing reimbursement approvals for Product, if applicable, preparing advertising and promotional materials and sales force training. Commercialization does not include Development or Manufacturing. When used as a verb, “Commercialize” means to engage in Commercialization.

1.45            “Commercialization Plan” means the high-level strategic commercialization plan for Products in the Field in the Territory, as such plan may be updated from time to time. The Commercialization Plan will include a multi-year marketing strategy and an overview of all other material activities to be conducted in connection with the Commercialization of Products in the Field in the Territory, including brand strategy, marketing campaigns and high-level communications strategy.

1.46            “Commercially Reasonable Efforts” means those efforts and resources normally used by [**] taking into account, without limitation, issues of safety and efficacy, product profile, the proprietary position of the product or compound, the regulatory environment and status of the compound, and other relevant scientific factors, market conditions then prevailing, as well as profitability, the extent of market exclusivity, the cost to develop the compound or product, health economic claims, and other similar factors reasonably determined by [**] to be relevant. “Commercially Reasonable” as used in this Agreement will be interpreted in a corresponding manner.

1.47            “Composition of Matter Patent” means the Patent Rights in the Territory set forth on Schedule 1.47, including, with respect to such Patent Rights, (a) all provisional applications, substitutions, continuations, continuations-in-part, divisions, renewals, and all patents granted thereon, (b) reissues, reexaminations and extensions or restorations by existing or future extension or restoration mechanisms, including supplementary protection certificates or the equivalent thereof, and (c) any other form of government-issued right substantially similar to any of the foregoing.

1.48            “Confidential Information” means, subject to Sections 7.1.2 and 7.1.3, any and all data, results, Know-How (including the Ironwood Know-How and AstraZeneca Know-How) and business information, whether oral or in writing or in any other form, disclosed before, on or after the date of this Agreement by one Party to the other Party under this Agreement or any Ancillary Agreement or prior to the Effective Date. Any information disclosed at a meeting of the JSC (or at a meeting of the JDC, JOC or JCC under the Prior Agreement) will constitute Confidential Information unless otherwise specified.

1.49            “Control” or “Controlled” means, with respect to any intellectual property right or Know-How of a Party or any of its Affiliates or, as applicable, Future Acquirer, that the Party or its Affiliates or, as applicable, a Future Acquirer (a) owns, has an interest in, or, other than pursuant to this Agreement, has a license to such intellectual property right or Know-How and (b) has the ability to grant access, a license or a sublicense to such intellectual property right or Know-How to the other Party as provided in this Agreement without violating an agreement with or other rights of any Third Party, provided, however, that (i) any intellectual property right or Know-How of a Party or any of its Affiliates, which intellectual property right or Know-How is acquired after the Effective Date, may be excluded from the scope of the intellectual property rights and Know-How Controlled by such Party by written notice to the other Party if (A) the exercise of such intellectual property or use of such Know-How by the other Party would trigger a royalty or other payment to a Third Party, (B) such intellectual property right or Know-How is not the subject of a license entered into pursuant to Section 9.8 and (C) following notification of the other Party by such Party, the other Party [**] and (ii) any intellectual property right or Know-How Controlled by a Future Acquirer of Ironwood will be excluded from intellectual property Controlled by Ironwood for purposes of this Agreement except to the extent that such intellectual property right or Know-How is (A) developed, acquired or otherwise Controlled pursuant to or in connection with a license or other agreement with Ironwood, whether owned by Ironwood or such Future Acquirer (for purposes of this definition, such intellectual property rights and Know-How, the “Related IP”) as of the effective date of the applicable Change of Control of Ironwood, (B) developed or acquired by such Future Acquirer following such Change of Control with the use of the Ironwood Know-How or any Related IP or (C) used in the development, manufacture or commercialization of the Licensed Compound or Product by the Future Acquirer.

1.50            “Corden” means Corden Pharma Colorado, Inc.

1.51            “Counterfeiting” is defined in Section 7.7.

1.52            “CRO” means a qualified clinical research organization.

1.53            “Development” means all activities performed by or on behalf of AstraZeneca in the performance of the Development Plan or otherwise related to research, non-clinical testing, test method development and stability testing, toxicology, formulation, process development, manufacturing scale-up, quality assurance/quality control, clinical studies including Phase II, Phase III and pricing studies, Post-Approval Research, medical-scientific affairs, scientific publications, obtaining, maintaining or expanding Regulatory Approval and otherwise handling regulatory affairs, statistical analysis and report writing, in each case with respect to the Licensed Compound or a Product. Development will not include Manufacturing or Commercialization. When used as a verb, “Develop” means to engage in Development.

1.54            “Development Data” means any (a) pharmacology, toxicology and other biological data included in the Collaboration Technology that was created to support a Regulatory Submission in the Territory and (b) clinical data included in the Collaboration Technology.

1.55            “Development Dispute” is defined in Section 5.1.3.

1.56            “Development Plan” means the 2019 Initial Development Plan and any other plan for the development of the Licensed Compound for Regulatory Approval and Post-Approval Research in the Territory, including (a) a multi-year strategy for Phase IV studies and lifecycle management activities, if any, (b) a high-level description of non-clinical studies and clinical trials and strategy for obtaining, maintaining and, if applicable, expanding Regulatory Approvals for the Products, (c) an expected timetable for the completion of such non-clinical studies and clinical trials and (d) Clinical Design Summaries to the extent the Development Plan relates to a clinical trial, as such plan may be amended or updated from time to time in accordance with this Agreement. Each Development Plan shall include sufficient detail to permit Ironwood to assess whether the Development activities described in such plan would have an adverse impact on the development or commercialization of a Product outside of the Territory.

1.57            “Disclosing Party” is defined in Section 7.1.1.

1.58            “Dyspepsia” means functional dyspepsia, postprandial distress syndrome, epigastric pain syndrome, ulcer-like dyspepsia, dysmotility-like dyspepsia and unspecified dyspepsia.

1.59            “Effective Date” is defined in the Introduction.

1.60            [**]

1.61            “Existing Agreements” means the Forest Agreement, the Allergan Agreement and the Astellas Agreement.

1.62            “Existing Product” means the immediate release formulation of the Licensed Compound approved by the National Medical Products Administration in the People’s Republic of China under the name LINZESS.

1.63            “Existing Supply Agreement” means the Supply Agreement by and between AstraZeneca AB and Ironwood Pharmaceuticals, Inc., dated February 15, 2013, as amended as of the Amendment Date, including all Product Schedules thereto.

1.64            “Fair Market Value” means with respect to a valuation required by any provision of this Agreement, (a) [**] if such valuation must be determined [**], or (b) if clause (a) does not apply, [**]. Fair Market Value will be determined by [**].

1.65            “Field” means all human prophylactic and therapeutic uses of a Product in all Oral Forms for any and all indications, including but not limited to IBS-C, CC, OIC, IBS-A, Dyspepsia and other lower gastrointestinal disorders.

1.66            “First Commercial Sale” means, (a) with respect to the People’s Republic of China and Macau, on a country-by-country and Product-by-Product basis, the first sale of such Product under this Agreement for use in the Field to a Third Party in such country, after such Product has been granted Regulatory Approval for use in the Field by the competent Regulatory Authorities and (b) with respect to Hong Kong, the Amendment Date.

1.67            “Force Majeure” is defined in Section 12.2.

1.68            “Forest” is defined in Section B of the Recitals.

1.69            “Forest Agreement” is defined in Section B of the Recitals.

1.70            “Forest Territory” means the countries of North America, consisting of the United States, Canada, and Mexico, and their respective territories and possessions (including Puerto Rico, irrespective of political status).

1.71            “FTE Rate” means the [**] per employee [**]. The FTE Rate will initially be [**], provided however that such rate may be adjusted from time to time by mutual agreement of the Parties.

1.72            “Future Acquirer” means the Third Party to any Change of Control transaction and such Third Party’s Affiliates immediately prior to the Change of Control.

1.73            “GAAP” means United States generally accepted accounting principles, as in effect from time to time.

1.74            “GC-C Agonist” means a guanylate cyclase C agonist.

1.75            “Generic Competition” means, with respect to a Product and a country that [**] with respect to such Product are being commercially sold in such country.

1.76            “Generic Product” means, with respect to a Product in a country in the Territory, a product that [**].

1.77            “GI Effect” means all human prophylactic and therapeutic uses for gastrointestinal indications.

1.78            “Good Clinical Practice” or “GCP” means the standards of good clinical practice as are required by governmental agencies in countries in which the Products are intended to be sold under this Agreement.

1.79            “Group” is defined in Section 7.6.

1.80            “IBS-A” means irritable bowel syndrome with alternating bowel habits.

1.81            “IBS-C” means irritable bowel syndrome with the primary manifestation of constipation.

1.82            “ICC” is defined in Section 12.1.3(a).

1.83            “IFRS” means the International Financial Reporting Standards, as in effect from time to time.

1.84            “Impairment” means that (a) it is reasonably anticipated that the entity resulting from a Change of Control of AstraZeneca, Parent or any Local Affiliate will be unable to perform its obligations in accordance with the terms of this Agreement, as reasonably determined based on objective criteria available to both Parties, including the new entity’s financial position and product pipeline, (b) the acquiring entity in such Change of Control or any of its Affiliates (prior to the Change of Control) is actively developing or commercializing a GC-C Agonist indicated for the treatment of IBS-C, CC, or OIC (unless as to any such indication, the JSC has determined not to pursue Development for such indication) or any other indication for which a Product is then being Developed or Commercialized in the Territory pursuant to this Agreement, unless such entity or such Affiliate ceases such activity or [**].

1.85            “Incremental Taxes” is defined in Section 6.11.5.

1.86            “Indemnified Party” is defined in Section 11.3.

1.87            “Indemnifying Party” is defined in Section 11.3.

1.88            “Indirect Taxes” means VAT, sales taxes, consumption taxes and other similar taxes required by law to be disclosed on a Tax Invoice.

1.89            “Infringement” is defined in Section 9.6.2.

1.90            “Initial Development Plan” is defined in the Prior Agreement.

1.91            “IPWG” is defined in Section 9.3.

1.92            “Ironwood” is defined in the Introduction.

1.93            “Ironwood Equipment” means the equipment identified in Schedule 1.93.

1.94            “Ironwood House Marks” means Ironwood’s and its Affiliates’ trade names, corporate names and corporate logos.

1.95            “Ironwood Indemnified Party” is defined in Section 11.2(b).

1.96            “Ironwood Know-How” means (a) Know-How that Ironwood or any of its Affiliates Control as of the Effective Date, including Know-How that has arisen or arises under the Existing Agreements to the extent Controlled by Ironwood or its Affiliates, or that comes into the Control of Ironwood or its Affiliates during the Term (other than Joint Know-How and Development Data) to the extent necessary or useful to Develop, Manufacture or Commercialize the Licensed Compound or Product in the Territory, including without limitation any method of making the Licensed Compound or Product, any composition or formulation of the Licensed Compound or Product, or any method of using or administering the Licensed Compound or Product, except to the extent that any such Know-How relates solely to any active ingredient in a Product other than the Licensed Compound, (b) all clinical, pharmacology, toxicology and other biological data with respect to the Licensed Compound or a Product to the extent Controlled by Ironwood or any of its Affiliates during the Term and necessary or useful to Develop, Manufacture or Commercialize the Licensed Compound or Product in the Territory, in each case other than Development Data and (c) Collaboration Know-How (other than Joint Know-How and Development Data) that is invented, conceived or developed by one or more of the following: employees of Ironwood or its Affiliates, or Third Parties acting on behalf of Ironwood or its Affiliates. Ironwood Know-How includes Reference Standards Know-How.

1.97            “Ironwood Patent Rights” means (a) any Patent Rights claiming Ironwood Know-How, and (b) any other Patent Rights that Ironwood or any of its Affiliates Control as of the Effective Date, including Patent Rights under the Existing Agreements, or that come into the Control of Ironwood or its Affiliates during the Term (other than Joint Patent Rights) to the extent such rights cover or recite the Licensed Compound or Product, any method of making the Licensed Compound or Product, any composition or formulation of the Licensed Compound or Product in the Territory or any method of using or administering any Licensed Compound or Product, except to the extent that any such Patent Rights relate solely to any active ingredient in a Product other than the Licensed Compound.

1.98            “Ironwood Technology” means Ironwood’s and its Affiliate’s interest in (a) the Ironwood Know-How, (b) the Ironwood Patent Rights, and (c) all other intellectual property rights in any of the foregoing.

1.99            [**]

1.100      “JSC” is defined in Section 4.1.1.

1.101      “Joint Know-How” means any Collaboration Know-How, other than Development Data, that is invented, conceived or developed jointly by one or more employees of Ironwood or its Affiliates (or any Third Party or Third Parties acting on any of their behalf) and one or more employees of AstraZeneca or its Affiliates (or any Third Party or Third Parties acting on any of their behalf).

1.102      “Joint Patent Right” means any Patent Right that claims Joint Know-How and names as the inventors one or more employees or agents of Ironwood or its Affiliates together with one or more employees or agents of AstraZeneca or its Affiliates, as determined by U.S. law.

1.103      “Joint Technology” means Joint Know-How, Joint Patent Rights, and all other intellectual property rights therein.

1.104      “Know-How” means all inventions, discoveries, data, information (including scientific, technical or regulatory information), processes, methods, techniques, materials, technology, results, analyses, laboratory, non-clinical and clinical data, or other know-how, whether or not patentable, including without limitation pharmacology, toxicology, drug stability, manufacturing and formulation methodologies and techniques, clinical and non-clinical safety and efficacy studies, marketing studies, absorption, distribution, metabolism and excretion studies.

1.105      “Liabilities” is defined in Section 11.1(a).

1.106      “Licensed Compound” means Ironwood’s proprietary GC-C Agonist generally referred to as “linaclotide” and having the chemical structure set forth on Schedule 1.105 and any salts, metabolites, polymorphs and pro-drugs thereof.

1.107      “Local Affiliate” means any of AstraZeneca’s Affiliates that are responsible for Developing or Commercializing Products in the Territory.

1.108      “Manufacture,” “Manufactured” or “Manufacturing” means all activities involved in the production, storing, handling, packaging, and labeling of any Licensed Compound or Product to be Developed or Commercialized under this Agreement.

1.109      “Manufacturing Cutover Date” is defined in Section 5.3.1(a).

1.110      “MD-7246” means a delayed release formulation of linaclotide, covered by the Patent Rights set forth on Schedule 1.109 (including, with respect to such Patent Rights, (a) all provisional applications, substitutions, continuations, continuations-in-part, divisions, renewals, and all patents granted thereon, (b) reissues, reexaminations and extensions or restorations by existing or future extension or restoration mechanisms, including supplementary protection certificates or the equivalent thereof, and (c) any other form of government-issued right substantially similar to any of the foregoing) being developed by Ironwood outside of the Territory in the Field.

1.111      “Milestone Event” is defined in Section 6.4.

1.112      “Monetization Transaction” is defined in Section 12.9.

1.113      “Net Sales” means, with respect to any period, the gross amounts invoiced by AstraZeneca, its Affiliates or Sublicensees, as applicable, to Third Parties for sales of a Product in the Field in the Territory, less the following deductions to the extent included in the gross invoiced sales price for the Product or otherwise directly paid or incurred by AstraZeneca, its Affiliates or Sublicensees, with respect to the sale of the Product in the Territory: (i) trade, quantity or cash discounts credits, adjustments or allowances, including those granted on account of price adjustments, billing errors, rejected goods, or damaged goods; (ii) rebates and chargebacks allowed, given or accrued (including, but not limited to, cash, governmental and managed care rebates, hospital or other buying group chargebacks, and governmental taxes in the nature of a rebate based on usage levels or sales of the Product); (iii) sales, excise, turnover, inventory, and similar taxes (not offset or refunded, except in the case of value added taxes) assessed on the sale of the Product; (iv) bad debts reserved for on the basis utilized by AstraZeneca in its branded pharmaceutical business generally or, if greater, bad debts actually written off, in each case which are attributable to sales of Product; (v) administrative fees paid to group purchasing organization, managed care entities or other similar types of organizations or networks participating in the distribution and/or sales of the Product; (vi) amounts paid or credited to customers for inventory management services; (vii) any other similar and customary deductions that are consistent with GAAP or IFRS, if applicable; and (viii) an allowance for transportation costs, distribution expenses, special packaging and related insurance charges, freight and insurance charges, taken in accordance with AstraZeneca’s standard practices applicable to other of AstraZeneca’s products, which allowance will in no event exceed [**] of the amount arrived at after application of items (i) to (vii) above. Net Sales will be determined in accordance with applicable Accounting Standards. Without limiting the generality of the foregoing, sales, transfers, or dispositions of Product for charitable, promotional (including samples), non-clinical, clinical, or regulatory purposes will be excluded from Net Sales, as will sales or transfers of Product among a Party and its Affiliates or Sublicensees.

Net Sales of Combination Products will be calculated by first determining Net Sales of such Combination Product (in its entirety) pursuant to the foregoing and then multiplying the Net Sales of the Combination Product by the fraction A/(A+B), where A is the gross invoice price of the Licensed Compound if sold separately as a single agent Product in the Territory and B is the gross invoice price of the other active ingredient(s) sold as single agent product(s) included in the Combination Product if sold separately in the Territory. In the event no such separate sales are made by AstraZeneca, its Affiliates or Sublicensees, in the Territory, Net Sales of the Combination Product will be calculated by multiplying such Net Sales by a fraction fairly and reasonably reflecting the relative value contributed by the Licensed Compound or Product to the total value of the Combination Product as determined by the Parties in good faith.

1.114      “New Drug Application” or “NDA” means a new drug application filed with a Regulatory Authority (not including pricing and reimbursement approval), that is analogous to the new drug application with the United States Food and Drug Administration described in 21 C.F.R. § 314.

1.115      “NMPA” is defined in the definition of “Generic Product.”

1.116      “Non-Contingent Payments” is defined in Section 6.2.

1.117      “Official” is defined in Section 7.5.2.

1.118      “OIC” means opioid induced constipation.

1.119      “Oral Form” means a finished dosage form that is delivered to the gastrointestinal tract after delivery through the mouth, in any dosage strength or form. Specifically, an Oral Form includes forms that dissolve in the mouth but not forms that are delivered by injection or inhalation.

1.120      “Order” is defined in Section 7.1.3.

1.121       [**]

1.122      “Parent” is defined in Section 10.4.2.

1.123      “Party” and “Parties” is defined in the Introduction.

1.124      “Patent Rights” means any and all (a) U.S. or foreign patent applications, including all provisional applications, substitutions, continuations, continuations-in-part, divisions, renewals, and all patents granted thereon, (b) all U.S. or foreign patents, reissues, reexaminations and extensions or restorations by existing or future extension or restoration mechanisms, including supplementary protection certificates or the equivalent thereof, and (c) any other form of government-issued right substantially similar to any of the foregoing.

1.125      “Payments” is defined in Section 6.11.1.

1.126      “Permitted Purpose” is defined in the definition of “Territory.”

1.127      “Person” means any individual, corporation, company, limited liability company, partnership, limited liability partnership, trust, estate, proprietorship, joint venture, association, organization, or entity.

1.128      “Pharmacovigilance Agreement” is defined in Section 5.2.4.

1.129      “Phase II” in reference to a clinical trial means a trial defined in 21 C.F.R. 312.21(b), as may be amended from time to time, or any foreign equivalent thereto.

1.130      “Phase III” in reference to a clinical trial means a trial defined in 21 C.F.R. 312.21(c), as may be amended from time to time, or any foreign equivalent thereto.

1.131      “Phase IV” in reference to a clinical trial means a trial conducted for purposes of further characterizing and supporting a Product for marketing but not for purposes of seeking Regulatory Approval or otherwise fulfilling a requirement of a Regulatory Authority.

1.132      “Post-Amendment Period” is defined in Section 11.2(a)(iii).

1.133      “Post-Approval Research” means ongoing research and development of a Product after such Product has received Regulatory Approval in the Territory, including Phase IV clinical studies and clinical studies in support of indications within the Field or labeling changes for such Product within the Field in the Territory during the Term.

1.134      “Pre-Amendment Period” is defined in Section 11.1(a).

1.135      “Prior Agreement” is defined in the Introduction.

1.136      “Product” means any pharmaceutical product in finished form that contains the Licensed Compound either as the sole active ingredient or in a Combination Product, in any present or future Oral Forms, including the Existing Product and MD-7246. For the avoidance of doubt, (a) “Product” excludes non-Oral Forms, including intravenous and inhalable forms and (b) different dosage strengths of a Product shall not be considered separate Products for purposes of this Agreement.

1.137      “Product Domain Name” is defined in Section 9.5.

1.138      “Product Trademarks” is defined in Section 9.5.

1.139      “Prohibited Payment” is defined in Section 7.5.2.

1.140      “Purchased Assets” means all rights and assets that are owned by Ironwood or any of its Affiliates, including those described in clauses (a)-(f), in each case (i) to the extent related solely to the Product and the Territory and (ii) excluding the Ironwood Equipment and any Ironwood Technology, Joint Technology, Development Data or any other intellectual property rights: (a) the Purchased Inventory, (b) the Purchased Product Records, (c) the Purchased Promotional Materials, (d) the Purchased Regulatory Approvals and Submissions, (e) the Purchased Regulatory Documentation and (f) all claims, actions, demands, judgments and causes of action of Ironwood and its Affiliates against other Persons (regardless of whether or not such claims and causes of action have been asserted by Ironwood or any of its Affiliates) that arise out of or relate to any of the foregoing, and all rights of indemnity, warranty rights, rights of contribution, rights to refunds, rights of reimbursement and other rights of recovery possessed by Ironwood or its Affiliates (regardless of whether such rights are currently exercisable) that relate to any of the foregoing (a)-(e).

1.141      “Purchased Inventory” means the inventory of the Products set forth on Schedule 1.140.

1.142      “Purchased Product Records” means all books and records (other than the Purchased Regulatory Documentation) to the extent related to the Development, Manufacture or Commercialization of the Products in the Territory.

1.143      “Purchased Promotional Materials” means the final versions of all sales, marketing, advertising, promotional, disease state and media materials, sales training materials (including related quizzes and answers), existing customer lists (including all target lists), other marketing data and materials (including market research), trade show materials (including displays) and videos, including materials containing clinical data, in each case if any and to the extent used for the Commercialization of the Product in the Territory.

1.144      “Purchased Regulatory Approvals and Submissions” means the Regulatory Approvals and the Regulatory Submissions set forth on Schedule 1.143.

1.145      “Purchased Regulatory Documentation” means, with respect to the Products in the Territory, all (a) documentation comprising the Regulatory Approvals, and all reports, regulatory applications, submissions and filings in connection therewith and (b) correspondence and reports to the extent related to the Products in the Territory and necessary to, useful for, or otherwise limiting the ability to, commercially distribute, sell or market the Products in the Territory submitted to or received from governmental authorities and, to the extent related to the Territory, relevant supporting documents with respect thereto, in each case ((a) and (b)), to the extent owned by Ironwood or any of its Affiliates; provided that the Purchased Regulatory Documentation shall not be deemed to include any correspondence, reports, documents or data (i) to the extent they contain any attorney work product, attorney-client communications and other items protected by established legal privilege or (ii) to the extent Applicable Law prohibits their transfer or where transfer thereof would subject Ironwood or any of its Affiliates to Liability of any material kind or nature.

1.146      “Quality Assurance Agreement” means the following quality assurance agreements for the Product entered into by the Parties under the Prior Agreement, collectively: (a) Quality Assurance Agreement for the Manufacturing, Packaging, Storage, Distribution, Complaint Monitoring, and Regulatory Reporting of China Linzess (Almac Packaging), dated as of July 24, 2019, (b) Quality Assurance Agreement for the Manufacturing, Packaging, Storage, Distribution, Complaint Monitoring, and Regulatory Reporting of China Linzess (Wuxi Packaging), dated as of February 27, 2019, and (c) Quality Assurance Agreement for Contract Manufacturing/Packaging of Bulk Linaclotide Drug Product, dated as of May 24, 2016.

1.147      “Receiving Party” is defined in Section 7.1.1.

1.148      “Reconciliation Report” is defined in the Prior Agreement.

1.149      “Reference Standards Activities” is defined in Section 5.3.1(b).

1.150      “Reference Standards Know-How” is defined in Section 5.3.1(b).

1.151      “Referenced Regulatory Filings” means all Regulatory Submissions Controlled by Ironwood or any of its Affiliates on the Effective Date and during the Term, including Regulatory Submissions to which Ironwood receives a transferable Right of Reference from other licensees of the Licensed Compound or Product, including, for clarity, the Regulatory Approval for the Product in Switzerland, that are necessary or useful to Manufacture the Licensed Compound or Product anywhere in the world or Develop or Commercialize the Licensed Compound or Product in the Field in the Territory.

1.152      “Regulatory Approval” means the approval and authorization of a Regulatory Authority in a country necessary to develop, manufacture, distribute, sell, or market a Product in that country, including pricing and reimbursement approval.

1.153      “Regulatory Authority” means any government regulatory authority involved in granting approvals for the development, manufacturing, distribution, marketing, reimbursement or pricing of a Product.

1.154      “Regulatory Submission” means any application for Regulatory Approval, notification, and other submission made to or with a Regulatory Authority that is necessary or reasonably desirable to develop, manufacture, distribute or commercialize a Product in the Field in a particular country, whether obtained before or after a Regulatory Approval in such country. Regulatory Submissions include, without limitation, investigational new drug applications, clinical trial applications and NDAs or imported drug license (IDL) applications, and amendments, renewals and supplements to any of the foregoing and their foreign counterparts, applications for pricing and reimbursement approvals, and all proposed labels, labeling, package inserts, monographs, and packaging for the Product.

1.155      “Required Post-Marketing Study” means the post-marketing study required by the China National Medical Products Administration, the protocol of which has been provided to the China National Medical Products Administration prior to the Amendment Date and is identified as [**].

1.156      “Responsible Tax Party” is defined in Section 6.11.5.

1.157      “Revenue Buyer” is defined in Section 12.9.

1.158      “Right of Reference” is defined in Section 2.4.

1.159      “Royalty Term” means, on a country-by-country and Product-by-Product basis, the period beginning on the First Commercial Sale of such Product in such country and continuing until (a) with respect to the Existing Product, the expiration of the last-to-expire Valid Claim of the Patent Rights set forth on Schedule 1.158 that claims the Existing Product, (b) with respect to MD-7246, the expiration of the last-to-expire Valid Claim of the Patent Rights set forth on Schedule 1.109 that claims MD-7246 and any Ironwood Patent Right or Joint Patent Right that claims the formulation of MD-7246 or its use and (c) with respect to any Product other than the Existing Product or MD-7246, the Composition of Matter Patent and any Ironwood Patent Right or Joint Patent Right that claims the formulation of such Product or its use (including, in each case ((a)-(c)), with respect to such Patent Rights, (i) all provisional applications, substitutions, continuations, continuations-in-part, divisions, renewals, and all patents granted thereon, (ii) reissues, reexaminations and extensions or restorations by existing or future extension or restoration mechanisms, including supplementary protection certificates or the equivalent thereof, and (iii) any other form of government-issued right substantially similar to any of the foregoing).

1.160      “Safety Panel” means a panel of [**]. In the event the Parties are required to select a Safety Panel, each Party will [**]. Each Party will [**]. The decision of [**] will be deemed the decision of the Safety Panel. The Parties will instruct the Safety Panel to reach its decision as promptly as practicable, but within [**]. The costs of any Safety Panel will be [**].

1.161      “Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, and the rules and regulations promulgated thereunder.

1.162      “Shared Liability Claims” is defined in Section 11.1(a).

1.163      “Subject Technology” is defined in Section 9.6.5.

1.164      “Sublicense” means an agreement or arrangement pursuant to which a sublicense or distribution right has been granted.

1.165      “Sublicensee” means a Third Party that is granted a license, sublicense, covenant not to sue, or other grant of rights under this Agreement pursuant to the terms of this Agreement.

1.166      “Sued Party” is defined in Section 9.7.2.

1.167      “Summary Statement” is defined in the Prior Agreement.

1.168      “Tax” or “Taxation” means any form of tax or taxation, levy, duty, charge, social security charge, contribution, or withholding of whatever nature (including any related fine, penalty, surcharge or interest) imposed by, or payable to, a Tax Authority.

1.169      “Tax Authority” or “Tax Authorities” means any government, state or municipality, or any local, state, federal or other fiscal, revenue, customs, or excise authority, body or official anywhere in the world, authorized to levy tax.

1.170      “Tax Invoice” means an invoice including such particulars as are required by any law imposing Tax and such other information as required to claim any credit allowed under a law imposing Tax.

1.171      “Technology” means Know-How and Patent Rights.

1.172      “Term” is defined in Section 10.1.

1.173      “Territory” means (a) the People’s Republic of China, including Hong Kong and Macau, but excluding Taiwan, and (b) Switzerland, but only to the extent that [**] (the “Permitted Purpose”) and solely for the Permitted Purpose. For clarity, (i) the phrase “outside the Territory” includes Switzerland and (ii) each of the People’s Republic of China, Hong Kong and Macau shall be considered a separate country.

1.174      “Third Party” means any Person other than Ironwood, AstraZeneca and their respective Affiliates.

1.175      “Third Party Claims” is defined in Section 11.1(a).

1.176      “Trademark” means all trademarks, service marks, trade names, brand names, sub-brand names, trade dress rights, product configuration rights, certification marks, collective marks, logos, taglines, slogans, designs or business symbols and all words, names, symbols, colors, shapes, designations or any combination thereof that function as an identifier of source or origin or quality, whether or not registered, and all statutory and common law rights therein, and all registrations and applications therefor, together with all goodwill associated with, or symbolized by, any of the foregoing.

1.177      “Transition Services Agreement” is defined in Section G of the Recitals.

1.178      “Tripartite Agreement” is defined in Section G of the Recitals.

1.179      “U.S. Bankruptcy Code” means Title 11, United States Code, as amended, or analogous provisions of Applicable Law outside the United States.

1.180      “United States” or “U.S.” means the United States of America, its territories and possessions (including Puerto Rico, irrespective of political status).

1.181      [**]

1.182      “Valuation Panel” means a panel of [**]. In the event the Parties are required to select a Valuation Panel, each Party will [**]. Each Party will [**]. The decision of [**] will be deemed the decision of the Valuation Panel. The Parties will instruct the Valuation Panel to reach its decision as promptly as practicable, but within [**]. The costs of this Valuation Panel will be [**].

1.183      “Work-in-Process” is defined in Section 5.3.1(a).

1.184      “Year” means each 12 month period ending December 31st.

2.	LICENSE GRANT

2.1.                                   License to AstraZeneca. Subject to the terms and conditions of this Agreement, Ironwood hereby grants to AstraZeneca, a perpetual (except as otherwise provided in Section 10), exclusive, nontransferable (except as set forth in Section 12.9 or Section 12.10) license, with the right to grant sublicenses as described in Section 2.6, and subject only to the rights reserved to Ironwood to the extent necessary to perform its obligations or exercise its rights hereunder, under the Ironwood Technology and Ironwood’s interest in the Joint Technology and Development Data (a) to (A) Develop the Licensed Compound and Products in the Field anywhere in the world for Commercialization in the Field in the Territory and (B) Commercialize the Licensed Compound and Products in the Field in the Territory, and (b) to Manufacture, make or have made the Licensed Compound or Products anywhere in the world for (x) Development of the Licensed Compound and Products in the Field anywhere in the world for Commercialization in the Field in the Territory or (y) Commercialization of the Licensed Compound and Products in the Field in the Territory; provided that, for clarity, the foregoing license grant with respect to Switzerland shall be limited to the Permitted Purpose. Notwithstanding the foregoing, Ironwood reserves the right under the Ironwood Technology and Ironwood’s interest in the Joint Technology and the Development Data to (i) subject to Section 5.2.5(c), develop and manufacture the Licensed Compound and Products inside or outside of the Territory in support of development or commercialization of the Licensed Compound and Products outside of the Territory, (ii) develop and commercialize the Licensed Compound and Products in the Territory outside of the Field, and (iii) commercialize the Licensed Compound and Products outside of the Territory, in each case ((i) through (iii)) in accordance with any applicable terms of this Agreement. Subject to Section 7.3, [**].

2.2.                                   License to Ironwood. Subject to the terms and conditions of this Agreement, AstraZeneca hereby grants to Ironwood (a) a perpetual, royalty-free, exclusive, nontransferable (except as set forth in Section 12.9) license, with the right to sublicense to any Third Party to the extent that corresponding rights are granted to Ironwood by its Sublicensee and sublicensed to AstraZeneca hereunder, under the AstraZeneca Technology to develop, manufacture and commercialize the Licensed Compound or Products outside of the Territory and to develop and manufacture the Licensed Compound or Products in the Territory for purposes of commercialization outside of the Territory or commercialization in the Territory outside of the Field, (b) a perpetual, royalty-free, exclusive, nontransferable (except as set forth in Section 12.9) license, with the right to sublicense to any Third Party to the extent that corresponding rights are granted to Ironwood by its Sublicensee and sublicensed to AstraZeneca hereunder, under AstraZeneca’s interest in the Joint Technology and Development Data to develop, manufacture and commercialize the Licensed Compound or Products or any other GC-C Agonist outside of the Territory and to develop and manufacture the Licensed Compound or Products or any other GC-C Agonist in the Territory for purposes of commercialization outside of the Territory or commercialization in the Territory outside of the Field and (c) a perpetual, royalty-free, non-exclusive, nontransferable (except as set forth in Section 2.6 and Section 12.9) license under the AstraZeneca Technology and AstraZeneca’s interest in the Joint Technology and Development Data solely to perform its obligations under this Agreement, all in accordance with any applicable terms of this Agreement.

2.3.                                   Joint Technology and Development Data. Subject to the terms and conditions of this Agreement, each Party hereby grants the other Party a world-wide, non-exclusive, perpetual, royalty-free, fully paid up, freely sublicensable right and license under its interest in the Joint Technology and the Development Data (a) to exploit compounds that are not GC-C Agonists and products containing compounds that are not GC-C Agonists anywhere in the world, and (b) without compensating or accounting to the other Party.

2.4.                                   Rights of Reference. Ironwood hereby grants to AstraZeneca a “Right of Reference,” as that term is defined in 21 C.F.R. § 314.3(b) and any foreign counterpart to such regulation, to the Referenced Regulatory Filings and the Development Data and applicable Ironwood Know-How (including without limitation such data or know-how included in any Regulatory Submission in or outside the Territory), in each case to the extent necessary or useful to Develop, Manufacture or Commercialize the Licensed Compound or Product in the Field in the Territory subject to the terms and conditions of this Agreement. AstraZeneca hereby grants to Ironwood (and any current or future licensee by Ironwood of the Licensed Compound) such a Right of Reference to the Development Data to the extent necessary or useful to (a) subject to Section 5.2.5(c), develop and manufacture the Licensed Compound and Products inside or outside of the Territory in support of development or commercialization of the Licensed Compound and Products outside of the Territory, (b) develop and commercialize the Licensed Compound and Products in the Territory outside of the Field or manufacture the Licensed Compound and Products in the Territory for use in the Territory outside of the Field, and (c) commercialize the Licensed Compound and Products outside of the Territory, in each case ((a) through (c)) in accordance with any applicable terms and conditions of this Agreement. Each Party will provide a signed statement to this effect, if requested by the other Party, in accordance with 21 C.F.R. § 314.50(g)(3) or any foreign counterpart to such regulation, in the case of a request by either Party, for the limited purpose described in this Section 2.4. For the avoidance of doubt, neither Party may publish or otherwise publicly disclose any data of the other Party to which a Right of Reference is granted under this Section 2.4 except in accordance with this Agreement.

2.5.                                   Use of Third Party Contractors. Subject to Section 5.2.5(a) and Section 5.4.4, the Existing Supply Agreement and the Quality Assurance Agreement, (a) AstraZeneca may grant a Sublicense of its rights under this Agreement to [**] and (b) Ironwood may grant a Sublicense of its rights under this Agreement to [**].

2.6.                                   Sublicensing. Each Party may only sublicense the rights granted to such Party under this Agreement as provided in Section 2.1, Section 2.2, Section 2.3, Section 2.4, Section 2.5 and Section 10.5 and in accordance with the provisions of Section 5.2.5(a) and Section 5.4.3. Any Sublicenses granted by either Party pursuant to such Sections will be consistent with the terms of this Agreement. In addition, each Party will require any licensee with respect to the Licensed Compound or Product or Sublicensee, whether within or outside the Territory, to cross-license or otherwise transfer or convey back to the granting Party all Technology which such licensee or Sublicensee may develop or acquire in connection with its activities with respect to the Licensed Compound and Products that would constitute Ironwood Technology or AstraZeneca Technology if arising under Ironwood’s or AstraZeneca’s (or their respective Affiliates’) activities, respectively, so that any such Technology will be Controlled by the granting Party for purposes and to the extent of the licenses to the other Party provided by Sections 2.1, 2.2 and 2.3 above. Notwithstanding the foregoing, [**].

2.7.                                   Section 365(n). All rights and licenses granted under or pursuant to this Agreement by AstraZeneca or Ironwood are, and will otherwise be deemed to be, for purposes of Section 365(n) of the U.S. Bankruptcy Code, licenses of rights to “intellectual property” as defined under Section 101 of the U.S. Bankruptcy Code. The Parties agree that the Parties, as licensees of such rights under this Agreement, will retain and may fully exercise all of their rights and elections under the U.S. Bankruptcy Code. The Parties further agree that, in the event of the commencement of a bankruptcy proceeding by or against either Party under the U.S. Bankruptcy Code, the Party hereto that is not a party to such proceeding will be entitled to a complete duplicate of (or complete access to, as appropriate) any such intellectual property and all embodiments of such intellectual property, and same, if not already in their possession, will be promptly delivered to them (a) upon any such commencement of a bankruptcy proceeding upon their written request therefor, unless the Party subject to such proceeding elects to continue to perform all of its obligations under this Agreement, or (b) if not delivered under (a) above, following the rejection of this Agreement by or on behalf of the Party subject to such proceeding upon written request therefor by the non-subject party.

2.8.                                   No Other Rights. No rights, other than those expressly set forth in this Agreement are granted to either Party hereunder, and no additional rights will be deemed granted to either Party by implication, estoppel, or otherwise. All rights not expressly granted by either Party to the other hereunder are reserved.

3.	ASSET TRANSFER

3.1.                                   Asset Transfer. Ironwood shall, and shall cause its Affiliates to, and does hereby, assign to AstraZeneca all of its right, title and interest in and to the Purchased Assets and shall transfer, or shall cause its Affiliates and applicable Third Parties to transfer, to AstraZeneca (or its designee), free and clear of any encumbrance, lien, or claim of ownership of any Third Party, the Purchased Assets as of the Amendment Date or as otherwise set forth in the Transition Services Agreement. AstraZeneca will use Commercially Reasonable Efforts to commence transfer of the Purchased Regulatory Approvals and Submissions, no later than [**] with the goal of completion on or before [**].

3.2.                                   [Reserved.]

3.3.                                   Further Assurances. From time to time after the transfer of the Purchased Assets to AstraZeneca in accordance with the terms of the Transition Services Agreement, and for no further consideration, Ironwood shall, and shall cause its Affiliates and applicable Third Parties to, execute, acknowledge and deliver such assignments, transfers, consents, assumptions and other documents and instruments and take such other commercially reasonable actions as may reasonably be requested by AstraZeneca to more effectively assign, convey or transfer to or vest in AstraZeneca and its designated Affiliates, all right, title and interest in and to the Purchased Assets.

3.4.                                   Maintenance of Purchased Assets Prior to Transfer. Prior to the transfer of the applicable Purchased Asset to AstraZeneca, Ironwood shall, and shall cause its Affiliates and applicable Third Parties to:

3.4.1.                                    preserve the Purchased Assets until such time as such Purchased Assets are transferred to AstraZeneca pursuant to the Transition Services Agreement, including maintaining the Purchased Regulatory Approvals and Submissions in the same manner as maintained by or on behalf of Ironwood in the [**] period prior to the Amendment Date;

3.4.2.                                    not take or omit to take any action that would reasonably be expected to have a material adverse impact on the Purchased Regulatory Approvals and Submissions;

3.4.3.                                    provide AstraZeneca with all benefit of such Purchased Regulatory Approvals and Submissions and such assistance and cooperation as is necessary or reasonably requested by AstraZeneca to provide AstraZeneca or its designee with such benefit;

3.4.4.                                    use all Commercially Reasonable Efforts to preserve the business relating to the Product in the Territory and its goodwill and maintain its relations and goodwill with material suppliers, customers, licensors and licensees and other Persons having material business relationships with respect thereto, in each case only in the same manner and to the same extent as is preserved or maintained by Ironwood prior to the Amendment Date;

3.4.5.                                    not commence, compromise or settle any action, claim, action, suit, audit, assessment, arbitration or proceeding related to the Purchased Assets; and

3.4.6.                                    not agree, commit or offer (in writing or otherwise) to take any of the actions described in this Section 3.4.

AstraZeneca shall reimburse Ironwood’s out-of-pocket expenses associated with the activities set forth in this Section 3.4 to the extent and on the terms set forth in the Transition Services Agreement.

3.5.                                   Wrong Pockets. If either AstraZeneca or Ironwood becomes aware that any of the Purchased Assets has not been transferred to AstraZeneca, it shall promptly notify the other Party in writing and the Parties shall, as soon as reasonably practicable, take all actions reasonably necessary to ensure that such property is transferred, with any reasonably necessary prior Third Party consent or approval, to AstraZeneca. Notwithstanding anything to the contrary in this Agreement or in the Transition Services Agreement, this Section 3.4 sets forth AstraZeneca’s sole and exclusive remedy for Ironwood’s failure to identify or transfer any Purchased Asset to AstraZeneca under Section 3.1.

4.	Governance

4.1.                                   Joint Steering Committee.

4.1.1.                                    Overview. Within 30 days after the Amendment Date, the Parties will establish a joint steering committee (the “JSC”). The JSC will oversee and serve as a forum for exchanging data and information regarding the Development and Commercialization of the Products in the Territory. The Parties anticipate that the JSC will perform the functions ascribed to it in Section 4.1.3; provided, however, that the functions and operations of the JSC may be altered from time to time during the Term by the mutual written agreement of the Parties to appropriately address ongoing requirements with respect to the Development or Commercialization of the Products in the Territory.

4.1.2.                                    Membership. The JSC will consist of two senior representatives from each Party of appropriate seniority and geographical responsibility, one of each with appropriate expertise in Development and Commercialization activities. Ironwood and AstraZeneca will each designate a co-chair for the JSC. The co-chairs of the JSC will be responsible for calling meetings of the JSC and setting the agenda for such meetings (which will include a list of all participants expected at such meeting) and circulating such agenda at least ten days, or such other period as agreed by the co-chairs, prior to each such meeting and distributing minutes of each meeting within 30 days following such meeting (which minutes will be in the English language), but will not otherwise have any greater power or authority than any other member of the JSC. JSC members must have such expertise as appropriate to the activities of the JSC. From time to time, the JSC may invite personnel of the Parties having formulation, development, regulatory, manufacturing, commercial and other expertise to participate in discussions of the JSC as appropriate to assist in the activities of the JSC.

4.1.3.                                    Responsibilities. Subject to Section 4.1.1, the JSC’s responsibilities will be:

(a)                       subject to Ironwood’s rights under Section 5.1.3, reviewing any Development Plan (or any updates thereto) for non-clinical and clinical studies (including Post-Approval Research) of Products in the Territory conducted by or on behalf of AstraZeneca;

(b)                       reviewing AstraZeneca’s regulatory activities and strategy for the Products in the Territory and the global regulatory strategy for the Products outside the Territory;

(c)                       subject to Sections 5.2.3 and 5.2.4 and any other applicable terms of this Agreement, facilitating the exchange of data, information, material or results relating to the Development of Products in the Territory required to be provided to the JSC pursuant to this Agreement;

(d)                       [**], including providing updates on the Development of Products outside the Territory;

(e)                       reviewing and discussing the Commercialization Plan and high-level summaries of Commercialization activities undertaken by AstraZeneca in the prior six months, in each case as provided by AstraZeneca under this Agreement; and

(f)                        reviewing and discussing updates on the global brand strategy for Products provided by Ironwood under this Agreement.

4.1.4.                                    Meetings. The JSC will meet at such frequency as will be established by the Parties (but not less frequently than twice per Year). The JSC will meet in-person at least once per Year and either telephonically or by video conference at least once per Year unless the Parties otherwise agree. In-person meetings of the JSC will alternate between a location selected by AstraZeneca and a location selected by Ironwood, unless otherwise agreed upon by the members of the JSC. Meetings of the JSC will be effective only if at least one representative of each Party is in attendance or participating in the meeting. JSC members may participate in meetings by telephone if mutually agreed by the Parties. Each Party will be responsible for expenses incurred by its employees and its members of the JSC in attending or otherwise participating in JSC meetings. Each Party will use reasonable efforts to cause its representatives to attend the meetings of the JSC. If a representative of a Party is unable to attend a meeting, such Party may designate an alternate with equivalent experience and authority as such representative to attend such meeting in place of the absent representative.

4.1.5.                                    Minutes. The minutes of each JSC meeting will provide a description in reasonable detail of the discussions held at the meeting and a list of any actions, decisions or determinations of the JSC. Minutes of each JSC meeting will be approved or disapproved, and revised as necessary, at the next meeting.

4.1.6.                                    JSC Decision-Making. The JSC shall be a consultative body and shall not have any independent decision-making authority unless otherwise agreed to by the Parties.

5.	DEVELOPMENT, REGULATORY, AND COMMERCIALIZATION

5.1.                                   Development.

5.1.1.                                    Responsibility. As between the Parties, AstraZeneca shall have the sole and exclusive right to Develop Products for Commercialization in the Territory within the Field, in each case at its own expense and subject to the terms of this Agreement and the then current Development Plan (including the material and non-material changes thereto made pursuant to this Agreement) (including the applicable Clinical Design Summary).

5.1.2.                                    Development Plan.

(a)                       The initial Development Plan is attached hereto as Exhibit B (the “2019 Initial Development Plan”). In the event that AstraZeneca adopts a Development Plan other than the 2019 Initial Development Plan with respect to the Development of any Product in the Territory hereunder, AstraZeneca shall provide such Development Plan to Ironwood prior to the conduct of any Development activity under such Development Plan, and, if AstraZeneca contemplates the conduct of a clinical trial for a Product under such Development Plan, the Development Plan shall be updated to include a Clinical Design Summary for such clinical trial prior to the conduct of any clinical trial under such Development Plan. AstraZeneca shall provide to Ironwood any material updates to a Development Plan (including each Clinical Design Summary), in each case setting forth in reasonable detail the completion, commencement, modification or cessation of any Development activities included in the prior Development Plan to permit Ironwood to assess whether Development activities with respect to the Product in the Territory would have an adverse impact on the development or commercialization of a Product outside of the Territory. Without limiting the foregoing, for purposes of this Section 5.1.2(a), a “material update” shall include [**]. No protocol with respect to a clinical trial shall reflect any material change to the applicable then-current Clinical Design Summary.

(b)                       Neither AstraZeneca nor its Affiliates nor their respective sublicensees will Develop the Licensed Compound or any Product in any manner that is inconsistent with the then-current Development Plan (as described in clause (a)), and neither AstraZeneca nor its Affiliates nor their respective sublicensees will conduct any clinical trial under this Agreement in any manner that is inconsistent with Applicable Law or the terms of the applicable protocol (provided such protocol is consistent with the then-current Clinical Design Summary), or if no protocol has been provided with respect to a clinical trial, with the then-current Clinical Design Summary. Without limiting the foregoing, neither AstraZeneca nor its Affiliates nor their respective sublicensees will undertake any Development activities for the Licensed Compound or any Product set forth in a proposed Development Plan or a proposed update to any Development Plan (including in a proposed Clinical Design Summary or a proposed update to any Clinical Design Summary) that is not a then-current Development Plan prior to the later of (i) [**] following Ironwood’s receipt of such Development Plan or update under Section 5.1.2(a) and (ii) if there is a Development Dispute with respect to such Development Plan or update, the date of resolution of such dispute or exercise of Ironwood’s final decision-making authority in accordance with Section 5.1.3.

(c)                       Upon the reasonable request of Ironwood, AstraZeneca shall promptly provide Ironwood (i) a copy of each clinical trial protocol with respect to the Licensed Compound, and each material update thereto; and (ii) a summary of the correspondence or documentation evidencing any compliance requirements under any Applicable Laws or other requirements imposed by a Regulatory Authority regarding a study with respect to a Product.

5.1.3.                                    Development Dispute. If Ironwood determines, in its reasonable discretion, that any Development activity proposed to be conducted by or on behalf of AstraZeneca under this Agreement, as set forth in a Development Plan (other than the 2019 Initial Development Plan) (including any clinical trial set forth in a Clinical Design Summary included in a Development Plan) or any update thereto, would have an adverse impact on the development or commercialization of a Product outside of the Territory (a “Development Dispute”), Ironwood shall notify AstraZeneca and the JSC of such Development Dispute within [**] of Ironwood’s receipt of such Development Plan or update, as applicable, and at the request of either Party, such Development Dispute will be submitted to AstraZeneca’s SVP R&D China of AstraZeneca and Ironwood’s President or, in each case, his or her designee for resolution. If Ironwood does not provide notice of a Development Dispute in accordance with the preceding sentence it will be deemed to have waived its right to object to any Development activity solely to the extent such activity is set forth in the applicable Development Plan (including in the applicable Clinical Design Summary) or update, as applicable. Such executives or their designees will meet (in person or by teleconference) to attempt in good faith to resolve such matter through discussions promptly following submission thereof, and in any event within 15 days thereafter, unless otherwise mutually agreed upon by the executives or their designees. In the event such individuals are unable to resolve such issue within 15 days, such issue will be referred to the Chief Executive Officer of Ironwood and the EVP International and CP China of AstraZeneca or, in each case, his or her designee for resolution. Such executives or their designees will meet (in person or by teleconference) to attempt in good faith to resolve such matter through discussions promptly following submission thereof, and in any event within 15 days thereafter, unless otherwise mutually agreed upon by the executives or their designees. If consensus cannot be reached following escalation in accordance with this Section 5.1.3 for such matter, then [**] will have final decision-making authority with respect to such matter, but shall only exercise such right in good faith after full consideration of the positions of both Parties and shall communicate its decision with respect to such Development Dispute to [**] in writing within 30 days after referral of such Development Dispute to the Chief Executive Officer of Ironwood and the EVP International and CP China of AstraZeneca pursuant to the preceding sentence. If Ironwood exercises such final decision-making authority to prohibit AstraZeneca from conducting the Development activity that is the subject of the Development Dispute, AstraZeneca and its Affiliates shall not conduct such Development activity or amend the applicable Development Plan (including any applicable Clinical Design Summary) to include such activity unless such activity is required for AstraZeneca to comply with Applicable Laws or requirements imposed by Regulatory Authorities and AstraZeneca has provided to Ironwood and the JSC a written explanation of such requirement and documentation evidencing such requirement. [**]. Ironwood represents and warrants to AstraZeneca that Ironwood has fulfilled its obligations to [**] and that any approval required for [**] has been obtained.

5.1.4.                                    Reports of Development Activities. Subject to Section 5.2.2, each Party will report on any and all Development activities undertaken by it and its Affiliates in the Territory or outside the Territory, as applicable, in connection with meetings of the JSC, including by providing a reasonably detailed summary of all results of clinical studies, regulatory activities and material Collaboration Know-How generated from such activities. In addition, each Party will, at the other Party’s expense, make appropriate scientific and regulatory personnel available to such other Party, either by telephone or in person as the Parties may mutually agree, as reasonably required to keep such other Party informed of Development activities. Without limiting the generality of the foregoing, in connection with meetings of the JSC, Ironwood will also keep AstraZeneca reasonably informed on activities undertaken by Ironwood’s Third Party licensees of Products, including Forest, Allergan and Astellas, relating to the development of any Product outside of the Territory, and, if reasonably requested by AstraZeneca at any time, then, subject to Section 5.2.2, will provide AstraZeneca any and all information Controlled by Ironwood that would reasonably be expected to have an impact on, or be necessary or useful for the Development, Manufacture, Commercialization or other exploitation of, the Product in the Territory, including by providing a reasonably detailed summary of all results of clinical studies and material Collaboration Know-How generated from such activities. Without limitation of any specific disclosure obligations of Ironwood hereunder, Ironwood shall disclose [**] any Ironwood Know-How that is necessary for AstraZeneca to conduct its activities hereunder and the JSC shall establish, in good faith, the manner and procedures for disclosing any other Ironwood Know-How relevant to the applicable activities.

5.2.                                   Regulatory Matters.

5.2.1.                                    Responsibility For Regulatory Interactions. Subject to the Transition Services Agreement, as between the Parties, regulatory strategy for the Products in the Territory and all decision-making with respect thereto will be determined solely and exclusively by AstraZeneca. AstraZeneca will conduct all activities relating to obtaining and maintaining Regulatory Approvals with respect to the Products in the Territory, including preparing and submitting Regulatory Submissions and attending meetings with Regulatory Authorities in the Territory, in each case at its own expense. While Ironwood holds any Regulatory Approvals relating to a Product in the Territory (or any foreign reference product with respect thereto), Ironwood will not be required to take any action with respect to any such Regulatory Submission or Regulatory Approval that Ironwood reasonably believes violates Applicable Law. Following the completion of the transfer of such Regulatory Submissions and Regulatory Approvals in accordance with Section 3.1, AstraZeneca will own all right, title, and interest in all Regulatory Submissions and Regulatory Approvals for Products in the Territory.

5.2.2.                                    Regulatory Submissions.

(a)                       AstraZeneca will provide Ironwood with copies of all Regulatory Submissions in the form actually submitted to the applicable Regulatory Authority, promptly following receipt or submission of such correspondence. Except as set forth on Schedule 5.2.2(a), Ironwood shall provide to AstraZeneca copies of all Regulatory Submissions of Ironwood or its Third Party licensees that are in Ironwood’s possession and Control in the form actually submitted to Regulatory Authorities for any Product outside the Territory; [**]

(b)                       As part of AstraZeneca’s updates to the JSC pursuant to Section 4.1.3(b), AstraZeneca will provide Ironwood with a high-level summary of all substantive regulatory activities undertaken by or on behalf of AstraZeneca with respect to the Licensed Compound or any Product in the Territory in the preceding two Calendar Quarters, and plans for regulatory matters with respect to each Product in the Territory in the then-current Calendar Quarter and the next three Calendar Quarters, including a high-level summary of all substantive interactions with Regulatory Authorities relating to Regulatory Approvals, the Regulatory Submissions, the Licensed Compound and such Product. In addition to the foregoing, AstraZeneca will provide prompt written notice to Ironwood of Product regulatory submissions, regulatory correspondence, regulatory interactions, regulatory approvals, withdrawals, safety-related label changes, and other matters, in each case that are reasonably likely to have a significant effect on any Product outside of the Territory. Except as set forth on Schedule 5.2.2(b), Ironwood will keep AstraZeneca reasonably informed regarding the status and progress of development activity related to the Licensed Compound outside the Territory as part of its updates to the JSC pursuant to Section 4.1.3(b).

(c)                       AstraZeneca will provide Ironwood with advance copies of the first application for Regulatory Approval made in the Territory with respect to any Product (including, without limitation, MD-7246) that (x) is also being Developed or Commercialized outside of the Territory and (y) is not the Existing Product, in each case (i) solely to the extent of any information regarding the safety of, or the proposed label for, such Product included in such application and (ii) reasonably in advance of submission to a Regulatory Authority (and, to the extent such copies are not in English, English-language versions thereof). AstraZeneca will provide Ironwood with at least [**] to review and comment on such advance copies; provided, however, that Ironwood will use Commercially Reasonable Efforts to review any such advance copy in a shorter period of time if AstraZeneca has kept Ironwood reasonably updated on the content of the applicable advance copy (including by providing copies of prior drafts thereof to Ironwood) prior to submitting such advance copy to Ironwood for review pursuant to this Section 5.2.2(c).

5.2.3.                                    Clinical Trial Data. [**] will be responsible, at its own expense, for maintaining a database of clinical trial data being developed under this Agreement [**]. Also at its expense, [**] will provide [**] with copies of any such clinical trial data that is necessary or useful in connection with any Regulatory Submission made by [**] in the Territory.

5.2.4.                                    Adverse Events. The Parties will use good faith efforts to enter into an amended and restated pharmacovigilance agreement within 120 days after the Amendment Date, or earlier if required by Applicable Law, which amended and restated agreement will be incorporated into this Agreement by reference (the “Pharmacovigilance Agreement”). [**] The Parties will comply and cause their respective Affiliates to comply with the provisions of such agreement. Each Party shall conduct activities designated to such Party under the Pharmacovigilance Agreement [**].

5.2.5.                                    Clinical Trials.

(a)                       Any clinical trials conducted in accordance with the Development Plan by [**] will be conducted [**]. In the event that [**] engages [**] to undertake any such clinical trial (or any portion of any clinical trial or other clinical trial task), [**] will be qualified in such country and capable of producing data acceptable to the Regulatory Authorities in such country. [**] will [**]. Any studies will be conducted in accordance with GCP and involve investigators of recognized competence. If so requested by Ironwood, to enable Ironwood to use study data from the Territory in support of its Regulatory Submissions outside of the Territory, AstraZeneca will permit, and will use reasonable efforts to require any clinical trial sites to permit, Regulatory Authorities from outside of the Territory to validate any such clinical trial data through on-site inspections to the extent any such on-site inspections do not materially interfere with AstraZeneca’s or such clinical trial sites’, as applicable, day-to-day operations; provided that Ironwood provides reasonable advance notice of such inspection, and such inspections do not occur more than once in any given year for a given site, unless required by applicable law.

(b)                       The Parties acknowledge that [**] is required to [**] and (i) with respect to any clinical studies that are reasonably necessary to obtain, maintain or expand Regulatory Approval for the Products in the Territory, [**] and (ii) with respect to any non-clinical or clinical studies of a Product, including Phase IV studies, that are not required for registration or imposed by a Regulatory Authority in the Territory, [**.] The foregoing rights of [**].

(c)                       Ironwood will not conduct any clinical trials of any Product in the Field in the Territory without the prior written consent of AstraZeneca, such consent not to be unreasonably withheld, conditioned or delayed.

5.3.                                   Supply of Products.

5.3.1.                                    General. Beginning on the Amendment Date, as between the Parties, subject to the remainder of this Section 5.3.1, AstraZeneca will be solely responsible for the Manufacture and clinical and commercial supply of Licensed Compounds and Products for the Territory.

(a)                       Manufacture of Licensed Compound and Product. Ironwood shall continue to supply Licensed Compounds and Products for the Territory under the Existing Supply Agreement until [**] or such earlier date as agreed to by the Parties (the “Manufacturing Cutover Date”). On or prior to the Manufacturing Cutover Date, [**]. The Joint Operations Committee (as constituted under the Existing Supply Agreement) shall coordinate as necessary, and the Parties shall use Commercially Reasonable Efforts, to transfer Manufacturing responsibility for the Product from Ironwood to AstraZeneca, which transfer shall occur effective as of the Manufacturing Cutover Date, and to coordinate the Parties’ responsibilities with respect to purchase orders as described in the immediately prior sentence. In addition, Ironwood shall transfer title of any Licensed Compound, Product or work-in-process for the Territory in Ironwood’s possession on the Manufacturing Cutover Date (“Work-in-Process”) to AstraZeneca, and AstraZeneca shall reimburse Ironwood’s costs associated with such Work-in-Process to the extent not covered in the supply of Product under the Existing Supply Agreement. Without limiting AstraZeneca’s obligations to reimburse Ironwood’s costs associated with the Work-in-Process in the foregoing sentence, Schedule 5.3.1(a) sets forth a list of all open purchase orders with Ironwood’s third party manufacturers as of the Amendment Date.

(b)                       Manufacture of Reference Standards. Subject to Ironwood’s obligation to transfer the Reference Standards Know-How to AstraZeneca, AstraZeneca shall use Commercially Reasonable Efforts to assume sole responsibility for the preparation and quality management (including the appropriate qualification and documentation) of all applicable reference materials needed for analytical purposes in accordance with applicable quality standards and the specifications for the applicable Product for the Territory (the “Reference Standards Activities”) within [**] following the Amendment Date. In connection with AstraZeneca’s assumption of the sole responsibility for the Reference Standards Activities, Ironwood agrees to provide AstraZeneca with Ironwood Know-How that is necessary to conduct the Reference Standards Activities (the “Reference Standards Know-How”). Ironwood shall remain responsible for the Reference Standards Activities until such time as AstraZeneca assumes responsibility for the Reference Standards Activities in accordance with this Section 5.3.1(b) and AstraZeneca shall reimburse Ironwood for its reasonable out-of-pocket expenses associated with the Reference Standards Activities.

(c)                       Other Manufacturing Activities. In addition, following the Amendment Date, as between the Parties, AstraZeneca shall assume responsibility for all other activities conducted by Ironwood relating to the supply of Licensed Compound and Product for the Territory, as set forth on Schedule 5.3.1(c) (the “Ancillary Supply Services”). Ironwood shall continue to conduct the Ancillary Supply Services until the Manufacturing Cutover Date and AstraZeneca shall reimburse Ironwood for its out-of-pocket costs associated with the Ancillary Supply Services to the extent not covered in the supply price for Product under the Existing Supply Agreement. On the Manufacturing Cutover Date, AstraZeneca shall assume all of Ironwood’s remaining obligations relating to the Ancillary Supply Services with Ironwood’s Third Party suppliers.

(d)                       [**].

5.3.2.                      Recall. AstraZeneca will inform Ironwood of (a) any recall or withdrawal of a Product in the Territory that would in each case reasonably be expected to have a material impact on the Product outside the Territory and (b) any material recall or material withdrawal of a Product in the Territory prior to the initiation of such recall or withdrawal [**]. To the extent not constituting Third Party Claims covered by Section 11.2(a), and subject to the Existing Supply Agreement, the costs and expenses of any recall or withdrawal of a Product in the Territory for Product sold during the Term (even if incurred after the Term) will be [**].

5.3.3.                      [**]

5.4.                     Commercialization in the Territory.

5.4.1.                      Responsibility. As between the Parties, AstraZeneca will be solely responsible for, and will control, the Commercialization of Products in the Territory, and will book (directly itself or indirectly through any of its Affiliates and Sublicensees) all sales of Products and will have the sole responsibility for the sale, invoicing, promotion, and distribution of the Products in the Territory. AstraZeneca will be responsible for operating the Product Domain Names, including the content thereof, subject to the IPWG’s recommendation and the Parties’ approval of the use of each Product Domain Name that is not exclusive to the Territory as set forth in Section 9.5.

5.4.2.                      Commercialization Updates.

(a)               AstraZeneca Updates. Commencing in December 2019 and thereafter within 30 days following each of June 30 and January 1 of each Year to the extent of any updates, AstraZeneca will provide the JSC with a high-level summary regarding its Commercialization activities (including those activities set forth in the Commercialization Plan) with respect to the Products in the prior half-Year. Without limiting the foregoing, each such high-level summary will also [**]. In addition, no less frequently than once each Year, AstraZeneca will provide the JSC with its then-current Commercialization Plan with respect to the Products in the Territory. Ironwood may provide comments with respect to AstraZeneca’s Commercialization strategy through its representatives on the JSC, which AstraZeneca will consider in good faith.

(b)               Ironwood Updates. Within 30 days following each of June 30 and January 1 of each Year, Ironwood will provide the JSC and AstraZeneca with a written update regarding its global brand strategy with respect to the Products. Without limiting the foregoing, Ironwood shall provide the JSC and AstraZeneca additional written updates of any change to its global brand strategy with respect to the Products that impacts Commercialization of the Products in the Territory.

5.4.3.                      Diligence. AstraZeneca will use Commercially Reasonable Efforts to (a) achieve the First Commercial Sale of each Product in the Territory (other than in Switzerland) before the later of (i) [**] and (ii) within [**] months of receiving Regulatory Approval (including, for the avoidance of doubt, where required, all final pricing, reimbursement, and other approvals required for the First Commercial Sale) for such Product and (b) Commercialize each Product in the Territory (other than in Switzerland) after such Regulatory Approval has been received.

5.4.4.                      Commercial Sales Organization. If AstraZeneca desires to utilize a Third Party sales force to detail a Product in the Territory, then [**] Any such sales force will be required to agree in writing to meet the quality, ethical and compliance standards undertaken by AstraZeneca (including, but not limited to, all of AstraZeneca’s policies regarding engagement of health care professionals and all standards applicable to AstraZeneca’s promotion efforts pursuant to Section 7.5) or applicable to AstraZeneca’s detailing activities hereunder, and will not have been found to have committed a material violation of any rule or regulation of any Regulatory Authority in any country where such detailing will take place.

5.5.                     Executive Meetings. The Parties anticipate that the Chief Executive Officer of Ironwood and AstraZeneca’s Regional Vice President of Asia Pacific will meet periodically as necessary or appropriate during the Term (and in any event such executives will meet at least once per Year in person) in order to review significant issues and developments in the Development or Commercialization of Products in the Territory.

5.6.                     Publication.

5.6.1.                      Prior Review. Ironwood and Forest will be afforded the opportunity to review and approve any scientific paper or presentation with respect to any Product proposed for publication, presentation, or distribution by AstraZeneca or its Affiliates and will have no more than [**] to complete such review and approval or such shorter period as may reasonably be required by applicable publication deadlines promptly communicated to such Party. For the avoidance of doubt, [**]. Except as set forth on Schedule 5.6.1, AstraZeneca will be afforded the opportunity to review any scientific paper or presentation with respect to any Product proposed for publication, presentation, or distribution by Ironwood or its Affiliates or its or their (sub)licensees and will have no more than [**] to complete such review or such shorter period as may reasonably be required by applicable publication deadlines promptly communicated to Ironwood. Neither Party will unreasonably reject comments furnished by the other Party, will comply with the other Party’s request to delete references to its Confidential Information in any such publication or presentation and will delay publication for such reasonable period requested by the reviewing Party in order to permit the filing of patent applications concerning any Ironwood Technology or AstraZeneca Technology that would be disclosed in such publication or presentation.

5.6.2.                      Clinical Study Results. Subject to the [**], the Parties, [**], will coordinate the disclosure of the initiation and results of clinical studies performed under this Agreement or clinical studies performed by either Party’s approved licensees or Sublicensees with respect to any Licensed Compound or Product, whether within or outside of the Territory, to the extent required by applicable law or AstraZeneca’s internal policies applicable to other of AstraZeneca’s products; provided that all proposed disclosures and publications will be submitted for expeditious review by the JSC and [**] and due regard will be given to the comments of each Party, the maintenance of confidentiality of Confidential Information of each Party and allowing time for intellectual property registrations as described in Section 5.6.1. Ironwood and the JSC will each have at least 30 days, or such shorter period as may reasonably be required by applicable regulatory deadlines that are promptly communicated to Ironwood and the JSC to complete any such review. Nothing set forth in this Agreement will be deemed to limit or restrict either Party from disclosing the results of clinical trials (whether performed by the Parties or by Third Parties) to the extent required by applicable law; provided, however, that AstraZeneca will not disclose any results of clinical trials prior to the time such disclosure is required by applicable law.

5.6.3.                      Publication by AstraZeneca Sublicensees. No Sublicensee of AstraZeneca will be permitted to publish or present materials regarding any Product, and any Sublicense hereunder will contain a provision prohibiting such activities.

5.6.4.                      [**]

5.7.                     Compliance. AstraZeneca will at all times during the Term, including during the Commercialization of any Product in the Territory, implement and adhere to quality and compliance standards consistent with Applicable Law and industry best practices and reasonably acceptable to Ironwood in connection with the performance of its obligations or exercise of its rights under this Agreement.

6.	CONSIDERATION

6.1.                     Payments under Prior Agreement.

6.1.1.                      General. Notwithstanding anything to the contrary in this Agreement, each Party will be responsible for all payments that are due and payable by such Party under the Prior Agreement as of the Amendment Date. AstraZeneca shall have the right to offset any payment that is due and payable by Ironwood to AstraZeneca under the Prior Agreement against any Non-Contingent Payment that is due and payable to Ironwood hereunder except to the extent such payment is the subject of a good faith dispute under the Prior Agreement.

6.1.2.                      Final Summary Statements and Reconciliation Report. Within the applicable timeframes set forth in the Prior Agreement, each Party shall submit to the other Party a final Summary Statement, each of which Summary Statements shall cover any time period prior to the Amendment Date that is not covered by a prior Summary Statement provided by the applicable Party. As soon as practicable after the receipt by AstraZeneca of Ironwood’s final Summary Statement, but in any event within the applicable timeframe set forth in the Prior Agreement, AstraZeneca will prepare a final Reconciliation Report, which final Reconciliation Report shall cover any time period prior to the Amendment Date that is not covered by a prior Reconciliation Report and shall be prepared in accordance with the terms of the Prior Agreement. The Parties acknowledge and agree that such final Reconciliation Report will include no more than $[**] in Commercialization Expenses (as defined in the Prior Agreement) payable by Ironwood, which amount is comprised of actual Commercialization Expenses payable by Ironwood for [**]. Based on such final Reconciliation Report, the applicable Party will invoice the other Party the amount due under the Reconciliation Report within [**] days after such Reconciliation Report is complete and the receiving Party will pay such invoice within [**] days of receipt of such invoice. In the event any payment is made after the date specified in the preceding sentence, the paying Party will increase the amount otherwise due and payable by adding interest as provided in Section 6.15 compounded monthly from the date such additional amount should have first been paid; provided, however, that no Party will be charged interest hereunder to the extent it is late in making payment as a result of the other Party’s delay in reporting any information required to prepare the applicable Reconciliation Report. In the event that a Party fails to make any payment as required pursuant to this Section 6.1.2, amounts due may be offset against any which are payable to such Party hereunder; provided, however, amounts being contested in good faith pursuant to appropriate proceedings hereunder will not be subject to such offset. For clarity, no Summary Statement or Reconciliation Report shall cover any time period on or after the Amendment Date, and any expense incurred by a Party on or after the Amendment Date that would be included in a Summary Statement or Reconciliation Report had it been incurred by such Party prior to the Amendment Date will instead be subject to the other terms of this Agreement.

6.2.                     Manufacturing Payments. AstraZeneca will pay to Ironwood the amounts set forth in the invoices attached as Exhibit A hereto pursuant to the terms of the Existing Supply Agreement.

6.3.                     Non-Contingent Payments. Subject to Section 6.1.1, AstraZeneca will pay to Ironwood the following one-time, non-contingent, non-refundable payments (collectively, the “Non-Contingent Payments”) in accordance with the timeline set forth below:

Timeline	Payment
(a) No later than January 31, 2021	$10,000,000
(b) No later than January 31, 2023	$10,000,000
(c) No later than January 31, 2024	$15,000,000

Notwithstanding anything to the contrary in this Agreement, in the event that the Agreement is terminated or expires prior to the payment of any Non-Contingent Payment(s), such Non-Contingent Payment(s) shall remain payable to Ironwood, regardless of the termination or expiration of the Agreement or the reason for termination.

6.4.                     Milestones. AstraZeneca will pay to Ironwood the following one-time milestone payments within [**] after the first occurrence of each of the following events (each, a “Milestone Event”):

Milestone Event	Milestone Payment
(a) Aggregate Net Sales of all Products in the Territory during any 12 consecutive months exceeds $[**]	$[**]
(b) Aggregate Net Sales of all Products in the Territory during any 12 consecutive months exceeds $ [**]	$[**]
(c) Aggregate Net Sales of all Products in the Territory during any 12 consecutive months exceeds $[**]	$[**]
(d) Aggregate Net Sales of all Products in the Territory during any 12 consecutive months exceeds $[**]	$[**]

Once AstraZeneca has made any particular milestone payment under this Section 6.4, AstraZeneca will not be obligated to make any payment with respect to the re-occurrence of the same Milestone Event.

6.5.                     Royalties. Subject to Sections 6.6 and 6.7, AstraZeneca will pay Ironwood royalties based on the aggregate Net Sales of all Products sold by AstraZeneca, its Affiliates or Sublicensees in the Territory during a Year at the marginal rates set forth in the table below. The obligation to pay royalties will be imposed only once with respect to the same unit of a Product.

Aggregate Annual Net Sales of all Products in the Territory	Royalty Rate
Portion of aggregate annual Net Sales up to $[**]	[**]%
Portion of aggregate annual Net Sales that equals or exceeds $[**] up to $[**]	[**]%
Portion of aggregate annual Net Sales that equals or exceeds $[**] up to $[**]	[**]%
Portion of aggregate annual Net Sales that equals or exceeds $[**]	20%

6.6.                     Royalty Term. AstraZeneca will pay royalties to Ironwood under Section 6.5 with respect to each Product and each country during the applicable Royalty Term. Upon the expiration of the Royalty Term for each Product in each country, the license granted to AstraZeneca under Section 2.1 and Section 9.5.4 with respect to such Product in such country will become fully-paid, perpetual and irrevocable.

6.7.                     Generic Competition. In the event that there is Generic Competition with respect to a Product in a country at any time [**], the Net Sales with respect to the applicable Product in the applicable country shall be reduced by [**]% for the purpose of determining royalties payable by AstraZeneca under Section 6.5 for the remainder of the applicable Royalty Term; provided, however, that [**].

6.8.                     [**]

6.9.                     Royalty Reports and Payments. Beginning on the Amendment Date and continuing for the remainder of the Royalty Term:

6.9.1.                      Within [**] days after the end of each Calendar Quarter, AstraZeneca will deliver a flash report estimating in good faith on a Product-by-Product basis: (i) Net Sales in the relevant Calendar Quarter in the Territory (broken down on a monthly basis), (ii) royalties payable on such Net Sales, and (iii) a summary of the exchange rate methodology then in use by AstraZeneca with respect to the Territory.

6.9.2.                      Within [**] days after the end of each Calendar Quarter, AstraZeneca will deliver a final report specifying on a Product-by-Product basis: (i) Net Sales in the relevant Calendar Quarter in the Territory (broken down on a monthly basis), (ii) royalties payable on such Net Sales, and (iii) a summary of the exchange rate methodology then in use by AstraZeneca with respect to the Territory.

All royalty payments due under Section 6.5 for each Calendar Quarter will be due and payable within [**] days after the end of each Calendar Quarter. For the avoidance of doubt, the report delivered pursuant to Section 6.9.2 shall be the report from which Net Sales are determined.

6.10.                 Records and Audits. Each Party’s recordkeeping and audit obligations and rights under the Prior Agreement shall continue until the [**] anniversary of the Amendment Date. In addition, during the Term of this Agreement, AstraZeneca will keep and maintain accurate and complete records regarding Net Sales during the three preceding Years, and each Party will keep and maintain accurate and complete records with respect to the Summary Statements and Reconciliation Reports (each as defined in the Prior Agreement) submitted under Section 6.1.2. Upon 15 days prior written notice from the other Party (the “Auditing Party”), each Party (the “Audited Party”) will permit an independent certified public accounting firm of internationally recognized standing, selected by the Auditing Party and reasonably acceptable to the Audited Party, to examine the relevant books and records of the Audited Party and its Affiliates as may be reasonably necessary to verify the accuracy of, as applicable, any royalty report submitted by AstraZeneca in accordance with Section 6.9 (if AstraZeneca is the Audited Party) or any Summary Statement or Reconciliation Report submitted by the Audited Party under Section 6.1.2. An examination by a Party under this Section 6.10 will occur not more than once in any Year and will be limited to the pertinent books and records for any Year ending not more than 36 months before the date of the request. The accounting firm will be provided access to such books and records at the Audited Party’s facility where such books and records are normally kept and such examination will be conducted during the Audited Party’s normal business hours. The Audited Party may require the accounting firm to sign a standard non-disclosure agreement before providing the accounting firm access to the Audited Party’s facilities or records. Upon completion of the audit, the accounting firm will provide both Ironwood and AstraZeneca a written report disclosing whether the applicable reports or statements submitted by the Audited Party are correct or incorrect and the specific details concerning any discrepancies. No other information will be provided to the Auditing Party with respect to such audit. If the accounting firm determines that, based on errors in the reports so submitted, a Reconciliation Report is incorrect, the Parties will promptly revise the Reconciliation Report. If an audit reveals any underpayment or overpayment under this Agreement, including pursuant to an incorrect Reconciliation Report, then any additional amount owed by one Party to the other will be paid within 30 days after the paying Party’s receipt of the accountant’s report, along with interest at the annual interest rate as provided in Section 6.15, compounded monthly from the date of the audit report; provided, however, that no such interest will be payable with respect to any payment owed under Section 6.1.2 if the errors leading to the final Reconciliation Report provided under Section 6.1.2 being incorrect were in the Summary Statement provided by the Party entitled to receive such additional amount. Each audit under this Section 6.10 shall be conducted at the expense of the Auditing Party, provided that if an audit reveals any underpayment by the Audited Party of [**] or more with respect to any Year, then the Audited Party will reimburse the Auditing Party for the expenses incurred by the Auditing Party in conducting the audit.

6.11.                 Taxes and Withholding.

6.11.1.                  Taxes. The royalties, milestones and other amounts payable by AstraZeneca to Ironwood pursuant to this Agreement (“Payments”) shall not be reduced on account of any Taxes unless required by Applicable Law. Ironwood alone shall be responsible for paying any and all Taxes (other than withholding taxes required by Applicable Law to be paid by AstraZeneca) levied on account of, or measured in whole or in part by reference to, any Payments it receives.

6.11.2.                  Withholding. AstraZeneca shall deduct or withhold from the Payments any Taxes that it is required by Applicable Law to deduct or withhold. Notwithstanding the foregoing, if Ironwood is entitled under any applicable treaty to a reduction of rate of, or the elimination of, applicable withholding tax, it may deliver to AstraZeneca or the appropriate governmental authority (with the assistance of AstraZeneca to the extent that this is reasonably required and is expressly requested in writing) the prescribed forms necessary to reduce the applicable rate of withholding or to relieve AstraZeneca of its obligation to withhold Tax, and AstraZeneca shall apply the reduced rate of withholding, or dispense with withholding, as the case may be, provided that AstraZeneca has received evidence, in a form satisfactory to AstraZeneca, of Ironwood’s delivery of all applicable forms (and, if necessary, its receipt of appropriate governmental authorization) at least 15 days prior to the time that the Payments are due. If, in accordance with the foregoing, AstraZeneca withholds any amount, it shall pay to Ironwood the balance when due, make timely payment to the proper Tax Authority of the withheld amount, and send to Ironwood proof of such payment within 60 days following that payment. For purposes of this Agreement, the stated amount of the Payments payable by AstraZeneca shall include any Indirect Tax that Ironwood may be required to collect.

6.11.3.                  Indirect Taxes. All Payments are exclusive of Indirect Taxes. If any Indirect Taxes are chargeable in respect of any Payments, the paying Party shall pay such Indirect Taxes at the applicable rate in respect of such Payments following receipt, where applicable, of an Indirect Taxes invoice in the appropriate form issued by the receiving Party in respect of those Payments. The Parties shall issue invoices for all amounts payable under this Agreement consistent with Indirect Tax requirements and irrespective of whether the sums may be netted for settlement purposes. If such amounts of Indirect Taxes are refunded by the applicable Governmental Authority or other fiscal authority subsequent to payment, the Party receiving such refund will transfer such amount to the paying Party within 45 days of receipt.

6.11.4.                  Imports. For the avoidance of doubt, the Parties acknowledge and agree that none of the Payments under this Agreement are related to the license (or right) to import or any import of Products. AstraZeneca shall ensure that AstraZeneca values clinical Product in accordance with Applicable Law and maximizes the full benefits of available duty free or savings programs such as free trade agreements or other special programs and minimizes where permissible any such duties and any related import taxes that are not reclaimable from the relevant authorities. AstraZeneca shall be responsible for any import clearance, including payment of any import duties and similar charges, in connection with any Products transferred to AstraZeneca.

6.11.5.                  Gross-Up. To the extent that, due to (a) an assignment by a Party, (b) any change in a Party’s tax residency, (c) any change by a Party in the entity that originates or receives the payment, (d) any failure on the part of a Party to comply with Applicable Law or (e) any change in Applicable Law that would not have affected the Parties but for a prior assignment or change described in clauses (a)-(c) above, any Taxes are imposed on a payment made under this Agreement by one Party to the other Party that were not otherwise applicable (“Incremental Taxes”), the Party that took such action resulting in such Incremental Taxes (together with any subsequent successor or assign, “Responsible Tax Party”) shall be solely responsible for and shall solely bear the amount of such Incremental Taxes, such that the Party receiving payments will receive the same net amount it would have received (including, for the avoidance of doubt, any preexisting entitlements to additional amounts pursuant to this Section 6.11.5) if no Incremental Taxes were payable.  If the other Party receives a refund or tax credit in connection with the Incremental Taxes, then such other Party shall promptly pay the Responsible Tax Party an amount equal to the amount of such refund or tax credit.

6.12.                 Currency. All amounts payable and calculations hereunder will be in United States dollars. Net Sales recorded in any foreign currency shall be converted into United States dollars in a manner consistent with AstraZeneca’s customary and usual conversion procedures used to prepare its audited financial statements for external reporting purposes, provided that such practices use a widely accepted source of published exchange rates.

6.13.                 Country of Payments. All amounts owed to a Party under this Agreement will be paid by the owing Party by wire transfer of immediately available funds to an account designated by the owed Party (which account may be updated by such owed Party from time to time in writing). All such payments made by AstraZeneca to Ironwood will be made [**].

6.14.                 Confidentiality. All financial information of a Party which is subject to review under this Article 6 will be deemed to be Confidential Information subject to the provisions of Section 7.1, and such Confidential Information will not be disclosed to any Third Party or used for any purpose other than verifying payments to be made by one Party to the other hereunder; provided, however, that such Confidential Information may be disclosed to Third Parties only to the extent necessary to enforce a Party’s rights under this Agreement.

6.15.                 Interest. Any payment under this Article 6 that is more than [**] past due will be subject to interest at an annual percentage rate of [**] (as published in the “Money Rates” table of the U.S. Edition of The Wall Street Journal during the period such amount is overdue) [**] if a Party does not make payment within [**] of its receipt of notice that such amount is past due. Likewise, any overpayment that is not refunded within [**] after the date such overpayment was made will thereafter be subject to interest at an annual percentage rate of [**] (as published in the “Money Rates” table of the U.S. Edition of The Wall Street Journal during period such amount is overdue) [**]; provided, however, that if the overpayment is due to errors in reports provided by the overpaid Party, such interest will accrue from the date the overpayment was made. Notwithstanding the preceding, if a Party contests any amounts due hereunder in good faith and promptly notifies the other Party of such dispute, interest will not accrue as to amounts being so contested until [**] following the presentation of such notice to the other Party.

7.	COVENANTS

7.1.                     Confidentiality.

7.1.1.                      Confidential Information. Except to the extent expressly permitted by this Agreement and subject to the provisions of Sections 7.1.2 and 7.1.3, at all times during the Term and for [**] years following the expiration or termination of this Agreement, each Party (a “Receiving Party”) (a) will keep completely confidential and will not publish or otherwise disclose any Confidential Information furnished to it by the other Party (a “Disclosing Party”), except to those of the Receiving Party’s employees, Affiliates, consultants or representatives who have a need to know such information (collectively, “Authorized Recipients”) to perform such Party’s obligations hereunder or to potential Sublicensees under an obligation of confidentiality no less protective than the terms hereof, and (b) will not use Confidential Information of the Disclosing Party directly or indirectly for any purpose other than exercising its rights and performing its obligations hereunder. The Receiving Party will be liable for any breach by any of its Authorized Recipients of the restrictions set forth in this Agreement. Each Party will be deemed the Receiving Party with respect to any Joint Know-How or Development Data, regardless of which Party has disclosed such Confidential Information.

7.1.2.                      Exceptions to Confidentiality. The Receiving Party’s obligations set forth in this Agreement will not extend to any Confidential Information of the Disclosing Party:

(a)               that is or hereafter becomes part of the public domain through no wrongful act, fault or negligence on the part of a Receiving Party or its Authorized Recipients;

(b)               that is received from a Third Party without restriction and without breach of any agreement or fiduciary duty between such Third Party and the Disclosing Party;

(c)               that the Receiving Party can demonstrate by competent evidence was already in its possession without any limitation or restriction on use or disclosure prior to its receipt from the Disclosing Party;

(d)               that is generally made available to Third Parties by the Disclosing Party without any restriction imposed by the Disclosing Party on disclosure, whether such restriction is by contract, fiduciary duty or by operation of law; or

(e)               that the Receiving Party can demonstrate by competent evidence was independently developed by the Receiving Party without any reference to Confidential Information.

7.1.3.                      Authorized Disclosure.

(a)               Each Party and its Authorized Recipients may disclose Confidential Information received from the other Party to the extent that such disclosure is:

(i)                 made in response to a valid order, governmental inquiry, or request (each an “Order”) of a court of competent jurisdiction or other agency, as applicable; provided, however, that the Receiving Party must first have given notice to the Disclosing Party and given the Disclosing Party a reasonable opportunity to quash such Order or to obtain a protective order requiring that the Confidential Information or documents that are the subject of such Order be held in confidence by such court or agency or, if disclosed, be used only for the purposes for which the Order was issued; and provided further that if an Order is not quashed or a protective order is not obtained, the Confidential Information disclosed in response to such Order will be limited to that information that is legally required to be disclosed in such response to such Order;

(ii)              made by a Party or its Affiliates, or Sublicensees to a Regulatory Authority as may be necessary or useful in connection with any filing, application or request for a Regulatory Approval; provided, however, that reasonable measures shall be taken to assure confidential treatment of such information, to the extent such protection is available;

(iii)            made by a Party to a patent authority as may be necessary or useful for purposes of obtaining or enforcing a Patent Right (consistent with the terms and conditions of Article 9); provided, however, that reasonable measures shall be taken to assure confidential treatment of such information, to the extent such protection is available;

(iv)             otherwise required by law; provided, however, that if either Party is required to disclose Confidential Information of the other Party, the Party required to make the disclosure shall (A) provide to the other Party reasonable advance notice of and an opportunity to comment on any such required disclosure, (B) if requested by the other Party, seek confidential treatment with respect to any such disclosure to the extent available, and (C) use good faith efforts to incorporate the comments of the other Party in any such disclosure or request for confidential treatment; or

(v)               made by either Party to Third Parties under confidentiality obligations no less protective than the obligations set forth herein as may be necessary or useful in connection with the Development, Commercialization, or Manufacture of the Licensed Compound or Products as contemplated by this Agreement, including subcontracting or sublicensing transactions in connection therewith.

(b)               Notwithstanding the provisions of this Section 7.1, Ironwood may disclose AstraZeneca’s Confidential Information to (i) Forest, Allergan, Astellas and any future licensees of the Licensed Compound or Product in connection with the development, manufacture and commercialization of the Licensed Compound or Product outside of the Territory or outside of the Field in the Territory to the extent required under agreements with such parties and provide such Third Parties with copies of all Regulatory Submissions in the Territory, and (ii) a Revenue Buyer or bona fide potential Revenue Buyer as reasonably necessary in connection with a Monetization Transaction or proposed Monetization Transaction, provided that in the case of clause (ii) such receiving Person is not engaged in the business of developing or commercializing pharmaceutical products, in which case such disclosure shall be limited to (A) financial reports indicating the amounts that are the subject of the Monetization Transaction, (B) audit reports related to such amounts, if any, and (C) notices and other correspondence provided under or relating to the subject matter of this Agreement, in each case in clause (C) that are relevant to the Monetization Transaction, provided further that, in each case ((i) and (ii)), each recipient of such Confidential Information shall be under an obligation of confidentiality no less protective than the terms of this Agreement. For clarity, the disclosure of the terms of this Agreement is covered by Section 7.1.6 and not this Section 7.1.3(b).

(c)               Notwithstanding the provisions of this Section 7.1, [**].

7.1.4.                      Notification. The Receiving Party will notify the Disclosing Party immediately, and cooperate with the Disclosing Party as the Disclosing Party may reasonably request, upon the Receiving Party’s discovery of any loss or compromise of the Disclosing Party’s Confidential Information.

7.1.5.                      Destruction of Confidential Information. Upon the expiration or earlier termination of this Agreement, except to the extent necessary or useful to exercise rights or perform obligations that continue after such expiration or termination, and except as otherwise provided in Section 10.5, the Receiving Party will (a) destroy all tangible embodiments of Confidential Information of the Disclosing Party, including any and all copies thereof, and those portions of any documents, memoranda, notes, studies, and analyses prepared by the Receiving Party or its Authorized Recipients that contain, incorporate, or are derived from such Confidential Information and provide written certification of such destruction to the Disclosing Party in a form reasonably acceptable to the Disclosing Party, provided that the legal department of the Receiving Party will have the right to retain one copy of any such tangible embodiments for archival purposes, provided such copy will continue to be maintained on a confidential basis subject to the terms of this Agreement, and (b) immediately cease, and will cause its Authorized Recipients to cease, use of such Confidential Information as well as any information or materials that contain, incorporate, or are derived from such Confidential Information.

7.1.6.                      Use of Name and Disclosure of Terms. Except as permitted under Section 12.16, each Party will and will cause its Affiliates to (a) keep the existence of, the terms of, and the transactions covered by this Agreement confidential and (b) not disclose such information to any other Third Party through a press release or otherwise, and, except as otherwise permitted hereunder, will not mention or otherwise use the name, insignia, symbol, trademark, trade name, or logotype of the other Party or its Affiliates in any manner without the prior written consent of the other Party in each instance (which will not be unreasonably withheld, conditioned or delayed). The restrictions imposed by this Section 7.1.6 will not prohibit either Party or its Affiliates from making any disclosure that is required by Applicable Law, rule, or regulation or the requirements of a national securities exchange or another similar regulatory body including disclosing such information in any clinical trial database maintained by or on behalf of a Party. In addition, in connection with a specific transaction or proposed transaction, including, with respect to Ironwood, a Monetization Transaction, either Party may disclose the terms of this Agreement to the counter party to such transaction if such counter party is a bona fide potential investor, underwriter, lender or Revenue Buyer; provided that (i) such disclosure shall be under provisions of confidentiality no less protective than the terms of this Agreement, (ii) the disclosure is reasonably necessary in light of the contemplated transaction and (iii) the receiving Person is not engaged in the business of developing or commercializing pharmaceutical products. Further, the restrictions imposed on each Party under this Section 7.1.6 are not intended, and will not be construed, to prohibit a Party or is Affiliates from identifying the other Party or its Affiliates in its internal business communications, provided that any Confidential Information in such communications remains subject to this Section 7.1.6. In the event that either Party is required by Applicable Law or the requirements of a national securities exchange or another similar regulatory body to disclose this Agreement, in whole or in part, the Parties will cooperate in preparing a redacted version of this Agreement and consider any comments received from the other Party with respect thereto in good faith, provided that the Party subject to such requirement shall have final decision-making authority with respect to the contents of such redacted version of this Agreement.

7.1.7.                      Remedies. The Parties acknowledge and agree that the restrictions set forth in this Section 7.1 are reasonable and necessary to protect the legitimate interests of the Parties and that neither Party would have entered into this Agreement in the absence of such restrictions, and that any breach or threatened breach of any provision of this Section 7.1 will result in irreparable injury to the other Party for which there will be no adequate remedy at law. Notwithstanding the dispute resolution mechanism agreed to by the Parties in Section 12.1, in the event of a breach or threatened breach of any provision of Section 7.1 by a Party, the other Party will be authorized and entitled to obtain from any court of competent jurisdiction, applying the laws of that court, injunctive relief, whether preliminary or permanent, specific performance and an equitable accounting of all earnings, profits and other benefits arising from such breach, which rights will be cumulative and in addition to any other rights or remedies to which such Party may be entitled in law or equity. The breaching Party agrees to waive any requirement that the non-breaching Party (a) post a bond or other security as a condition for obtaining any such relief and (b) show irreparable harm, balancing of harms, consideration of the public interest or inadequacy of monetary damages as a remedy. Nothing in this Section 7.1.7 is intended, or will be construed, to limit the Parties’ rights to equitable relief or any other remedy for a breach of any provision of this Agreement.

7.2.                     Restrictions.

7.2.1.                      [Reserved.]

7.2.2.                      Reciprocal Non-Compete Provisions.

(a)               [**], neither Party, nor any of their respective Affiliates will [**].

(b)               Without limitation of Section 7.2.2(a), [**], neither Party nor any of their respective Affiliates will [**].

(c)               Notwithstanding the provisions of Sections 7.2.2(a) and 7.2.2(b), if a Party or any of its Affiliates [**]

(d)               For purposes of this Section 7.2.2, references to the “Territory” shall be deemed to exclude Switzerland.

7.3.                     [**].

7.4.                     Compliance with Law. Each Party hereby covenants to comply with all Applicable Law and industry professional standards applicable to its activities connected with the Development, Manufacture, and Commercialization (as applicable) of Products. Without limiting the generality of the foregoing:

7.4.1.                      Patient Information. Each Party agrees to abide by all laws, rules, regulations, and orders of all applicable supranational, national, federal, state, provincial, and local governmental entities concerning the confidentiality or protection of patient identifiable information or patients’ protected health information, as defined by any other applicable legislation in the course of their performance under this Agreement.

7.4.2.                      Debarment. Each Party will not use in any capacity, in connection with the activities to be performed under this Agreement, any person who has been debarred pursuant to Section 306 of the United States Federal Food, Drug, and Cosmetic Act or analogous law, or who is the subject of a conviction described in such section or a corresponding section of any analogous law. Each Party will inform the other Party in writing immediately if it or any person who is performing or has performed activities hereunder or is conducting or has conducted any development of the Licensed Compound or Product is debarred or is the subject of a conviction described in Section 306 or a corresponding section of any analogous law, or if any action, suit, claim, investigation or legal or administrative proceeding is pending relating to the debarment or conviction of such Party or any person performing services hereunder.

7.5.                     Business Ethics.

7.5.1.                      Each Party will conduct its business in accordance with Applicable Law. By signing this Agreement, each Party agrees to conduct its activities under this Agreement in a manner that is consistent with Applicable Law, including the U.S. Foreign Corrupt Practices Act, the UK Bribery Act 2010, and the relevant provisions of the People’s Republic of China Criminal Law and People’s Republic of China Anti-Unfair Competition Law, each as amended, and any other applicable anti-corruption laws and laws for the prevention of fraud, racketeering, or money laundering (collectively, “Anti-Corruption Laws”).

7.5.2.                      Each Party will not, directly or indirectly, pay, offer or promise to pay, or authorize the payment of any money, or give, offer or promise to give, or authorize the giving of anything of value (collectively, a “Prohibited Payment”) to any government or political party officials, officials of international public organizations, candidates for public office or representatives of other businesses or persons acting on behalf of any of the foregoing (collectively, “Officials”) where such Prohibited Payment would constitute a violation of any Anti-Corruption Law. In addition, regardless of legality, each Party will make no Prohibited Payment, directly or indirectly, to any Official if such Prohibited Payment is for the purpose of influencing decisions or actions with respect to the subject matter of this Agreement or any other aspect of the other Party’s business. Each Party acknowledges and agrees that none of it, or any of its Affiliates or its or their respective officers, directors, employees, agents and representatives (collectively, “Authorized Representatives”) is authorized to waive compliance with the provisions of this Section 7.5 and that each Party will be solely responsible for its compliance with the provisions of this Section 7.5 and the Anti-Corruption Laws irrespective of any act or omission of the other Party or any of its Affiliates, Sublicensees or its or their respective Authorized Representatives. Each Party’s failure to abide by the provisions of this Section 7.5 shall be deemed a material breach of this Agreement and without prejudice to any other rights or remedies that may be available to the non-breaching Party under this Agreement or in law or equity, then the consequences in Section 5.7 will apply.

7.6.                     Standstill Agreement. [**], neither AstraZeneca nor any of its controlled Affiliates or its Affiliates under common control (collectively the “AstraZeneca Related Parties”) will, in any manner, directly or indirectly, do the following unless requested by Ironwood, except in connection with the transactions contemplated by this Agreement:

(a)               make, effect, initiate, directly participate in or cause

(i)                 any acquisition of beneficial ownership of any voting securities of Ironwood, if, after such acquisition, the AstraZeneca Related Parties would beneficially own more than ten percent of the outstanding common stock of Ironwood provided that the AstraZeneca Related Parties may own an amount in excess of such percentage to the extent resulting exclusively from actions taken by Ironwood or its Affiliates;

(ii)              any acquisition of all or substantially all of the assets of Ironwood; provided this subsection (ii) will not apply to the acquisition by the AstraZeneca Related Parties of a license or other rights to Ironwood assets or technology under terms negotiated by the Parties;

(iii)            any tender offer, exchange offer, merger, business combination, recapitalization, restructuring, liquidation, dissolution or extraordinary transaction involving Ironwood, or involving any voting securities or material portion of the assets of Ironwood (except as otherwise permitted hereunder); provided that this subsection (iii) will not apply to such a transaction by the AstraZeneca Related Parties involving a license or other rights to Ironwood assets or technology under terms negotiated by the Parties; or

(iv)             any “solicitation” of “proxies” (as those terms are used in the proxy rules of the Securities and Exchange Commission) or consents with respect to any voting securities of Ironwood;

(b)               form, join or participate in a Group with respect to the beneficial ownership of any voting securities of Ironwood;

(c)               act, alone or in concert with others, to seek to control the management, board of directors or policies (except as they related to the activities under this Agreement) of Ironwood;

(d)               take any action that might require Ironwood to make a public announcement regarding any of the types of matters set forth in Section 7.6(a)(i);

(e)               enter into any agreement with any other person relating to any of the foregoing; or

(f)                publicly request or propose that Ironwood amend, waive or consider the amendment or waiver of any provision set forth in this Section 7.6.

Notwithstanding the foregoing, the provisions of this Section 7.6 will not apply to (i) the exercise by any of the AstraZeneca Related Parties of any rights available to shareholders generally pursuant to any transaction described in Section 7.6(a) above, provided that such AstraZeneca Related Party has not then either directly or as a member of a Group made, effected, initiated or caused such transaction to occur, (ii) the acquisition of, or offering to acquire, directly or indirectly, any, company or business unit (other than Ironwood) that beneficially owns Ironwood voting securities so long as such company or business unit’s acquisition of Ironwood’s securities was not made on AstraZeneca’s behalf, provided that although the AstraZeneca Related Parties shall not be required to divest the holdings of Ironwood’s securities by such company or business unit upon acquisition thereof, such holdings when aggregated with the then-existing holdings of Ironwood securities of the AstraZeneca Related Parties may prevent the AstraZeneca Related Parties, pursuant to the terms of Section 7.6(a)(i), from acquiring additional Ironwood securities, (iii) the making of any non-public proposal, or entering into any commercial transaction with respect to, or otherwise consummating, any commercial transaction in the ordinary course of the business or the Parties’ ongoing business relationships or (iv) any activity by any of the AstraZeneca Related Parties after (1) Ironwood has made any public announcement of its intent to solicit or engage in any transaction of the type which if consummated would constitute a Combination, (2) Ironwood enters into an agreement or an agreement in principle providing for a Combination or Ironwood redeems any rights under or modifies or agrees to modify a shareholder rights plan to facilitate any specific Combination, or (3) a tender or exchange offer which if consummated would constitute a Combination is made and the Board of Directors of Ironwood either accepts such offer or fails to recommend that its stockholders reject such offer within ten business days from the date of commencement of such offer, provided, however, that, the provisions of this Section 7.6 will again be applicable, in each case, (y) if Ironwood terminates such transaction (if entered into previously) or announces its intent to terminate such transaction (if only an announcement has then been made), withdraws such recommendation or rejects such offer, each as applicable, and (z) (A) such AstraZeneca Related Party has not previously made any public announcement of its intent to solicit or engaged in any transaction of the type referred to in Section 7.6(a) above, or (B) in the event that such public announcement has been made by any of the AstraZeneca Related Parties, such AstraZeneca Related Party has terminated or announced its intent to terminate such transaction.

“Group” means two or more Persons acting as a partnership, limited partnership, syndicate or other group for the purpose of acquiring, holding or disposing of securities of Ironwood. A “Combination” means a transaction in which (1) a Person or Group acquires, directly or indirectly, securities representing 50% or more of the voting power of the outstanding securities of Ironwood or properties or assets constituting 50% or more of the consolidated assets of Ironwood and its subsidiaries or (2) in any case not covered by (1), (x) Ironwood issues securities representing 50% or more of its total voting power, including the case of (1) and (2) by way of a merger or other business combination with Ironwood or any of its subsidiaries or (y) Ironwood engages in a merger or other business combination such that the holders of voting securities of Ironwood immediately prior to the transaction do not own more than 50% of the voting power of securities of the resulting entity.

Ironwood [**].

Nothing in this Section 7.6 shall preclude discussions or communications of any kind between AstraZeneca and its Affiliates.

7.7.                     Enforcement of Infringing or Counterfeit Goods. AstraZeneca will, at its own expense, use Commercially Reasonable Efforts to (a) monitor commercial markets in the Territory (other than Switzerland) for incidences of sales of counterfeit goods or uses of Trademarks, including trade dress, that infringe the Product Trademarks or Product Domain Names, including Product trade dress that may cover, compete with, or damage sales of a Product and other similar offenses (collectively, “Counterfeiting”) in accordance with the procedures established by the IPWG and (b) stop all such Counterfeiting using all Commercially Reasonable measures available under Applicable Law. AstraZeneca will promptly notify Ironwood of any incidence of Counterfeiting in the Territory (other than Switzerland) of which it becomes aware and will coordinate with and keep Ironwood apprised of any efforts to stop such Counterfeiting. Ironwood will cooperate with AstraZeneca as reasonably requested by AstraZeneca with respect to the foregoing matters and will use Commercially Reasonable Efforts to enforce any analogous provisions in the Existing Agreements to the extent likely to impact the Territory.

7.8.                     Development Data. AstraZeneca will not use any Development Data in connection with the development, manufacture or commercialization of any GC-C Agonist anywhere in the world other than the Licensed Compound and Products in accordance with this Agreement, unless (a) AstraZeneca is exercising (sub)licensed rights to the Development Data under a separate license agreement under which Ironwood grants rights to use the Development Data, as applicable, in the applicable jurisdiction, or (b) such Development Data, as applicable, becomes part of the public domain though no wrongful act, fault or negligence on the part of AstraZeneca, its Affiliates or Sublicensees.

7.9.                     Export Restrictions. AstraZeneca will not knowingly sell, export, or distribute, directly or indirectly, any Product or Licensed Compound to any location outside of the Territory or take any action that AstraZeneca reasonably believes will result in such export. Ironwood will not knowingly sell, export, or distribute, or permit any Third Party to do any of the foregoing, directly or indirectly (including through Forest), any Product or the Licensed Compound to any location within the Territory that is intended to be the final location for sale, export or distribution of such Product or Licensed Compound or take any action that Ironwood reasonably believes would result in any of the foregoing (except for the supply of Licensed Compound and Product to AstraZeneca pursuant to the terms and conditions of this Agreement and the Existing Supply Agreement).

7.10.                 Existing Agreements. Ironwood covenants the following relating to the Existing Agreements, except as would not materially adversely affect any of AstraZeneca’s rights or obligations under this Agreement: (a) Ironwood will not and will cause its Affiliates to not make any amendments or modifications with respect to, or provide any consents or waivers or enter into any side letter relating to any of the Existing Agreements without AstraZeneca’s prior written consent; (b) Ironwood will use Commercially Reasonable Efforts to ensure (i) the performance of any acts contemplated in this Agreement to be undertaken by Forest, Astellas or Allergan and (ii) compliance by Forest, Astellas and Allergan with any corresponding obligations of Forest, Astellas or Allergan under the Forest Agreement, Astellas Agreement and Allergan Agreement, as applicable; and (c) Ironwood will not breach (i) any material provisions of any agreements with Third Parties relating to the Ironwood Patent Rights or Ironwood Know-How or (ii) any of the Existing Agreements.

7.11.                 Other Linaclotide Partners. [**]

7.12.                 Prevention of Facilitation of Tax Evasion.

7.12.1.                  In this Section 7.12:

(a)               references to ‘committing tax evasion’ shall include:

(i)               fraudulently or dishonestly failing to pay any amount of tax to the relevant tax authority within any applicable time limit for the payment of such tax without incurring interest or penalties; and

(ii)              fraudulently or dishonestly claiming any relief, allowance, credit, deduction, exemption or set off in respect of any tax (or relevant to the computation of any income, profits or gains for the purposes of any tax), or any right to or actual repayment of or saving of tax; and

(b)               ‘tax’ or ‘taxation’ means

(i)               taxes on gross or net income, profits and gains, and

(ii)              all other taxes, levies, duties, imposts, charges and withholdings of any nature, including any excise, property, wealth, capital, value added, sales, use, occupation, transfer, franchise and payroll taxes and any national insurance or social security contributions, together with all penalties, charges, fees and interest relating to any of the foregoing or to any late or incorrect return in respect of any of them.

7.12.2.                  Each Party represents, warrants and undertakes to the other that in connection with the performance of its obligations under this Agreement or with respect to payments from one Party to the other Party under this Agreement, as applicable:

(a)               neither it nor its Affiliates shall commit tax evasion;

(b)               neither it nor its Affiliates shall undertake any activities which would facilitate or otherwise result in another person committing tax evasion and which would amount to a UK tax facilitation evasion offence or a foreign tax facilitation evasion offence for the purposes of Part 3 of the UK Criminal Finances Act of 2017; and

(c)               it and its Affiliates shall supervise its employees, agents or other persons who perform services for them or on their behalf that are in each case engaged on matters related to this Agreement, in a manner consistent with its foregoing undertakings.

7.12.3.                  Each Party shall promptly report any apparent breach by it of Section 7.12.2 to the other Party.

8.	REPRESENTATIONS AND WARRANTIES

8.1.                     Representations and Warranties of Each Party. As of each of the Effective Date and the Amendment Date, each of AstraZeneca and Ironwood hereby represents and warrants to the other Party hereto as follows:

(a)               it is a corporation or entity duly organized and validly existing under the laws of the state or other jurisdiction of its incorporation or formation;

(b)               the execution, delivery and performance of this Agreement by such Party has been duly authorized by all requisite corporate action and does not require any shareholder action or approval;

(c)               it has the power and authority to execute and deliver this Agreement and to perform its obligations hereunder;

(d)               the execution, delivery and performance by such Party of this Agreement and its compliance with the terms and provisions do not and will not conflict with or result in a breach of any of the terms and provisions of or constitute a default under (i) any agreement to which it or its Affiliates is a party, (ii) the provisions of its charter or operative documents or bylaws or (iii) any order, writ, injunction or decree of any court or governmental authority entered against it or by which any of its property is bound;

(e)               it has the full right, power and authority to grant all of the right, title and interest in the licenses granted to the other Party under this Agreement; and

(f)                it and its Affiliates have not violated in any manner that is reasonably likely to affect the rights of the other Party hereunder or adversely affect the Development, or Commercialization of any Product hereunder, any laws, rules, regulations, or any order of any applicable supranational, national, federal, state, provincial, and local governmental entities, in each case, concerning the confidentiality or protection of patient identifiable information or patients’ protected health information, as defined by any applicable legislation.

8.2.                     Additional Representations, Warranties and Covenants of Ironwood. Ironwood hereby represents, warrants and covenants to AstraZeneca that (i) as of the Effective Date, in the case of Sections 8.2(i), (p), (q), and (r), (ii) as of the Effective Date and the Amendment Date, in the case of Sections 8.2(a), (b), (c), (d), (e), (f), (g), (h), (j), (m), (n), (o), and (s), and (iii) as of the Amendment Date, in the case of Sections 8.2(k), (l) and (t), and in each case ((i)-(iii)) except as set forth in Schedule 8.2:

(a)               Ironwood has with respect to any Patent Right that has reached the nationalization stage as of the Effective Date or the Amendment Date, as applicable, and will have at the time of nationalization of any other Patent Right, in each case, in the Territory, the sole and exclusive right in the Territory in and to the applicable Ironwood Patent Rights listed in Schedule 8.2(a) attached hereto and the ownership of such Ironwood Patent Rights is as set forth on such Schedule 8.2(a). Ironwood has the sole and exclusive rights in the Territory with respect to all Ironwood Know-How that it purports to grant to AstraZeneca hereunder, in each case free of any encumbrance, lien, or claim of ownership by any Third Party.

(b)               Ironwood is not subject to any agreement with a Third Party that includes a royalty or similar payment obligation to, or other restriction or limitation in favor of, such Third Party (including, for this purpose, to current or former officers, directors, employees, consultants or personnel of Ironwood or any predecessor) with respect to (i) its rights to practice the Ironwood Technology in the Territory or (ii) the Development, Manufacture or Commercialization of the Licensed Compound or any Product in the Territory, except, with respect to clause (ii), as set forth in Schedule 8.2(b)(ii).

(c)               To Ironwood’s and its Affiliates’ knowledge [**], no Person is infringing or threatening to infringe or misappropriating or threatening to misappropriate the Ironwood Patent Rights or the Ironwood Know-How.

(d)               To Ironwood’s and its Affiliates’ knowledge, the conception, development, and reduction to practice of the Ironwood Patent Rights and Ironwood Know-How existing as of the Effective Date or the Amendment Date, as applicable, have not constituted or involved the misappropriation of trade secrets or other rights or property of any Person.

(e)               No Ironwood Patent Rights are subject to, or were developed pursuant to any funding agreement with any government or government agency.

(f)                Ironwood is not in material breach of any provisions of any agreements with Third Parties relating to the Ironwood Patent Rights or Ironwood Know-How and is not in material breach of any of the Existing Agreements, in each case, in a manner that is reasonably likely to affect the rights of AstraZeneca hereunder.

(g)               Ironwood has not received any written or oral claim of ownership, inventorship or patent infringement from any Third Party (including by current or former officers, directors, employees, consultants, or personnel of Ironwood or any predecessor) with respect to the Ironwood Technology, and Ironwood is not aware of any reasonable basis for any such claim.

(h)               Except [**], no claim or litigation has been brought or threatened by any Person alleging, and Ironwood is not aware, that any of the Ironwood Patent Rights or the Ironwood Know-How are invalid or unenforceable.

(i)                 To Ironwood’s and its Affiliates’ knowledge, the Manufacture, use or sale of any Product in the Territory for the indications set forth in the Initial Development Plans will not infringe any issued claim of an issued patent right of any Third Party, other than Patent Rights that Ironwood Controls.

(j)                 Ironwood has made available to AstraZeneca all material Regulatory Approvals and Regulatory Submissions, including the Referenced Regulatory Filings and Ironwood Know-How, in each case, in its Control regarding or related to any Licensed Compound or Product, including to its and its Affiliates’ knowledge, all of the foregoing, in each case, that are necessary to allow (i) as of the Effective Date, Ironwood and AstraZeneca to file for initial Regulatory Approvals in the Field in the Territory as contemplated under the Prior Agreement and (ii) as of the Amendment Date, AstraZeneca to file for initial Regulatory Approvals in the Field in the Territory as contemplated hereunder or to maintain the Purchased Regulatory Approvals and Submissions in the Field in the Territory, other than (in the case of clause (ii)) any Regulatory Approval, Regulatory Submission or other materials in AstraZeneca’s possession prior to the Amendment Date. Ironwood has made available to AstraZeneca all Regulatory Approvals and Regulatory Submissions, including the Referenced Regulatory Filings and Ironwood Know-How in its Control regarding or related to any Licensed Compound or Product, other than all Regulatory Submissions that have been made by AstraZeneca and all Regulatory Approvals relating thereto, and all such Regulatory Approvals, Regulatory Submissions, Referenced Regulatory Filings and Ironwood Know-How made available to AstraZeneca are true and complete. As of the Effective Date and the Amendment Date, Ironwood has prepared, maintained and retained all Regulatory Approvals and Regulatory Submissions, other than those Regulatory Approvals and Regulatory Submissions prepared, maintained or retained by or on behalf of AstraZeneca, pursuant to and in accordance with GCP and good laboratory practices, as applicable, and Applicable Law and all such information is and will be true and complete.

(k)               The Purchased Regulatory Approvals are in full force and effect and have been duly and validly issued. To Ironwood’s knowledge, no event has occurred in the three years prior to the Amendment Date that would reasonably be expected to result in the revocation or termination of any Purchased Regulatory Approval and Submission. No proceeding is pending or, to Ironwood’s knowledge, threatened in writing regarding the revocation or termination of any Purchased Regulatory Approval and Submission. As of the Amendment Date, neither Ironwood nor its Affiliates has received any written communication from any Regulatory Authority or other governmental authority threatening to withdraw or suspend any Purchased Regulatory Approval and Submission. Neither Ironwood nor any of its Affiliates is in material violation of the terms of any Purchased Regulatory Approval and Submission.

(l)                 As of the Amendment Date (i) Ironwood, or its Affiliates, owns and has good and valid title to, or valid contract rights in, as applicable, the Purchased Assets, free and clear of all encumbrances, liens and claims or ownership of a Third Party, and (ii) the Purchased Inventory is usable or saleable in the ordinary course of business consistent with past practices of Ironwood ..

(m)             Material trade secrets comprising the Ironwood Know-How have been kept confidential or have been disclosed to Third Parties only under terms of confidentiality. To Ironwood’s and its Affiliates’ knowledge, no breach of such confidentiality with respect to such Know-How has been committed by any Third Party.

(n)               Ironwood Controls, as of the Effective Date and the Amendment Date, and will maintain Control of, such Know-How, and Patent Rights that have arisen or may arise under the Existing Agreements as are required to the extent necessary for AstraZeneca to perform its obligations and exercise its rights under this Agreement, including to conduct the Development activities with respect to the Licensed Compound and Product(s) in the Field in the Territory contemplated in the Initial Development Plan and the 2019 Initial Development Plan, as applicable.

(o)               To Ironwood’s and its Affiliates’ knowledge, it has conducted all development and Commercialization activities in accordance with good laboratory and clinical practice and Applicable Law.

(p)               To Ironwood’s and its Affiliates’ knowledge, neither Ironwood nor any of its Affiliates, nor any of its or their respective officers, employees, or agents (provided that for purposes of this Section 8.2(p) AstraZeneca or any Affiliate thereof shall not be deemed an agent of Ironwood or its Affiliate) has made an untrue statement of material fact or fraudulent statement to any Regulatory Authority with respect to the Development of the Licensed Compound or the Products, failed to disclose a material fact required to be disclosed to any Regulatory Authority with respect to the Development of the Licensed Compound or the Products, or committed an act, made a statement, or failed to make a statement with respect to the Development of the Licensed Compound or the Products that could reasonably be expected to provide a basis for the United States Food and Drug Administration to invoke its policy respecting “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities”, set forth in 56 Fed. Reg. 46191 (September 10, 1991) and any amendments thereto or any analogous laws or policies in the Territory.

(q)               Neither Ironwood nor any of its Affiliates has been debarred or is subject to debarment and neither Ironwood nor any of its Affiliates has used in any capacity, in connection with the Ironwood Technology, the Licensed Compound or the Products, any Person who has been debarred pursuant to Section 306 of the United States Federal Food, Drug, and Cosmetic Act, or who is the subject of a conviction described in such section.

(r)                To Ironwood’s and its Affiliates’ knowledge, it and its Affiliates have not violated any material Anti-Corruption Laws with respect to the Territory except for such matters as has been disclosed to AstraZeneca prior to the Effective Date.

(s)                Ironwood has made available to AstraZeneca for review in due diligence all material (i) clinical and pre-clinical data relating to the Product(s) existing as of the Effective Date and the Amendment Date, as applicable, that is contained in Regulatory Submissions for such Product(s) in the Field in the Territory in its or any of its Affiliates’ possession, and (ii) Ironwood Know-How that has been requested of Ironwood by AstraZeneca or, to Ironwood’s or its Affiliates’ knowledge, is material to the Development or Commercialization of the Product(s) hereunder. To Ironwood’s or its Affiliates’ knowledge, all Ironwood Know-How that has been disclosed by Ironwood or its Affiliates to AstraZeneca under this Agreement or in connection with such due diligence or the negotiation of this Agreement is or will be true and correct in all material aspects. All adverse information with respect to the safety and efficacy of the Products known to Ironwood or its Affiliates as of the Effective Date and the Amendment Date, as applicable, has been disclosed by Ironwood to AstraZeneca through such due diligence review. To Ironwood’s knowledge, there are no material facts or circumstances existing that would reasonably be expected to serve as a basis for such recall, withdrawal, replacement or safety notice.

(t)                 As of the Amendment Date, Ironwood has not granted any rights to any Third Party that conflict with AstraZeneca’s ability to seek, obtain or maintain Regulatory Approval for the Products in the Territory as contemplated by this Agreement.

Notwithstanding the foregoing or anything to the contrary in this Agreement, neither Ironwood nor its Affiliates shall be liable under this Agreement for any inaccuracy in or breach of any representation or warranty made as of the Amendment Date and set forth in Section 8.2 if AstraZeneca or its Affiliate is aware of such inaccuracy or breach prior to the Amendment Date.

8.3.                     Additional Representations and Warranties of AstraZeneca. AstraZeneca hereby represents, warrants and covenants to Ironwood that as of the Effective Date and the Amendment Date:

(a)               AstraZeneca has no products [**].

(b)               To AstraZeneca’s knowledge, AstraZeneca and its Affiliates have not materially violated any Anti-Corruption Laws with respect to the Territory except for such matters as has been disclosed to Ironwood prior to the Effective Date (or in this representation and warranty made as of the Amendment Date, as of the Amendment Date).

8.4.                     Representation by Legal Counsel. Each Party hereto represents that it has been represented by legal counsel in connection with this Agreement and acknowledges that it has participated in the drafting. In interpreting and applying the terms and provisions of this Agreement, the Parties agree that no presumption will exist or be implied against the Party which drafted such terms and provisions.

8.5.                     No Inconsistent Agreements. Neither Party has in effect and after the Effective Date neither Party may enter into any oral or written agreement or arrangement that would be inconsistent with its obligations under this Agreement or limit the ability of either Party to grant the licenses set forth in Article of this Agreement.

8.6.                     Disclaimer. THE FOREGOING WARRANTIES OF EACH PARTY ARE IN LIEU OF ANY OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, ANY IMPLIED WARRANTIES OF NONINFRINGEMENT, ANY IMPLIED WARRANTIES OF MERCHANTABILITY OR ANY IMPLIED WARRANTIES OF FITNESS FOR A PARTICULAR PURPOSE, ALL OF WHICH ARE HEREBY SPECIFICALLY EXCLUDED AND DISCLAIMED. EACH PARTY HEREBY DISCLAIMS ANY REPRESENTATION OR WARRANTY THAT THE DEVELOPMENT OR COMMERCIALIZATION OF ANY PRODUCT UNDER THIS AGREEMENT WILL BE SUCCESSFUL.

9.	INTELLECTUAL PROPERTY

9.1.                     Disclosure. During the Term, the Parties will promptly disclose to one another all Collaboration Know-How (whether patentable or not).

9.2.                     Ownership.

9.2.1.                      Ownership of Technology. Except as set forth in Section 9.2.2, determinations as to which Party has invented any Patent Right or Know-How will be made in accordance with the standards of inventorship under U.S. patent law. Subject to the license grants under Article 2, as between the Parties, Ironwood will own all Ironwood Technology (including any Collaboration Know-How (other than Joint Know-How and Development Data) that is invented, conceived or developed solely by employees of Ironwood or its Affiliates, or Third Parties acting on behalf of Ironwood or its Affiliates, and any Patent Rights claiming such Collaboration Know-How), and AstraZeneca will own all AstraZeneca Technology (including Collaboration Know-How (other than Joint Know-How and Development Data) that is invented, conceived, or developed solely by employees of AstraZeneca or its Affiliates, or Third Parties acting on behalf of AstraZeneca or its Affiliates, and any Patent Rights claiming such Collaboration Know-How). Each Party will own an undivided one-half interest in and to the Joint Technology. In the event inventorship and ownership of any Collaboration Technology cannot be resolved by the Parties with advice of their respective intellectual property counsel, such dispute will be resolved through arbitration pursuant to Section 12.1.3, provided such arbitration panel will include at least a single arbitrator who is a specialist in U.S. chemical and pharmaceutical patent law and in chemical and pharmaceutical patents. Each Party shall make such assignments as are required to effect the ownership allocations set forth in this Section 9.2.1. Subject to the licenses granted to the other Party under this Agreement and the other terms of this Agreement, each Party has a right to exploit its interest in the Joint Technology without the consent of and without accounting to the other Party except, neither Party may assign its right, title, or interest in the Joint Technology to any Person, except (a) in connection with a permitted transaction under Section 12.9, or (b) to an Affiliate.

9.2.2.                      Development Data. Each Party will own an undivided one-half interest in and to all Development Data. Subject to the licenses granted to the other Party under this Agreement, Section 7.8 and the other terms of this Agreement, each Party has the right to exploit its interest in the Development Data without consent of and without accounting to the other Party, except neither Party may assign its right, title, or interest in the Development Data to any Person, except (a) in connection with a permitted transaction under Section 12.9, or (b) to an Affiliate.

9.2.3.                      Employee Assignment. Each Party shall procure from each of its employees and permitted assignees and subcontractors who are conducting work under this Agreement, rights to any and all Ironwood Technology, AstraZeneca Technology, Development Data or Joint Technology, as applicable, such that each Party shall receive from the other Party, without payments beyond those contemplated by this Agreement, the rights granted to such Party to use such Ironwood Technology (in the case of Ironwood), AstraZeneca Technology (in the case of AstraZeneca), Development Data or Joint Technology, as applicable, pursuant to this Agreement. In the event such rights have not been secured or any original holder challenges such procurement, the Party responsible for procuring such rights [**].

9.3.                     Intellectual Property Working Group. The Parties have established an intellectual property working group (“IPWG”) comprised of at least one senior patent attorney and, as needed, one trademark attorney, from each Party, together with research and development personnel and such other representatives of the Parties as the Parties may determine to be appropriate from time to time, to (a) manage and review the patent strategy for Collaboration Know-How to the extent such Collaboration Patent Rights are necessary or useful in the Territory to Develop, Manufacture or Commercialize the Licensed Compound or Product, (b) review usage instructions for and recommend for approval by the Parties in accordance with Section 9.5.5 the Product Trademarks and Domain Names in the Territory and (c) perform such other activities as may be delegated to the IPWG pursuant to this Agreement or by the Parties from time to time during the Term by mutual written agreement. All decisions of the IPWG will be made by consensus, with each Party’s representatives on the IPWG having collectively one vote on all matters that are within the responsibility of the IPWG. If the members of the IPWG are unable to agree on any such matter after endeavoring to reach consensus for a period of 30 days, then the provisions of Section 9.5.5 shall apply. In the event that the IPWG adopts a patent strategy, the Parties shall comply with such strategy in connection with the exercise of their rights under this Article 9. If there is no such strategy, then the Party with the primary responsibility for an activity under this Article 9 will be responsible for developing and implementing the applicable strategy.

9.4.                     Prosecution and Maintenance of Patent Rights.

9.4.1.                      Patent Prosecution and Maintenance. Ironwood will be responsible for the preparation, filing, prosecution and maintenance of the Ironwood Patent Rights at [**], and AstraZeneca will have the first right, but not the obligation, to prepare, file, prosecute and maintain the Collaboration Patent Rights included in the AstraZeneca Patent Rights (the “AstraZeneca Collaboration Patent Rights”) worldwide, at [**] expense, and in each case, provided that: in the case of the Ironwood Patent Rights and the AstraZeneca Collaboration Patent Rights, each Party will provide the other with (a) advance copies of, and a reasonable opportunity to comment upon, proposed patent filings in the Territory (in the case of the Ironwood Patent Rights) and worldwide (in the case of the AstraZeneca Collaboration Patent Rights) and prosecution strategies and proposed correspondence with patent offices in the applicable jurisdiction undertaken pursuant to any such filings, and will consider comments received in good faith and will not unreasonably reject such comments, except that Ironwood will not be obligated to provide AstraZeneca with advance copies of proposed patent filings, related prosecution strategies or proposed correspondence for any Patent Rights that are included in the rights granted by Forest, Astellas or Allergan, as applicable, to Ironwood pursuant to any of the Existing Agreements, unless it is permitted to do so thereunder; and (b) correspondence or other communications or actions which relate to the validity of Collaboration Patent Rights, to the extent such Collaboration Patent Rights are necessary or useful in the Territory to Develop, Manufacture or Commercialize a Licensed Compound or Product in the Territory, which correspondence or other communications or actions that are to be made during the course of an action before a national or regional patent office in the Territory or national court in the Territory will require the mutual approval of both Parties. A Party providing comments in accordance with this Section 9.4.1 will provide such comments, if any, expeditiously and in any event in reasonably sufficient time to meet any filing deadline communicated to it by the other Party. The Party receiving any such patent application and correspondence will maintain such information in confidence, except for patent applications that have been published and official correspondence that is publicly available. AstraZeneca acknowledges that Ironwood may share advance copies of proposed patent filings with respect to the AstraZeneca Collaboration Patent Rights with Forest to the extent required under the Forest Agreement, provided that Forest is under an obligation to keep such proposed patent filings in confidence.

9.4.2.                      Joint Patent Rights. Ironwood will have the first right, but not the obligation for the preparation, filing, prosecution and maintenance of the Joint Patent Rights. Except as otherwise agreed by the Parties in writing, costs incurred under this Section 9.4.2 for Joint Patent Rights [**].

9.4.3.                      Second Rights. If a Party decides not to file, prosecute or maintain a Patent Right covering, as applicable, Ironwood Technology, Collaboration Technology included in the AstraZeneca Technology or Joint Technology, to the extent such Technology covers the Development, Manufacture or Commercialization of the Licensed Compound or Product, with respect to Ironwood Technology within the Territory and with respect to such AstraZeneca Technology whether within or outside of the Territory, it will give the other Party reasonable notice to that effect sufficiently in advance of any deadline for any filing with respect to such Patent Right to permit the other Party to carry out such activity. After such notice, the other Party may, subject to the terms of any applicable license as a result of which a Party Controls such Patent Rights (i.e., the Existing Agreements or other Third Party agreements), file, prosecute and maintain the Patent Right, and perform such acts as may be reasonably necessary for such other Party to file, prosecute or maintain such Patent Right, at its sole cost and expense. If such other Party does so elect, then the Party which has elected not to pursue such filing, prosecution or maintenance will provide such cooperation to the other Party, including the execution and filing of appropriate instruments, as may reasonably be requested to facilitate the transition of such patent activities, and will assign all of its right, title and interest to such patent, other than its license rights thereto provided by this Agreement, to the Party electing to pursue such patent activities.

9.4.4.                      Patent Term Extensions. Regardless of which Party is filing, prosecuting and maintaining any Patent Right pursuant to this Article 9, the Parties shall attempt to make all decisions by mutual consent regarding all patent term extensions for (a) the Ironwood Patent Rights in the Territory, (b) the AstraZeneca Collaboration Patent Rights in the Territory and (c) the Joint Patent Rights worldwide, including, if applicable, in the United States with respect to extensions pursuant to 35 U.S.C. § 156 et. seq. and in other jurisdictions pursuant to supplementary protection certificates, and in all jurisdictions with respect to any other extensions that are now or become available in the future, wherever applicable, for such Patent Rights. If, with respect to a Product and a country, the Parties cannot agree on which of such Patent Rights(s) as to which the term is to be extended in such country, then (i) with respect to such Patent Rights in the Territory, the Parties shall mutually agree on a Third Party patent lawyer (whose costs [**], with reimbursement made to the paying Party within [**] of the other Party’s receipt from the paying Party of an invoice relating to such payment) and shall give such lawyer instructions to resolve such disagreement in a manner designed to maximize the period of exclusivity for the applicable Product, and the decision of such lawyer shall be binding on the Parties and (ii) Ironwood will have the right to make such decision outside the Territory for the Joint Patent Rights. Upon request by a Party controlling a decision under this Section 9.4.4, the other Party shall reasonably cooperate in the implementation of such decision.

9.5.                     Trademarks and Domain Names.

9.5.1.                      Product Trademark. On a Product-by-Product basis, each Product is to be Commercialized in the Territory under those Trademarks and using those domain names that have been approved under the Prior Agreement as of the Amendment Date or, from and after the Amendment Date, are recommended by the IPWG and approved by the Parties in accordance with Section 9.5.5 with respect to such Product, after good faith consultation with the Parties’ intellectual property counsel (each such Trademark, other than AstraZeneca House Marks or Ironwood House Marks, a “Product Trademark” and each such domain name, other than those containing an AstraZeneca House Mark or Ironwood House Mark, a “Product Domain Name”). Notwithstanding the foregoing, the Parties acknowledge and agree that any Trademarks or domain names developed or used in connection with the Existing Agreements may not be used by the Parties in the Territory unless agreed to by Ironwood and Forest, Ironwood and Allergan, or Ironwood and Astellas, as applicable, in writing. Ironwood shall notify AstraZeneca of such restricted Trademarks and domain names so that AstraZeneca is able to comply with this requirement.

9.5.2.                      Ownership. The Parties acknowledge that as of the Amendment Date, AstraZeneca owns the Product Trademarks set forth on Schedule 9.5.2. The Parties shall cooperate to assign and transfer ownership of the Product Trademarks set forth on Schedule 9.5.2 to Ironwood or its Affiliate as promptly as practicable following the Amendment Date, with the costs and expenses of such assignment and transfer to be [**]. Ironwood will own all Product Trademarks and Product Domain Names, subject to the license granted to AstraZeneca herein, and is responsible for the filing, prosecution, registration and maintenance of such Product Trademarks and the registration and maintenance of such Product Domain Names. If the Party that owns a Product Trademark or Product Domain Name decides not to file or continue to prosecute, register or maintain such Product Trademark or obtain or maintain such Product Domain Name in the Territory, it will give the other Party reasonable notice to that effect sufficiently in advance of any deadline for any filing with respect to such Product Trademark or Product Domain Name in the Territory to permit the other Party to carry out such activity. After such notice, the other Party may undertake such activity on behalf of and in the name of the first Party. The expenses of the selection, filing, prosecution and maintenance of the Product Trademarks (including the Product Trademarks set forth on Schedule 9.5.2) and obtaining and maintaining the Product Domain Name [**]. Each Party will keep the other Party regularly apprised of the status of its activities under this Section 9.5.2 and will consult with such other Party (through the IPWG) in good faith prior to taking any material action with respect to any such Product Trademark or Product Domain Name.

9.5.3.                      Trademark and Domain Name Use. The manner of use of the Product Trademarks and the Product Domain Names will be subject to periodic review by the IPWG. AstraZeneca will not use the Product Trademarks in a way that is inconsistent with the trademark usage guidelines and the usage instructions recommended by the IPWG and approved by the Parties pursuant to Section 9.5.5 (or previously approved by the JCC (as defined in the Prior Agreement) under the Prior Agreement). Neither Party will use a Trademark confusingly similar to any of the Product Trademarks with any of its other products in the Territory or, except as otherwise provided herein, use the Product Trademarks in combination with its other Trademarks in the Territory in a manner which would create a composite or combination marks. The Parties will utilize the Product Trademarks and the Product Domain Names within the Territory only in accordance with this Agreement and for no other product in the Territory. Either Party may utilize the Product Trademarks and the Product Domain Names outside of the Territory, provided that such use is not reasonably likely to cause confusion or devalue the Product Trademark or Product Domain Name, as applicable, in the Territory.

9.5.4.                      Trademark and Domain Name License. To effectuate the purposes of this Agreement, Ironwood hereby grants to AstraZeneca a royalty free, exclusive license, to use and display the Product Trademarks and to use the Product Domain Names in connection with the Commercialization of the Products in the Territory in accordance with this Section 9.5 and to use the Ironwood House Marks in connection with the Commercialization of a Product in the Field in the Territory, all in accordance with this Agreement. All goodwill arising from the use of such Product Trademarks (other than the Product Trademarks set forth on Schedule 9.5.2), Product Domain Names and Ironwood House Marks will inure to the benefit of Ironwood.

9.5.5.                      IPWG Decision-Making; Elevation and Dispute Resolution. Any matter within the jurisdiction of the IPWG requiring approval by the Parties or with respect to which the IPWG cannot reach consensus in accordance with Section 9.3 will be submitted to the President of Ironwood and the SVP Intellectual Property of AstraZeneca or, in each case, his or her designee for approval. Such executives or their designees will meet (in person or by teleconference) to attempt in good faith to approve such matter through discussions promptly following submission thereof, and in any event within 15 days thereafter, unless otherwise mutually agreed upon by the executives or their designees. In the event such individuals so not approve any such matter within 15 days, such matter will be referred to the Chief Executive Officer of Ironwood and the EVP International and CP China of AstraZeneca, as applicable, or, in each case, his or her designee for resolution. Such executives or their designees will meet (in person or by teleconference) to attempt in good faith to resolve such matter through discussions promptly following submission thereof, and in any event within 15 days thereafter, unless otherwise mutually agreed upon by the executives or their designees. If consensus cannot be reached following escalation in accordance with this Section 9.5.5 for such matter, then the matter will not be approved and may be resolved by the Parties pursuant to the dispute resolution provisions in this Agreement.

9.6.                     Enforcement and Defense of Technology Rights.

9.6.1.      Monitoring. AstraZeneca will develop procedures for monitoring Third Party patent submissions in the Territory (other than Switzerland), provided that the IPWG will have the right to review and comment on such procedures. AstraZeneca will be responsible for executing such procedures and promptly reporting any relevant discovered activities or information to Ironwood. The costs of such execution [**].

9.6.2.      Notice. If Ironwood or AstraZeneca becomes aware that any Ironwood Technology, AstraZeneca Technology, Collaboration Technology (including Joint Technology), Development Data, Product Trademark, or Product Domain Name is infringed or misappropriated by a Third Party in the Territory in the Field, or Collaboration Technology that is included in AstraZeneca Technology is infringed or misappropriated by a Third Party outside the Territory, or is subject to an invalidation action (including any administrative or judicial action, whether initiated at the State Intellectual Property Office of China or otherwise), or a declaratory judgment action arising from such infringement (any of the foregoing, being an “Infringement”), Ironwood or AstraZeneca, as the case may be, will promptly notify the other Party of such Infringement.

9.6.3.      Enforcement and Defense of Product Trademarks and Domain Names. Subject to Section 7.7, AstraZeneca has the first right (but not the obligation) to enforce or defend any Product Trademark or Product Domain Name, against an Infringement in the Territory. If AstraZeneca exercises its right to enforce (and so defend) any Product Trademark or Product Domain Name pursuant to this Section 9.6.3, Ironwood will reasonably cooperate with AstraZeneca with respect to such enforcement or defense, including by joining any lawsuit or proceeding as a party where such joinder is required under Applicable Law to enforce or so defend the Product Trademark or Product Domain Name. In the event that AstraZeneca declines to enforce or so defend the Product Trademark or Product Domain Name against an Infringement within 90 days (or such shorter period as may be required to comply with legal or regulatory deadlines which relate to such Infringement) of becoming aware thereof, Ironwood will have the right to so enforce or so defend such Product Trademark or Product Domain Name. Irrespective of which Party controls an action pursuant to this Section 9.6.3, the Parties will collaborate with respect to such action and the comments of the other Party will not be unreasonably rejected with respect to strategic decisions and their implementation with respect to such action. In furtherance of the foregoing, the Party responsible for any such action will keep the other Party reasonably informed, in person or by telephone, regarding the status and costs of such action or proceeding prior to and during any such enforcement or defense. Neither Party will settle any such action without the written consent of the other Party, such consent not to be unreasonably withheld, conditioned or delayed. Neither Party will incur any liability to the other as a consequence of such litigation or any unfavorable decision resulting therefrom, but for clarity, this sentence is without limitation of a Party’s other obligations hereunder, including Section 11.1 and Section 11.2.

9.6.4.      Costs and Recoveries for Product Trademarks and Domain Names. Irrespective of which Party prosecutes the action, the costs of any prosecution or defense of any Infringement of Product Trademarks or Product Domain Names in the Territory will be borne as follows: If the IPWG, acting reasonably, recommends that the applicable prosecution or defense action be taken, such costs [**], and the proceeds of any awards, judgments or settlements obtained in connection with an Infringement in the Territory will be [**]. If the IPWG does not recommend that the applicable prosecution or defense action be taken (or did not act reasonably in recommending the applicable prosecution or defense action be taken), such costs [**], and the proceeds of any awards, judgments or settlements obtained in connection with an Infringement in the Territory [**].

9.6.5.      Enforcement and Defense of Patent Rights. Subject to the terms of any applicable license as a result of which Ironwood Controls any Patent Rights included in the Ironwood Technology (i.e., the Existing Agreements or other Third Party agreements), AstraZeneca has the first right (but not the obligation) to enforce or defend in connection with any such enforcement activity any Ironwood Technology in the Territory, AstraZeneca Technology worldwide (provided that it has the sole right, but not the obligation, with respect to AstraZeneca Technology that is not Collaboration Technology), and Collaboration Technology that is not included in AstraZeneca Technology (including Joint Technology and Development Data) in the Territory, to the extent either Party has the legal power to enforce or defend such Technology (“Subject Technology”), against an Infringement in the Territory, provided that AstraZeneca may not admit the invalidity or unenforceability of any Ironwood Technology or Joint Technology without first consulting with Ironwood and obtaining Ironwood’s prior written consent to such admission. If AstraZeneca exercises its right to enforce (and so defend) any Subject Technology pursuant to this Section 9.6.5, Ironwood will reasonably cooperate with AstraZeneca with respect to such enforcement or defense, including by joining any lawsuit or proceeding as a party where such joinder is required under Applicable Law to enforce or so defend the Subject Technology. In the event that AstraZeneca declines to enforce or so defend the Subject Technology (other than AstraZeneca Technology that is not Collaboration Technology) against an Infringement within 90 days (or such shorter period as may be required to comply with legal or regulatory deadlines which relate to such Infringement) of becoming aware thereof, Ironwood will have the right, but not the obligation, to so enforce or so defend such Subject Technology against such Infringement. Ironwood has the first right (but not the obligation) to enforce and defend any Joint Technology against an Infringement outside the Territory, provided that Ironwood may not admit the invalidity or unenforceability of such Technology without first consulting with AstraZeneca and obtaining AstraZeneca’s prior written consent to such admission. In the event that Ironwood declines to enforce or so defend such Technology against an Infringement within 90 days (or such shorter period as may be required to comply with legal or regulatory deadlines which relate to such Infringement) of becoming aware thereof, AstraZeneca will have the right to so enforce or defend such Technology. Irrespective of which Party controls an action pursuant to this Section 9.6.5, the Parties will collaborate with respect to such action and the comments of the other Party will not be unreasonably rejected with respect to strategic decisions and their implementation with respect to such action and, with respect to any such action, the non-enforcing Party may select separate counsel of its own choosing at its own expense. In furtherance of the foregoing, the Party responsible for any such action will keep the other Party reasonably informed, in person or by telephone, regarding the status and costs of such action or proceeding prior to and during any such enforcement or defense. Neither Party will settle any such action without the written consent of the other Party, such consent not to be unreasonably withheld, conditioned or delayed. Neither Party will incur any liability to the other as a consequence of such litigation or any unfavorable decision resulting therefrom, including any decision holding any such Subject Technology invalid, not infringed, not misappropriated or unenforceable, but for clarity, this sentence is without limitation of a Party’s other obligations hereunder, including Section 11.1 and Section 11.2.

9.6.6.      Costs and Recoveries for Defense of Patent Rights.

(a)               In the Territory. The Parties agree that, irrespective of which Party prosecutes the action, the costs of any prosecution or defense of any Infringement in the Territory [**] and the proceeds of any awards, judgments or settlements obtained in connection with an Infringement [**].

(b)               Outside the Territory. Costs of any prosecution or defense of any Infringement relating to Subject Technology outside the Territory [**] and the proceeds of any awards, judgments, or settlements obtained in connection with any prosecution or defense against any such Infringement [**].

9.7.                     Third Party Claims.

9.7.1.                      Third Party Claims - Course of Action. If the Development, Commercialization or Manufacture of a Product or the use of any Product Trademark or Product Domain Name, in each case, under this Agreement is alleged by a Third Party to infringe a Third Party’s Patent Right(s) or Trademark rights or misappropriate a Third Party’s trade secret, the Party becoming aware of such allegation will promptly notify the other Party thereof, in writing, reasonably detailing the claim.

9.7.2.                      Third Party Suit. If a Third Party sues a Party (the “Sued Party”) alleging that the Sued Party’s or the Sued Party’s Affiliates’ or Sublicensees’, Development, Manufacture or Commercialization of a Product or use of a Product Trademark or Product Domain Name infringes or will infringe said Third Party’s Patent Right(s) or Trademark rights or misappropriates said Third Party’s trade secret, then upon the Sued Party’s request and in connection with the Sued Party’s defense of any such Third Party suit, the other Party will provide reasonable assistance to the Sued Party for such defense and will join such suit if deemed a necessary party; provided that for suits relating to any Product Trademark or Product Domain Name, subject to Section 7.7, AstraZeneca will have the first right (but not the obligation) and Ironwood will have the second right (but not the obligation) to assume the defense of any such suit; provided further that, with respect to any suit AstraZeneca elects to defend, Ironwood may select separate counsel of its own choosing at Ironwood’s expense. The Sued Party (or the controlling Party in the case of suits relating to any Product Trademark or Product Domain Name) will keep the other Party, if such other Party has not joined in such suit, reasonably informed with respect to the status of such suit on a quarterly basis, in person or by telephone, prior to and during the pendency of any such suit. The Sued Party or the controlling Party, as applicable, will not admit the invalidity of any Patent Right within the Ironwood Patent Rights, the AstraZeneca Patent Rights, or Joint Patent Rights, nor settle any such suit, without written consent of the other Party, such consent not to be unreasonably withheld (and Ironwood’s consent will not be required with respect to AstraZeneca Collaboration Patent Rights), and in the case of the Product Trademarks and Product Domain Names, neither Party will submit any argument or take any position in such Third Party suit which may in any way lessen, impair or undermine the Product Trademarks, or settle any such suit, without written consent of the other Party, such consent not to be unreasonably withheld. Subject to the Parties’ respective indemnity obligations pursuant to Section 11.1 or Section 11.2, all litigation costs and expenses incurred with respect to a Third Party suit, including settlement costs, royalties paid in settlement of any such suit, and the payment of any damages to the Third Party, under this Section 9.7.2 [**] and the proceeds of any awards, judgments or settlements obtained in connection with any such suit will [**].

9.8.                     Third Party Licenses. If, either Party in good faith believes that, in order to avoid infringing or misappropriating any Third Party’s Patent Right, Know-How, Trademark or domain name that is necessary to Develop, Manufacture or Commercialize the Licensed Compound or Products in the Territory, it is necessary to obtain a license to such Patent Right, Know-How, Trademark or domain name, from such Third Party, then such Party will deliver notice thereof to the other Party setting forth the basis for such belief. With respect to (a) licenses relating to any such Trademark or domain name, AstraZeneca will have the first right (but not the obligation) and (b) licenses relating to any such Patent Rights or Know-How, (i) [**], in each case, through counsel of its choosing, to negotiate and obtain a license from such Third Party if such license is applicable to one or more countries outside the Territory and (ii) AstraZeneca will have the first right (but not the obligation), in each case, through counsel of its own choosing, to negotiate and obtain a license from such Third Party if such license is applicable solely to the Territory; [**]. If the Party with the first right to negotiate and obtain any such license elects not to obtain such license, the other Party may through counsel of its choosing, negotiate and obtain a license from such Third Party. [**].

9.9.                     Patent Marking. Each Party agrees to mark and have its Affiliates and all Sublicensees mark all Products (or their containers or labels) sold pursuant to this Agreement in accordance with the applicable statutes or regulations in the country or countries of manufacture and sale thereof.

9.10.                 Patent Certifications. Each Party will immediately give written notice to the other of any certification of which it becomes aware has been filed pursuant to any foreign equivalent to 21 U.S.C. § 355(b)(2)(A) or § 355(j)(2)(A)(vii) (or any amendment or successor statute thereto) claiming that the Ironwood Patent Rights, AstraZeneca Patent Rights, or Collaboration Patent Rights, in each case, in the Territory covering any Product are invalid or that infringement will not arise from the manufacture, use or sale in the Territory of such Third Party product by a Third Party. Any response to such certification shall be governed by Section 9.6.5, provided that if AstraZeneca decides not to respond to such certification, including by bringing infringement proceedings against such Third Party, AstraZeneca will give notice to Ironwood of its decision not to bring suit within ten business days after receipt of notice of such certification (or, if the time period permitted by law is less than 20 business days, within half of the time period permitted by law for AstraZeneca to commence such action) and Ironwood may then, but will not be obligated to, bring suit against the Third Party that filed the certification in accordance with its second rights as described in Section 9.6.5. Each Party shall cooperate with the other Party, including joining any action, as described in Section 9.6.5. The costs and recoveries of the Parties under this Section 9.10 [**]. In the event of a conflict between this Section 9.10 and Section 9.6.5, this Section 9.10 will control.

9.11.                 No Implied Licenses. Except as expressly set forth in this Agreement, no right or license under any Ironwood Technology or AstraZeneca Technology is granted or will be granted by implication as a result of the respective rights of the Parties under this Agreement. All such rights or licenses are or will be granted only as expressly provided in this Agreement.

9.12.                 Privileged Communications. In furtherance of this Agreement, it is expected that AstraZeneca and Ironwood will, from time to time, disclose to one another privileged communications with counsel, including opinions, memoranda, letters and other written, electronic and verbal communications. Such disclosures are made with the understanding that they will remain confidential, they will not be deemed to waive any applicable attorney-client privilege and that they are made in connection with the shared community of legal interests existing between Ironwood and AstraZeneca, including the community of legal interests in avoiding infringement of any valid, enforceable patents of Third Parties and maintaining the validity of Ironwood Patent Rights, AstraZeneca Patent Rights and Joint Patent Rights.

9.13.                 Registration and Submission of the Agreement. In the event that AstraZeneca or its Affiliate or Sublicensee is required, upon advice of counsel, to disclose or register this Agreement (or any portion of this Agreement), or one or more confirmatory patent or trademark license agreements to a government authority in the Territory, including in China, the Ministry of Commerce or the State Intellectual Property Office (or any agency or bureau thereof), AstraZeneca will, and will cause its Affiliates and Sublicensees to, provide prior written notice to Ironwood of such disclosure requirement and cooperate in good faith to prepare and execute an abbreviated license agreement, in form and substance reasonably acceptable to Ironwood, solely for purposes of such disclosure, with the understanding that the terms and conditions of this Agreement will control in the event of any dispute regarding the interpretation, applicability or enforcement of the abbreviated license agreement, and disclose or register such abbreviated license agreement.

10.	TERM AND TERMINATION

10.1.                 Term. The term of this Agreement will commence on the Effective Date and, unless and until terminated as provided in this Article 10, will continue until the expiration of the last-to-expire Royalty Term (the “Term”). Upon expiration of this Agreement, all Non-Contingent Payments, to the extent not paid prior to the effective date of expiration, will become due and payable to Ironwood as of the effective date of expiration.

10.2.                 Termination for Cause.

10.2.1.                  Termination for Material Breach. This Agreement may be terminated effective immediately by written notice by either Party at any time during the Term if the other Party materially breaches this Agreement, which breach remains uncured for [**] days measured from the date written notice of such breach is given to the breaching Party by the non-breaching Party, which notice will specify the nature of the breach and demand its cure; provided, however, that if such breach is not capable of being cured within the stated period and the breaching Party uses Commercially Reasonable Efforts to cure such breach during such period and presents a mutually agreeable remediation plan for such breach, this Agreement will not terminate and the cure period will be extended for such period provided in the remediation plan as long as the breaching party continues to use Commercially Reasonable Efforts to pursue the cure as provided in such remediation plan. Further, in the case of a dispute during the cure period with respect to whether a material breach has occurred, the non-breaching Party shall not have the right to terminate this Agreement until it complies with the applicable dispute resolution procedures hereunder, including those set forth in Section 12.1.2, and the dispute has been resolved pursuant to such procedures and breach remains uncured [**] days after the final resolution of the dispute through such dispute resolution procedures. Notwithstanding anything to the contrary set forth in this Agreement but subject to the limitations set forth in Section 11.6, termination will not be deemed to relieve a defaulting party from any liability arising from such default.

10.2.2.                  Termination for Safety Reasons. In the event that AstraZeneca determines in good faith in accordance with its internal procedures that there is a material safety issue associated with a Product, which safety issue was not disclosed to AstraZeneca prior to the Effective Date, then AstraZeneca shall discuss the matter with Ironwood as promptly as practicable. Provided that AstraZeneca does not modify its determination following such discussion, AstraZeneca may terminate this Agreement effective upon written notice thereof to Ironwood.

10.2.3.                  Bankruptcy. If the other Party or a Local Affiliate files in any court or agency, pursuant to any statute or regulation of any state or country, a petition in bankruptcy or insolvency or for reorganization or for an arrangement or for the appointment of a receiver or trustee of that Party or of its assets, or if the other Party proposes a written agreement of composition or extension of its debts, or if the other Party is served with an involuntary petition against it, filed in any insolvency proceeding, and such petition is not dismissed within [**] days after the filing thereof, or if the other Party proposes or is a Party to any dissolution or liquidation, or if the other Party makes an assignment for the benefit of its creditors (each, a “Bankruptcy”), this agreement may be terminated, provided that in the case of a Local Affiliate’s Bankruptcy, if AstraZeneca notifies Ironwood within [**] days following such Bankruptcy that it will make reasonable arrangements to perform the Development or Commercialization activities assigned to such Local Affiliate in light of such Bankruptcy and then does so within [**] days following such Bankruptcy, Ironwood may not terminate this Agreement due to such Bankruptcy.

10.3.                 Termination for Convenience. Prior to its expiration, this Agreement may be terminated at any time by AstraZeneca effective upon at least [**] days’ prior written notice to Ironwood for any reason.

10.4.                 Change of Control.

10.4.1.                  Change of Control Notice. Each Party will notify the other in writing, referencing this Section 10.4.1, immediately upon any Change of Control, and will provide such notice where permitted at least [**] days prior to the Change of Control.

10.4.2.                  Consequences of a Change of Control of AstraZeneca. In the event that AstraZeneca, AstraZeneca PLC (“Parent”) [**] is subject to a Change of Control which could reasonably be expected to lead to an Impairment, Ironwood may elect, in its sole discretion, to (a) continue this Agreement in accordance with its terms or (b) terminate this Agreement effective upon [**] days’ written notice of termination (or any sooner date specified in such written notice), such notice to be delivered within [**] days after the Fair Market Value is determined pursuant to this Section 10.4.2. Within [**] days following the Change of Control, Ironwood may provide notice to AstraZeneca requesting a determination of the Fair Market Value of the Product rights subject to acquisition by Ironwood upon a termination pursuant to this Section 10.4.2 and the failure to so request such valuation will be deemed the election to continue this Agreement in accordance with its terms. Each Party will provide the Valuation Panel with all information reasonably requested by the Valuation Panel in connection with the determination of Fair Market Value. In connection with a termination under this Section 10.4.2, Ironwood will be required to pay AstraZeneca an amount equal to the Fair Market Value of the Product rights reacquired by Ironwood in a lump sum payment as of the effective date of the termination.

10.4.3.                  Acceleration of Non-Contingent Payments upon Change of Control of AstraZeneca. Notwithstanding anything to the contrary in this Agreement, all Non-Contingent Payments, to the extent not paid prior to the effective date of any Change of Control of AstraZeneca, will become due and payable to Ironwood immediately prior to the effectiveness of such Change of Control, regardless of whether Ironwood terminates this Agreement under Section 10.4.2.

10.5.                 Effects of Termination and Expiration.

10.5.1.                  Effects of Termination by Ironwood or by AstraZeneca for Convenience. If this Agreement is terminated by Ironwood under Section 10.2.1, 10.2.2, 10.2.3, or 10.4.2, or by AstraZeneca under Section 10.3, then the following provisions will be effective upon such termination:

(a)               All licenses granted by Ironwood to AstraZeneca hereunder will automatically terminate, except to the extent required for AstraZeneca to perform its surviving obligations hereunder and correspondingly the sublicense rights granted to AstraZeneca will remain in effect solely to allow AstraZeneca to sublicense under such rights and licenses solely for the aforesaid purpose;

(b)               All licenses granted by AstraZeneca to Ironwood herein will become fully paid up, fully sublicensable, irrevocable, perpetual, royalty-free licenses and will be expanded to grant Ironwood corresponding rights in the Territory to the extent such rights are not already granted hereunder;

(c)               AstraZeneca will assign to Ironwood all right, title, and interest in and to (i) all Regulatory Submissions and Regulatory Approvals pertaining to the Licensed Compound or Product Controlled by AstraZeneca (excluding Regulatory Submissions and Regulatory Approvals to the extent pertaining to AstraZeneca’s proprietary compounds or products that are not or do not contain the Licensed Compound as the sole active ingredient), (ii) all of AstraZeneca’s rights, title and interest in and to any Product Trademark (including, without limitation, the goodwill symbolized by such Product Trademark) used to brand any Product (excluding, for clarity, any AstraZeneca House Marks) and any Product-related domain names, and (iii) all of AstraZeneca’s interest in any copyrights to the extent necessary or useful to enable Ironwood to continue to conduct Development of Products in the Territory and to use the current versions of promotional materials and sales training materials for the Products in the Territory (excluding, for clarity, any AstraZeneca House Marks) for a period of [**] months or shorter if required after the date of termination of this Agreement to comply with Applicable Law;

(d)               AstraZeneca will furnish Ironwood with reasonable cooperation (i) to assure a smooth transition of any clinical or other studies in progress related to the Licensed Compound or Product(s) which Ironwood determines to continue in compliance with Applicable Law and ethical guidelines applicable to the transfer or termination of any such studies, and (ii) as reasonably necessary for Ironwood to assume the Commercialization activities of the Product(s) in the Territory. Further, until the completion of such transition, AstraZeneca will use Commercially Reasonable Efforts to continue the Commercialization of the Product(s) in the Territory. In addition, AstraZeneca will return all Ironwood Confidential Information to Ironwood as set forth in Section 7.1.5. Ironwood will return all AstraZeneca Confidential Information to AstraZeneca as set forth in Section 7.1.5; provided however, that Ironwood may retain any such Confidential Information that is reasonably necessary or useful for Ironwood to develop, manufacture and commercialize the Licensed Compound or Products or exercise its rights hereunder after the effective date of such termination (but such right of retention shall not be construed to expand the scope of the rights granted to Ironwood hereunder);

(e)               Without limiting the foregoing, AstraZeneca will furnish Ironwood with reasonable cooperation to ensure a smooth transition of clinical and commercial supply of the Licensed Compound or Products to Ironwood with respect to the Territory [**];

(f)                AstraZeneca will assign to Ironwood all right, title and interest in and to the Purchased Assets that are owned or Controlled by AstraZeneca as of the effective date of termination and will transfer to Ironwood such Purchased Assets promptly following the effective date of termination;

(g)               Sections 10.5.1(a) will be effective upon any such termination, and Sections 10.5.1(b), 10.5.1(c), 10.5.1(d), 10.5.1(e) and 10.5.1(f) will be effective upon such termination or, in the case of termination by AstraZeneca pursuant to Section 10.3 or by Ironwood pursuant to Section 10.4, upon Ironwood’s earlier election following a notice of termination. All activities performed by AstraZeneca on behalf of Ironwood in this Section 10.5.1 will be at AstraZeneca’s cost and expense. At the election of AstraZeneca at the time of termination, the Parties will negotiate in good faith a transition agreement in order to effect the provisions of this Section 10.5.1, provided, however, that the inability of the Parties to agree on the terms of such agreement shall not relive AstraZeneca of its obligations under this Section 10.5.1; and

(h)               All Non-Contingent Payments, to the extent not paid prior to the effective date of any such termination, will become due and payable to Ironwood as of the effective date of such termination.

10.5.2.                  Effects of Termination by AstraZeneca for Ironwood Material Breach or Insolvency. If AstraZeneca terminates this Agreement pursuant to Section 10.2.1 or 10.2.3:

(a)               All licenses granted by (i) Ironwood to AstraZeneca hereunder, will terminate, and (ii) AstraZeneca to Ironwood hereunder will become fully paid up, fully sublicensable, irrevocable, perpetual, royalty-free licenses and will be expanded to grant Ironwood corresponding rights in the Territory to the extent such rights are not already granted hereunder;

(b)               AstraZeneca will assign to Ironwood, at Ironwood’s cost and expense, all right, title, and interest in and to (i) all Regulatory Submissions and Regulatory Approvals pertaining to the Licensed Compound or Product Controlled by AstraZeneca (excluding Regulatory Submissions and Regulatory Approvals to the extent pertaining to AstraZeneca’s proprietary compounds or products that are not or do not contain the Licensed Compound as the sole active ingredient), (ii) all of AstraZeneca’s rights, title and interest in and to any Product Trademark (including, without limitation, the goodwill symbolized by such Product Trademark) used to brand any Product (excluding, for clarity, any AstraZeneca House Marks) and any Product-related domain names, and (iii) all of AstraZeneca’s interest in any copyrights to the extent necessary or useful to enable Ironwood to continue to conduct Development of Products in the Territory and to use the current versions of promotional materials and sales training materials for the Products in the Territory (excluding, for clarity, any AstraZeneca House Marks) for a period of six months or shorter if required after the date of termination of this Agreement to comply with Applicable Law;

(c)               Without limiting the foregoing, AstraZeneca will furnish Ironwood with reasonable cooperation to ensure a smooth transition of clinical and commercial supply of the Licensed Compound or Products to Ironwood with respect to the Territory, including by entering into an interim supply agreement with Ironwood (or its designee), if applicable, containing commercially reasonable terms and conditions pursuant to which AstraZeneca will supply Licensed Compound or Products to Ironwood (or its designee) for a reasonable transition period; provided that, Ironwood (or its designee) is using Commercially Reasonable Efforts to enter into applicable supply agreements with Third Party manufacturers of the Licensed Compound or Products;

(d)               AstraZeneca will assign to Ironwood, at Ironwood’s cost and expense, all right, title and interest in and to the Purchased Assets that are owned or Controlled by AstraZeneca as of the effective date of termination and will transfer to Ironwood such Purchased Assets promptly following the effective date of termination;

(e)               Ironwood will return all of AstraZeneca’s Confidential Information to AstraZeneca as set forth in Section 7.1.5; provided however, that Ironwood may retain any such Confidential Information that is reasonably necessary for Ironwood to develop, manufacture and commercialize the Licensed Compound or Products or exercise its rights hereunder after the effective date of such termination or perform its obligations under this Agreement in the Territory (but such right of retention shall not be construed to expand the scope of the rights granted to Ironwood hereunder);

(f)                All Non-Contingent Payments, to the extent not paid prior to the effective date of any such termination, will become due and payable to Ironwood as of the effective date of such termination; and

(g)               Neither Party will have any further contractual obligations to the other hereunder, except (i) as set forth in this Section 10.5.2 or in Section 10.6 or (ii) with respect to any provisions which survive the termination of this Agreement by their respective terms or obligations accrued but remaining outstanding as of the effectiveness of termination.

10.5.3.                  Effects of Termination for Safety Reasons. If AstraZeneca terminates this Agreement for safety reasons pursuant to Section 10.2.2, then the following provisions will be effective upon such termination:

(a)               All licenses granted by Ironwood to AstraZeneca hereunder will automatically terminate, except to the extent required for AstraZeneca to perform its surviving obligations hereunder, and correspondingly the sublicense rights granted to AstraZeneca will remain in effect solely to allow AstraZeneca to sublicense under such rights and licenses solely for the aforesaid purpose;

(b)               Notwithstanding the survival provisions of Section 10.6, all licenses granted by AstraZeneca to Ironwood hereunder will automatically terminate with respect to any Technology that is the cause of the safety issue underlying such termination, and all other licenses granted by AstraZeneca to Ironwood hereunder will survive such termination;

(c)               AstraZeneca will return all Ironwood Confidential Information to Ironwood and Ironwood will return all AstraZeneca Confidential Information to AstraZeneca, each as set forth in Section 7.1.5; provided however, that Ironwood may retain any such Confidential Information that is reasonably necessary or useful for Ironwood to exercise its rights hereunder after the effective date of such termination (but such right of retention shall not be construed to expand the scope of the rights granted to Ironwood hereunder);

(d)               AstraZeneca will provide such documentation in its possession and control relating thereto and discuss such safety issue with Ironwood in good faith as reasonably requested by Ironwood for at least [**] days after the effective date of such termination to assist Ironwood and to identify, further characterize, and fully document such safety issue. AstraZeneca’s out-of-pocket costs for such assistance, if any, shall be paid by Ironwood. For clarity, AstraZeneca will not be required to generate any new information regarding such material safety issue or undertake any Development or Commercialization activities in the portion of the Territory to which any termination relates after providing notice of termination for a material safety issue under Section 10.2.2;

(e)               All Non-Contingent Payments, to the extent not paid prior to the effective date of any such termination, will become due and payable to Ironwood as of the effective date of such termination; and

(f)                If, within [**] years after the effective date of a termination of this Agreement pursuant to Section 10.2.2, either (i) Ironwood receives express authorization from a Regulatory Authority to recommence or continue the development and commercialization of the Product or (ii) a Safety Panel determines that it is reasonable for Ironwood to continue the development and commercialization of the Product, taking into account all safety issues with the Product, then Ironwood shall be afforded the more expanded reversion rights with respect to the Product as to which it would have been entitled had AstraZeneca terminated this Agreement pursuant to Section 10.3; provided, however, that Ironwood’s indemnification obligations with respect to the Product shall remain in effect and AstraZeneca shall no longer have any indemnification obligation to Ironwood or any Ironwood Indemnified Party with respect to any Product sold by or on behalf of Ironwood or its Affiliates or licensees after the date of such termination. Ironwood will have the right to convene a Safety Panel during such [**]-year period upon written notice to AstraZeneca. Each Party will reasonably cooperate with and provide any reasonably requested information to such Safety Panel.

10.5.4.                  [**]

10.6.                 Survival of Certain Obligations. Expiration or termination of this Agreement will not relieve the Parties of any obligation accruing before such expiration or termination. The provisions of this Agreement that survive expiration or termination of this Agreement are: Articles 1, Sections 2.2, 2.3 (solely with respect to the rights granted to Ironwood thereunder), 2.4 (solely with respect to the rights granted to Ironwood thereunder), 5.3.2 (for Product sold in the Territory during the Term), 6.2, 6.3 (for clarity, regardless of the reason for termination), 6.14, 7.1, 8.6, Article 9 (solely with respect to those provisions relating to Joint Technology or Development Data), Sections 9.2, 9.12, and Articles 10, 11 and 12. In addition to the foregoing, the following provisions survive expiration of this Agreement for so long as AstraZeneca is Commercializing any Product following such expiration: Section 9.5.4. Any expiration or early termination of this Agreement will be without prejudice to the rights of either Party against the other accrued or accruing under this Agreement before termination. In no event will (a) any milestone payment be due hereunder after the date on which a notice of termination is provided hereunder or (b) expiration or termination of this Agreement relieve AstraZeneca of its payment obligations under either of Section 6.2 or Section 6.3. In addition, Sections 6.1, 6.11, 6.12, 6.13 and 6.15 shall apply with respect to payments due hereunder after expiration or termination of this Agreement.

11.	PRODUCT LIABILITY, INDEMNIFICATION, AND INSURANCE

11.1.                 Indemnification under Prior Agreement. With respect to any Third Party Claims arising out of actions or omissions occurring prior to the Amendment Date, the Parties’ indemnification obligations shall be as follows:

(a)                Sharing of Liability Expenses. The Parties will share all losses, damages, liabilities, settlements, penalties, fines and expenses (including reasonable attorneys’ fees and expenses) arising from claims against the Parties or their respective Affiliates or any of their respective employees, officers, directors, agents or permitted Sublicensees by Third Parties (collectively, “Liabilities” and such claims, “Third Party Claims”) to the extent such Liabilities relate to the Development or Manufacture of the Licensed Compound or Product for the Territory under the Prior Agreement or the Commercialization of the Product in the Territory after the Effective Date but before the Amendment Date (such period, the “Pre-Amendment Period”), including any (i) death or bodily injury of any person (or similar claims) (“Product Liability Claims”) in the Territory on account of the use of any Product sold in the Territory during the Pre-Amendment Period, (ii) any recall or withdrawal of Product sold in the Territory during the Pre-Amendment Period, or (iii) any infringement claims brought by any Third Parties in the Territory arising out of actions or omissions occurring during the Pre-Amendment Period (collectively, “Shared Liability Claims”), which Shared Liability Claims shall, except to the extent that one of the Parties would be responsible for such Liabilities (assuming they were incurred by the other Party) under Section 11.1(b) or 11.1(c), be allocated between the Parties as follows: [**]% to AstraZeneca and [**]% to Ironwood and the Parties shall make reconciling payments to each other to give effect to such sharing.

(b)               Indemnification by Ironwood. Ironwood shall indemnify, defend and hold harmless AstraZeneca, its Affiliates, and each of its and their respective employees, officers, directors agents and permitted Sublicensees (each, an “AstraZeneca Indemnified Party”) from and against any and all Liabilities arising out of Third Party Claims to the extent resulting from or arising out of:

(i)                 any intentional misconduct or negligence on the part of Ironwood or any of its Affiliates or Sublicensees in performing any activity contemplated by the Prior Agreement or any Ancillary Agreement (as defined in the Prior Agreement) (subject to any limitations on indemnification set forth in such Ancillary Agreement);

(ii)              any Ironwood representation or warranty set forth in the Prior Agreement or any Ancillary Agreement (as defined in the Prior Agreement) (subject to any limitations on indemnification set forth in such Ancillary Agreement) being untrue;

(iii)            the Development, Manufacture or Commercialization in the Field in the Territory of the Licensed Compound or Product by or on behalf of Ironwood or any of its Affiliates, which claims are based on acts or omissions occurring or failing to occur, in whole or in part, prior to the Effective Date or are conducted during the Pre-Amendment Period in support of Development or Commercialization outside the Territory, including in each case (A) any violation of Applicable Law in connection with such Development or Commercialization and (B) personal injury or similar claims arising from the use of any Products;

(iv)             the Development, Manufacture or Commercialization of the Licensed Compound or Product by or on behalf of Ironwood or any of its Affiliates, licensees (including Forest, Almirall and Astellas) or Sublicensees prior to the Amendment Date (A) outside the Territory or (B) outside the Field in the Territory;

(v)               any breach by Ironwood of any of its covenants or obligations under the Prior Agreement or under any Ancillary Agreement (as defined in the Prior Agreement) (subject to any limitations on indemnification set forth in such Ancillary Agreement) or (except to the extent due to a breach of this Agreement by AstraZeneca) under the Existing Agreements during the Pre-Amendment Period; or

(vi)             the exercise by Ironwood, its Affiliates, licensees or Sublicensees (excluding such exercise by AstraZeneca, its Affiliates, and Sublicensees as licensees of Ironwood and Sublicensees of AstraZeneca hereunder) of rights under Section 2.2 of the Prior Agreement, including any exploitation of the Joint Technology or the Development Data for purposes other than exploitation of the Licensed Compound and Products by Ironwood, its Affiliates, licensees or Sublicensees under the Prior Agreement or any Ancillary Agreement (as defined in the Prior Agreement);

except, in each case, to the extent AstraZeneca is obligated to indemnify Ironwood for such Liabilities pursuant to Section 11.1(c).

(c)               Indemnification by AstraZeneca. AstraZeneca shall indemnify, defend and hold harmless Ironwood, its Affiliates, Sublicensees, distributors and each of its and their respective employees, officers, directors and agents (each, an “Ironwood Indemnified Party”) from and against any and all Liabilities arising out of Third Party Claims to the extent resulting from or arising out of:

(i)                 any intentional misconduct or negligence on the part of AstraZeneca or any of its Affiliates or Sublicensees in performing any activity contemplated by the Prior Agreement or any Ancillary Agreement (as defined in the Prior Agreement) (subject to any limitations on indemnification set forth in such Ancillary Agreement);

(ii)              any AstraZeneca representation or warranty set forth in the Prior Agreement or any Ancillary Agreement (as defined in the Prior Agreement) (subject to any limitations on indemnification set forth in such Ancillary Agreement) being untrue;

(iii)            any breach by AstraZeneca of any of its covenants or obligations under the Prior Agreement or under any Ancillary Agreement (as defined in the Prior Agreement) (subject to any limitations on indemnification set forth in such Ancillary Agreement); or

(iv)             any exploitation of the Joint Technology or the Development Data by AstraZeneca or its Affiliates, licensees or Sublicensees during the Pre-Amendment Period for purposes other than exploitation of the Licensed Compound and Products;

except, in each case, to the extent Ironwood is obligated to indemnify AstraZeneca for such Liabilities pursuant to Section 11.1(b).

11.2.                 Indemnification under this Agreement after the Amendment Date. With respect to any Third Party Claims arising out of actions or omissions occurring on or after the Amendment Date, the Parties’ indemnification obligations shall be as follows:

(a)               Indemnification by Ironwood. Ironwood shall indemnify, defend and hold harmless the AstraZeneca Indemnified Parties from and against any and all Third Party Claims to the extent resulting from or arising out of:

(i)                 any intentional misconduct or negligence on the part of Ironwood or any of its Affiliates or Sublicensees in performing any activity contemplated by this Agreement or any Ancillary Agreement (subject to any limitations on indemnification set forth in such Ancillary Agreement);

(ii)              any Ironwood representation or warranty set forth in this Agreement or any Ancillary Agreement (subject to any limitations on indemnification set forth in such Ancillary Agreement) being untrue;

(iii)            the Development or Commercialization in the Field in the Territory of the Licensed Compound or Product by or on behalf of Ironwood or any of its Affiliates, which claims are based on acts or omissions occurring or failing to occur, in whole or in part, during the Term after the Amendment Date (such period, the “Post-Amendment Period”) in support of Development or Commercialization outside the Territory, including in each case any violation of Applicable Law in connection with such Development or Commercialization;

(iv)             the Manufacture in the Field in the Territory of the Licensed Compound or Product by or on behalf of Ironwood or any of its Affiliates, which claims are based on acts or omissions occurring or failing to occur, in whole or in part, during the Post-Amendment Period in support of Development or Commercialization outside the Territory, including in each case (A) any violation of Applicable Law in connection with such Manufacture and (B) personal injury or similar claims arising from the use of any Products;

(v)               the Development, Manufacture or Commercialization of the Licensed Compound or Product by or on behalf of Ironwood or any of its Affiliates, licensees (including Forest, Allergan and Astellas) or Sublicensees (A) after the end of the Term (including the use of any intellectual property or materials that revert to Ironwood following expiration or termination of this Agreement) or (B) after the Amendment Date, (1) outside the Territory or (2) outside the Field in the Territory;

(vi)             any breach by Ironwood of any of its covenants or obligations hereunder or under any Ancillary Agreement (subject to any limitations on indemnification set forth in such Ancillary Agreement) or (except to the extent due to a breach of this Agreement by AstraZeneca) under the Existing Agreements during the Post-Amendment Period; or

(vii)          the exercise by Ironwood, its Affiliates, licensees or Sublicensees (excluding such exercise by AstraZeneca, its Affiliates, and Sublicensees as licensees of Ironwood and Sublicensees of AstraZeneca hereunder) of rights under Section 2.2, including any exploitation of the Joint Technology or the Development Data for purposes other than exploitation of the Licensed Compound and Products by Ironwood, its Affiliates, licensees or Sublicensees under this Agreement or any Ancillary Agreement;

except, in each case, to the extent AstraZeneca is obligated to indemnify Ironwood for such Liabilities pursuant to Section 11.2(b).

(b)               Indemnification by AstraZeneca. AstraZeneca shall indemnify, defend and hold harmless the Ironwood Indemnified Parties from and against any and all Liabilities arising out of Third Party Claims to the extent resulting from or arising out of:

(i)                 any intentional misconduct or negligence on the part of AstraZeneca or any of its Affiliates or Sublicensees in performing any activity contemplated by this Agreement or any Ancillary Agreement (subject to any limitations on indemnification set forth in such Ancillary Agreement);

(ii)              any AstraZeneca representation or warranty set forth in this Agreement or any Ancillary Agreement (subject to any limitations on indemnification set forth in such Ancillary Agreement) being untrue;

(iii)            any breach by AstraZeneca of any of its covenants or obligations hereunder or under any Ancillary Agreement (subject to any limitations on indemnification set forth in such Ancillary Agreement);

(iv)             (A) the Development or Manufacturing of the Licensed Compound or Product for the Territory by AstraZeneca, its Affiliates or Sublicensees under this Agreement or (B) the Commercialization of any Product in the Territory by AstraZeneca, its Affiliates or Sublicensees during the Post-Amendment Period, including any death or bodily injury of any person (or similar claims);

(v)               (A) any recall or withdrawal of Product sold in the Territory during the Post-Amendment Period or (B) any infringement claims brought by any Third Parties in the Territory that are based upon underlying facts and circumstances occurring on or after the Amendment Date, which are the subject of Section 9.7;

(vi)             any exploitation of any Purchased Asset by or on behalf of AstraZeneca or any of its Affiliates or Sublicensees from and after the transfer of such Purchased Asset to AstraZeneca, or any and all Liabilities arising out of Third Party Claims with respect to any Purchased Asset that are based upon underlying facts and circumstances occurring after the transfer of such Purchased Asset to AstraZeneca; or

(vii)          any exploitation of the Joint Technology or the Development Data by AstraZeneca or its Affiliates, licensees or Sublicensees during the Post-Amendment Period for purposes other than exploitation of the Licensed Compound and Products;

except, in each case, to the extent Ironwood is obligated to indemnify AstraZeneca for such Liabilities pursuant to Section 11.2(a).

11.3.                 [**]

11.4.                 Procedure. Each Party will notify the other in the event it becomes aware of a claim for which indemnification may be sought hereunder or for which Liability is shared pursuant to this Article 11. In case any proceeding (including any governmental investigation) is instituted involving any Party in respect of which indemnity may be sought pursuant to this Article 11, such Party (the “Indemnified Party”) will promptly notify the other Party (the “Indemnifying Party”) in writing and the Indemnifying Party and Indemnified Party will meet to discuss how to respond to any claims that are the subject matter of such proceeding. The Indemnifying Party, upon request of the Indemnified Party, will retain counsel reasonably satisfactory to the Indemnified Party to represent the Indemnified Party and will pay the fees and expenses of such counsel related to such proceeding. In any such proceeding, the Indemnified Party will have the right to retain its own counsel, but the fees and expenses of such counsel will be at the expense of the Indemnified Party unless (i) the Indemnifying Party and the Indemnified Party will have mutually agreed to the retention of such counsel or (ii) the named parties to any such proceeding (including any impleaded parties) include both the Indemnifying Party and the Indemnified Party and representation of both Parties by the same counsel would be inappropriate due to actual or potential differing interests between them. All such fees and expenses incurred pursuant to Section 11.1 or Section 11.2 will be reimbursed as they are incurred. The Indemnifying Party will not be liable for any settlement of any proceeding unless effected with its written consent. The Indemnifying Party will not, without the written consent of the Indemnified Party, effect any settlement of any pending or threatened proceeding in respect of which the Indemnified Party is, or arising out of the same set of facts could have been, a party and indemnity could have been sought hereunder by the Indemnified Party, unless such settlement includes an unconditional release of the Indemnified Party from all liability on claims to which the indemnity relates that are the subject matter of such proceeding. Notwithstanding the foregoing, if there is a conflict between this Section 11.4 and Section 9.7, the procedures in Article 9 will control.

11.5.                 Insurance. Each Party further agrees to use Commercially Reasonable Efforts to obtain and maintain, during the Term, commercial general liability insurance, including products liability insurance, with reputable and financially secure insurance carriers to cover its indemnification obligations under Sections 11.1 or Section 11.2; provided that [**].

11.6.                 Liability Limitations. NOTWITHSTANDING ANYTHING IN THIS AGREEMENT OR ANY ANCILLARY AGREEMENT TO THE CONTRARY, IN NO EVENT WILL EITHER PARTY BE LIABLE TO THE OTHER FOR ANY CONSEQUENTIAL, INCIDENTAL, INDIRECT, SPECIAL, PUNITIVE, OR EXEMPLARY DAMAGES, OR FOR LOST PROFITS, LOST MILESTONES, OR LOST ROYALTIES UNDER THIS AGREEMENT OR ANY ANCILLARY AGREEMENT, WHETHER IN CONTRACT, WARRANTY, NEGLIGENCE, TORT, STRICT LIABILITY OR OTHERWISE, ARISING OUT OF (a) THE DEVELOPMENT, COMMERCIALIZATION, USE OR SALE OF ANY LICENSED COMPOUND OR PRODUCT DEVELOPED, OR COMMERCIALIZED HEREUNDER OR UNDER ANY ANCILLARY AGREEMENT, OR (b) ANY BREACH OF OR FAILURE TO PERFORM ANY OF THE PROVISIONS OF THIS AGREEMENT OR ANY ANCILLARY AGREEMENT. THE FOREGOING LIMITATIONS IN THIS SECTION 11.6 SHALL NOT APPLY TO (I) ANY LIABILITY OF EITHER PARTY ARISING FROM ITS OR ITS AFFILIATE’S OR SUBCONTRACTOR’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT, (II) ANY CLAIMS UNDER SECTION 11.1 OR SECTION 11.2 OR (III) ANY LIABILITY OF EITHER PARTY FOR BREACH OF SECTION 7.1 OR SECTIONS 7.2.1 or 7.2.2.

12.	MISCELLANEOUS.

12.1.                 Governing Law; Jurisdiction; Dispute Resolution.

12.1.1.                  Governing Law. The interpretation and construction of this Agreement will be governed by the laws of the State of New York, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction.

12.1.2.                  Dispute Resolution. In the event of a dispute arising out of or relating to this Agreement other than a matter governed by Section 4.1.6, either Party will provide written notice of the dispute to the other, in which event the dispute will be referred to the executive officers designated below or their successors, for attempted resolution by good faith negotiations within [**] days after such notice is received. The designated officers are initially as follows:

For Ironwood: Its Chief Executive Officer or his designate

For AstraZeneca: Its Regional VP for Asia Pacific or his designate

In the event the designated executive officers do not resolve such dispute within the allotted [**] days, either Party may, after the expiration of the 30 day period, seek to resolve the dispute through arbitration in accordance with Section 12.1.3. The Parties acknowledge that (a) the failure of the JSC to reach consensus on a matter under Section 4.1.6, which failure does not involve a breach by a Party of its obligations hereunder, will not be deemed a dispute subject to this Section 12.1.2 or Section 12.1.3 and (b) a matter that is subject to the final decision-making of a Party or its committee representatives hereunder is not subject to this Section 12.1.2 or Section 12.1.3 (except to extent a dispute arises as to whether such Party has exercised such decision-making authority in accordance with its obligation to use Commercially Reasonable Efforts hereunder).

12.1.3.                  Arbitration.

(a)               Claims. Any claim, dispute, or controversy of whatever nature arising between the Parties out of or relating to this Agreement that is subject to but not resolved under Section 12.1.2 within the required [**] day time period, including any action or claim based on tort, contract, or statute (including any claims of breach or violation of statutory or common law protections from discrimination, harassment and hostile working environment), or concerning the interpretation, effect, termination, validity, performance or breach of this Agreement (“Claim”), will be resolved by final and binding arbitration before a panel of three experts with relevant industry experience (the “Arbitrators”). One Arbitrator will be chosen by Ironwood and one Arbitrator will be chosen by AstraZeneca within 15 days from the notice of initiation of arbitration. The third Arbitrator will be chosen by mutual agreement of the Arbitrator chosen by Ironwood and the Arbitrator chosen by AstraZeneca within 15 days of the date that the last of such Arbitrators were appointed. If the decisions of the Arbitrators will be enforced in the People’s Republic of China, the Arbitrators will be administered by the Hong Kong International Arbitration Center in Hong Kong in accordance with the then-effective International Chamber of Commerce (“ICC”) arbitration rules or procedures regarding commercial or business disputes. For all other Claims, the Arbitrators will be administered by the ICC in accordance with its then existing arbitration rules or procedures regarding commercial or business disputes and such arbitration will take place in New York, New York. In each case, the Arbitrators will be instructed by the Parties to complete the arbitration within 90 days after selection of the final Arbitrator.

(b)               Arbitrators’ Award. The Arbitrators will, within 15 calendar days after the conclusion of the arbitration hearing, issue a written award and statement of decision describing the essential findings and conclusions on which the award is based, including the calculation of any damages awarded. The decision or award rendered by the Arbitrators will be final and non-appealable, and judgment may be entered upon it in accordance with Applicable Law in the People’s Republic of China, the State of New York or any other court of competent jurisdiction. Any awards authorized by the Arbitrators will be subject to the limitations set forth in Section 11.6. The Arbitrators will not be authorized to reform, modify or materially change this Agreement or any Ancillary Agreement.

(c)               Costs. Each Party will bear its own attorney’s fees, costs, and disbursements arising out of the arbitration and the costs of the arbitrator selected by it, and will pay an equal share of the fees and costs of the third arbitrator; provided, however, the Arbitrators will be authorized to determine whether a party is the prevailing party, and if so, to award to that prevailing party reimbursement for its reasonable attorneys’ fees, costs and disbursements (including, for example, expert witness fees and expenses, photocopy charges, travel expenses, etc.), or the fees and costs of the administrator of the arbitration and the Arbitrators.

(d)               Compliance with this Agreement. Unless the Parties otherwise agree in writing, during the period of time that any arbitration proceeding is pending under this Agreement, the Parties will continue to comply with all those terms and provisions of this Agreement that are not the subject of the pending arbitration proceeding.

(e)               Injunctive or Other Equity Relief. Nothing contained in this Agreement will deny any Party the right to seek injunctive or other equitable relief from a court of competent jurisdiction applying the laws of that court in the context of a bona fide emergency or prospective irreparable harm, and such an action may be filed and maintained notwithstanding any ongoing arbitration proceeding.

12.2.                 Force Majeure. No liability will result from, and no right to terminate will arise, in whole or in part, based upon any delay in performance or non-performance, in whole or in part, by either of the Parties to this Agreement to the extent that such delay or non-performance is caused by an event of Force Majeure. “Force Majeure” means an event that is beyond a non-performing Party’s reasonable control, including an act of God, act of the other Party, war, riot, civil commotion, strike, terrorist act, malicious damage, epidemic, quarantine, fire, flood, storm, natural disaster, whether or not it is later held to be invalid or inapplicable. The Force Majeure Party will within ten days of the occurrence of the Force Majeure event, give written notice to the other Party stating the nature of the Force Majeure event, its anticipated duration and any action being taken to avoid or minimize its effect. Any suspension of performance will be of no greater scope and of no longer duration than is reasonably required and the Force Majeure Party will use reasonable effort to remedy its inability to perform; provided, however, if the suspension of performance continues or is anticipated to continue for 30 days after the date of the occurrence, the unaffected Party will have the right but not the obligation to perform on behalf of the Force Majeure Party for a period of such Force Majeure and such additional period as may be reasonably required to assure a smooth and uninterrupted transition of such activities. If such failure to perform would constitute a material breach of this Agreement in the absence of such event of Force Majeure, and continues for one year from the date of the occurrence and the Parties are not able to agree on appropriate amendments within such period, such other Party will have the right, notwithstanding the first sentence of this Section 12.2, to terminate this Agreement immediately by written notice to the Force Majeure Party. In the case of such a termination, neither Party will have any liability to the other except for those rights and liabilities that accrued prior to the date of termination or that survive termination of this Agreement and the consequences of termination pursuant to Sections 10.5.1 or 10.5.2, as applicable, shall apply as if such termination was a termination as to which such consequences applied. Notwithstanding the foregoing, nothing in this Section 12.2 will excuse or suspend the obligation to make any payment due hereunder in the manner and at the time provided.

12.3.                 Additional Approvals. AstraZeneca and Ironwood will cooperate and use respectively all reasonable efforts to make all other registrations, filings and applications, to give all notices and to obtain as soon as practicable all governmental or other consents, transfers, approvals, orders, qualifications authorizations, permits and waivers, if any, and to do all other things necessary or desirable for the consummation of the transactions as contemplated hereby. Neither Party will be required, however, to divest or out-license products or assets or materially change its business if doing so is a condition of obtaining any governmental approvals of the transactions contemplated by this Agreement.

12.4.                 Waiver and Non-Exclusion of Remedies. A Party’s failure to enforce, at any time or for any period of time, any provision of this Agreement, or to exercise any right or remedy will not constitute a waiver of that provision, right or remedy or prevent such Party from enforcing any or all provisions of this Agreement and exercising any rights or remedies. To be effective any waiver must be in writing. The rights and remedies provided in this Agreement are cumulative and do not exclude any other right or remedy provided by law or otherwise available except as expressly set forth in this Agreement.

12.5.                 Notices.

12.5.1.                  Notice Requirements. Any notice, request, demand, waiver, consent, approval or other communication permitted or required under this Agreement must be in writing, must refer specifically to this Agreement and will be deemed given only if delivered by hand, sent by facsimile transmission (with transmission confirmed), by PDF e-mail attachment with digital return receipt, or by internationally recognized overnight delivery service that maintains records of delivery, addressed to the Parties at their respective addresses specified in Section 12.5.2 or to such other address as the Party to whom notice is to be given may have provided to the other Party in accordance with this Section 12.5.1. Such Notice will be deemed to have been given as of the date delivered by hand, transmitted by facsimile (with transmission confirmed) or by PDF e-mail attached with digital return receipt, or on the second business day (at the place of delivery) after deposit with an internationally recognized overnight delivery service. This Section 12.5.1 is not intended to govern the day-to-day business communications necessary between the Parties in performing their obligations under the terms of this Agreement.

12.5.2.                  Address for Notice.

For Ironwood:

Ironwood Pharmaceuticals, Inc.

301 Binney Street

Cambridge, MA 02142

United States of America

Attention: General Counsel

Fax: +1 (617) 494-0480

E-mail: [**]

With a copy to:

Ropes & Gray LLP

Prudential Tower

800 Boylston Street

Boston, MA 02199-3600

United States of America

Attention: Marc A. Rubenstein, Esq.

Fax: +1 (617) 235 0706

E-mail: marc.rubenstein@ropesgray.com

For AstraZeneca:

AstraZeneca Shanghai Zhangjiang Park

No. 199 Liangjing Road

201203

China

Attention: VP of Alliances & Business Development, AstraZeneca China

E-mail: [**]

With a copy to:

Covington & Burling LLP

Salesforce Tower, 415 Mission Street, Suite 5400

San Francisco, CA 94105-2533

Attention: Amy L. Toro, Esq.

(415) 591-7086

E-mail: atoro@cov.com

and to:

AstraZeneca UK Limited

Corporate Legal

1 Francis Crick Ave.

Cambridge

CB2 0AA

England

Attention: Deputy General Counsel

E-mail: legalnotices@astrazeneca.com

12.6.                 Entire Agreement. This Agreement, together with the Transition Services Agreement and the Tripartite Agreement, constitutes the entire agreement between the Parties with respect to the subject matter of this Agreement. This Agreement supersedes all prior agreements, whether written or oral, with respect to the subject matter of this Agreement. This Agreement specifically amends and restates the Prior Agreement, and the terms and provisions of the Prior Agreement in respect of all matters, whether arising before, on, or after the Amendment Date, except as amended and restated herein, shall be terminated and of no further force or effect. Each Party confirms that it is not relying on any representations, warranties or covenants of the other Party except as specifically set out in this Agreement. Nothing in this Agreement is intended to limit or exclude any liability for fraud. All Exhibits or Schedules referred to in this Agreement are intended to be and are hereby specifically incorporated into and made a part of this Agreement. In the event of any inconsistency between any such Exhibits or Schedules and this Agreement, the terms of this Agreement will govern.

12.7.                 Language. Meetings of the JSC and all other meetings between the Parties will be conducted in English. All documents prepared by one Party hereunder for the purpose of distribution to the other Party for JSC meetings shall be written in English except as otherwise agreed by the Parties in writing or in any Ancillary Agreement. [**]. Any other documents not covered above shall be provided in the language in which such document was generated or received by AstraZeneca without any obligation of AstraZeneca to have such document translated into English [**]. [**] will be solely responsible for the costs and expenses relating to any translation that is required in order to make Regulatory Submissions in the Territory as contemplated hereunder or other filings required by Applicable Law.

12.8.                 Amendment. Any amendment or modification of this Agreement must be in writing and signed by authorized representatives of both Parties.

12.9.                 Assignment. Neither Party may assign its rights or delegate its obligations under this Agreement, in whole or in part without the prior written consent of the other Party, except that, subject to the other terms of this Agreement, (a) each Party will always have the right, without such consent, (i) to perform any or all of its obligations and exercise any or all of its rights under this Agreement through any of its Affiliates, (ii) on written notice to the other Party, assign any or all of its rights and delegate or subcontract any or all of its obligations hereunder to any of its Affiliates, and (iii) to assign this Agreement in its entirety to a Future Acquirer in connection with a Change of Control of such Party, (b) AstraZeneca may [**], and (c) Ironwood may, without such consent, monetize all or a portion of the value of the milestone payments to which it may be entitled under Section 6.4 and payments it is entitled to receive under Section 6.5 by assigning to one Third Party (a “Revenue Buyer”) the right to receive such milestone payments and other payments (a “Monetization Transaction”), subject to compliance with the following:

(A)             Ironwood shall provide to AstraZeneca a copy of the agreement(s) effecting the Monetization Transaction (or any amendments thereto) reasonably in advance of execution thereof in order to allow AstraZeneca an opportunity to confirm that the agreement complies with the provisions of this Agreement. Ironwood shall also provide AstraZeneca with an executed copy of the Monetization Transaction and an amendments thereto. Copies provided pursuant to this clause (A) may be redacted with respect to information not pertinent to compliance with this Agreement.

(B)              AstraZeneca shall make such payments to the Revenue Buyer as directed by Ironwood, provided that AstraZeneca is not required under this Agreement to make payments to more than one account.

(C)              Ironwood has put in place adequate and customary confidentiality provisions at least as stringent as those applicable to Ironwood hereunder (including a term of confidentiality at least as long as the Term) with the Revenue Buyer and no Confidential Information disclosed by AstraZeneca to Ironwood will be disclosed to any of AstraZeneca’s competitors that are engaged in the business of developing and commercializing pharmaceutical products.

(D)             AstraZeneca shall not incur any incremental tax liability as a result of the Monetization Transaction (other than tax liability Ironwood reimburses in advance of any payment by AstraZeneca and if not AstraZeneca may deduct such incremental tax liability from the payments made to the Revenue Buyer).

(E)              Ironwood has not assigned any rights to enforce any provision of this Agreement to the Revenue Buyer (including the right to audit), provided that Ironwood’s agreement to exercise its rights hereunder at the direction of a Revenue Buyer will not be deemed such an assignment.

(F)              AstraZeneca is not required to deliver notices or provide reports directly to the Revenue Buyer and Ironwood shall not disclose any documents that would cause AstraZeneca to waive attorney-client privilege.

(G)             All other provisions set forth in the Monetization Transaction that would affect AstraZeneca are reasonable and customary.

(H)             For clarity, AstraZeneca shall not be required to generate any additional reports or new information to be provided to the Revenue Buyer and shall not be required to deliver any reports or information directly to the Revenue Buyer.

(I)                Notwithstanding anything in this Section 12.9, each Party will remain responsible for any failure to perform on the part of any of its Affiliates. Any attempted assignment or delegation in violation of this Section 12.9 will be void.

12.10.             [**]

12.11.             [**]

12.12.             No Benefit to Others. The provisions of this Agreement are for the sole benefit of the Parties and their successors and permitted assigns, and they will not be construed as conferring any rights in any other persons except as otherwise expressly provided in this Agreement.

12.13.             Counterparts. This Agreement may be executed in any number of counterparts, each of which will be deemed an original and all of which taken together will be deemed to constitute one and the same instrument. An executed signature page of this Agreement delivered by facsimile transmission, including signatures in a fixed electronic format such as a PDF, will be as effective as an original executed signature page.

12.14.             Severability. To the fullest extent permitted by Applicable Law, the Parties waive any provision of law that would render any provision in this Agreement invalid, illegal or unenforceable in any respect. If any provision of this Agreement is held to be invalid, illegal or unenforceable, in any respect, then such provision will be given no effect by the Parties and will not form part of this Agreement. To the fullest extent permitted by Applicable Law and if the rights or obligations of any Party will not be materially and adversely affected, all other provisions of this Agreement will remain in full force and effect and the Parties will use their best efforts to negotiate a provision in replacement of the provision held invalid, illegal or unenforceable that is consistent with Applicable Law and achieves, as nearly as possible, the original intention of the Parties.

12.15.             Further Assurance. Each Party will perform all further acts and things and execute and deliver such further documents as may be necessary or as the other Party may reasonably require to implement or give effect to this Agreement.

12.16.             Publicity. The Parties will consult with each other reasonably and in good faith with respect to the text and timing of any press releases relating to this Agreement or the activity hereunder prior to the issuance thereof, provided that a Party may not unreasonably withhold consent to such releases, and that either Party may issue such press releases as it determines, based on advice of counsel, are reasonably necessary to comply with laws or regulations or for appropriate market disclosure or which are consistent with information disclosed in prior releases properly made hereunder.

12.17.             Certain Conventions. Any reference in this Agreement to an Article, Section, subsection, paragraph, clause, Schedule or Exhibit will be deemed to be a reference to an Article, Section, subsection, paragraph, clause, Schedule or Exhibit, of or to, as the case may be, this Agreement, unless otherwise indicated. Unless the context of this Agreement otherwise requires, (a) all definitions set forth herein will be deemed applicable whether the words defined are used herein with initial capital letters in the singular or the plural, (b) the word “will” will be construed to have the same meaning and effect as the word “shall,” (c) any definition of or reference to any agreement, instrument or other document herein will be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (d) any reference herein to any Person will be construed to include the Person’s successors and assigns, (e) the word “notice” will mean notice in writing (whether or not specifically stated) and will include notices, consents, approvals and other written communications contemplated under this Agreement, (f) provisions that require that a Party, the Parties or any committee hereunder “agree,” “consent” or “approve” or the like will require that such agreement, consent or approval be specific and in writing, whether by written agreement, letter, approved minutes or otherwise (but excluding e-mail and instant messaging), (g) references to any specific law, rule or regulation, or article, section or other division thereof, will be deemed to include the then-current amendments thereto or any replacement or successor law, rule or regulation thereof and (h) the term “or” will be interpreted in the inclusive sense commonly associated with the term “and/or”, (i) words of any gender include each other gender, (j) words such as “herein”, “hereof” and “hereunder” refer to this Agreement as a whole and not merely to the particular provision in which such words appear, (k) words using the singular will include the plural, and vice versa, (l) the words “include,” “includes” and “including” will be deemed to be followed by the phrase “but not limited to”, “without limitation”, “inter alia” or words of similar import and (m) unless “business days” is specified, “days” will mean “calendar days.”

12.18.             Relationship of the Parties. The status of a Party under this Agreement will be that of an independent contractor. Nothing contained in this Agreement will be construed as creating a partnership, joint venture, or agency relationship between the Parties or, except as otherwise expressly provided in this Agreement, as granting either Party the authority to bind or contract any obligation in the name of or on the account of the other Party or to make any statements, representations, warranties, or commitments on behalf of the other Party. All Persons employed by a Party or any of its Affiliates are employees of such Party or its Affiliates and not of the other Party or such other Party’s Affiliates and all costs and obligations incurred by reason of any such employment will be for the account and expense of such Party or its Affiliates, as applicable.

(Remainder of page left blank; signature page follows)

IN WITNESS WHEREOF, duty authorized representatives of the Parties have duly executed this Agreement to be effective as of the Amendment Date.

IRONWOOD PHARMACEUTICALS, INC.		ASTRAZENECA AB

By:	/s/ Halley Gilbert	By:	/s/ Derek Seaborn

Name:	Halley Gilbert	Name:	Derek Seaborn

Title:	Senior Vice President, Corporate Development and Chief Administrative Officer	Title:	VP Head of Sweden Operations

[Signature Page to Amended and Restated Collaboration Agreement]

EXHIBIT A

Manufacturing Invoices

[**]

EXHIBIT B

2019 Initial Development Plan

[**]

Schedule 1.38

ELEMENTS OF CLINICAL DESIGN SUMMARY

[**]

Schedule 1.47

Composition of Matter Patent RIGHTs

[**]

Schedule 1.93

IRONWOOD EQUIPMENT

[**]

Schedule 1.106

licensed compound

[**]

Schedule 1.110

MD-7246 PATENT RIGHTS

[**]

Schedule 1.141

Purchased INVENTORY

[**]

Schedule 1.144

PURCHASED REGULATORY APPROVALS AND SUBMISSIONS

[**]

Schedule 1.159

PATENTS FOR EXISTING PRODUCT

[**]

Schedule 5.2.2(a)

EXCEPTIONS TO IRONWOOD’S OBLIGATION REGARDING DISCLOSURE OF REGULATORY SUBMISSIONS

[**]

Schedule 5.2.2(b)

EXCEPTIONS TO IRONWOOD’S OBLIGATION REGARDING DEVELOPMENT ACTIVITY UPDATES

[**]

Schedule 5.3.1(a)

PURCHASE ORDERS LIST

[**]

Schedule 5.3.1(c)

ANCILLARY SUPPLY SERVICES

[**]

Schedule 5.3.3

[**]

Schedule 5.6.1

EXCEPTIONS TO ASTRAZENECA’S PUBLICATION OBLIGATION

[**]

Schedule 8.2

DISCLOSURE SCHEDULE

[**]

Schedule 8.2(a)

Ironwood Patent Rights

As of Effective Date:

Ironwood Ref. No.	Title	Country	Status	Application Date	Application No.	Registration No.	Ownership
IW003PCT1CN1	Methods and Compositions for the Treatment of Gastrointestinal Disorders	China	Registered	January 28, 2004	200480008533.9	200480008533.9	Ironwood
IW003PCT1CN2	Treatment of Gastrointestinal Disorders	China	Pending	December 30, 2009	200910266225.0		Ironwood
IW003PCT1HK1	Methods and Compositions for the Treatment of Gastrointestinal Disorders	Hong Kong	Registered	November 23, 2005	05110618.6	HK1078768	Ironwood
IW003PCT2CN1	Methods and Compositions for the Treatment of Gastrointestinal Disorders	China	Pending	March 8, 2005	200580014557.X		Ironwood
IW003PCT2CN2	Methods and Compositions for the Treatment of Gastrointestinal Disorders	China	Pending	March 8, 2005	201010527728.1		Ironwood
IW003PCT2HK1	Methods and Compositions for the Treatment of Gastrointestinal Disorders	Hong Kong	Pending	March 29, 2007	07105714.7		Ironwood
IW057PCT1CN1	Stable Solid Formulation of A GC-C Receptor Agonist Polypeptide Suitable for Oral Administration	China	Pending	August 14, 2009	200980140931.9		Ironwood
IW057PCT1CN1HK1	Stable Solid Formulation of A GC-C Receptor Agonist Polypeptide Suitable for Oral Administration	Hong Kong	Pending	August 14, 2009	200980140931.9		Ironwood
IW087PCT1CN1	Treatments for Gastrointestinal Disorders	China	Pending	February 17, 2011	TBD		Ironwood
IW082PCT1	Treatment of Constipation-Predominant Irritable Bowel Syndrome	PCT	Pending	September 9, 2011	PCT/US2011/051080		[**]
IW099PCT1	Linaclotide Formulations	PCT	Pending	August 8, 2011	PCT/US2011/047434		[**]
[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]

As of Amendment Date:

Ironwood Ref. No.	Title	Country	Status	Application Date	Application No.	Registration No.	Ownership
[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]
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Schedule 8.2(b)(ii)

[**]

Schedule 8.2(c)

[**]

Schedule 8.3

certain existing az in-licensed Products

[**]

Schedule 9.5.2

AZ PRODUCT TRADEMARKS

[**]